SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

WILSHIRE ENTERPRISES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $1.00 per share.

(2)	Aggregate number of securities to which transaction applies: 7,926,248 shares of Common Stock of Wilshire Enterprises, Inc., plus 10,000 shares of Common Stock issuable upon the exercise of stock options with an exercise price less than $3.88 per share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was based upon 7,926,248 shares of Common Stock outstanding, multiplied by the $3.88 per share merger consideration ($30,753,842.24) plus the difference between the $3.88 per share merger consideration and the $3.32 exercise price of the options multiplied by the 10,000 shares of Common Stock subject to the options ($5,600) ($30,753,842.24 plus $5,600 equals $30,759,442.24). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.00003930 by the aggregate value calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $30,759,442.24

(5)	Total fee paid: $1,209

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

WILSHIRE ENTERPRISES, INC.
1 GATEWAY CENTER
NEWARK, NEW JERSEY 07102

August 5, 2008

TO OUR STOCKHOLDERS:

You are cordially invited to attend a special meeting of stockholders of Wilshire Enterprises, Inc., a Delaware corporation (the “Company” or “Wilshire”), to be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 at 11:30 A.M. on Wednesday, September 17, 2008.

The notice of meeting and proxy statement on the following pages describe the matters to be presented at the meeting.

As described in the accompanying notice of meeting and proxy statement, you will be asked to consider and vote upon a proposal to adopt a merger agreement pursuant to which a wholly-owned subsidiary of NWJ Apartment Holdings Corp., an affiliate of NWJ Companies, will be merged with and into Wilshire, for a merger consideration of $3.88 per share of Wilshire common stock in cash, without interest. We encourage you to review the proxy statement carefully to learn more about this proposed transaction. The board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” approval of an adjournment of the special meeting, if necessary, to solicit additional proxies. It is important that your shares be represented at this meeting to ensure the presence of a quorum. In addition, because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Wilshire's common stock, a failure to vote will have the same effect as a vote “AGAINST” adoption of the merger agreement. Whether or not you plan to attend the meeting, we urge you to have your shares represented by taking a moment to submit a proxy by telephone, via the Internet, or by using the enclosed proxy card, at your earliest convenience. Unless the proxy is validly revoked by you, your shares will be voted in accordance with the instructions you give in your proxy.

Thank you for your attention to this matter and for your continued support.

Sincerely,

/s/ S. Wilzig Izak

S. Wilzig Izak
Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this document, passed upon the merits or fairness of such transactions or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED AUGUST 5, 2008, AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT AUGUST 6, 2008.

WILSHIRE ENTERPRISES, INC.
1 GATEWAY CENTER
NEWARK, NEW JERSEY 07102

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 17, 2008

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Wilshire Enterprises, Inc., a Delaware corporation (hereinafter called the “Company” or “Wilshire”), will be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 at 11:30 A.M. on Wednesday, September 17, 2008 for the following purposes:

(1)	To adopt a merger agreement pursuant to which a wholly-owned subsidiary of NWJ Apartment Holdings Corp., an affiliate of NWJ Companies, will be merged with and into Wilshire and the stockholders of Wilshire will be entitled to receive for each share of Company common stock outstanding immediately prior to the merger, other than shares as to which appraisal rights are properly exercised, the sum of $3.88 in cash, without interest; and
(2)	To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement described above.

Stockholders of record at the close of business on July 25, 2008 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

We have enclosed the following documents relating to the merger, each of which should be reviewed carefully, along with the information contained in this proxy statement, in your evaluation of the proposed transactions:

(A)	the merger agreement, dated as of June 13, 2008, by and among Wilshire, NWJ Apartment Holdings Corp. (“NWJ”) and a wholly-owned subsidiary of NWJ called NWJ Acquisition Corp. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Wilshire, and each share of Wilshire common stock outstanding immediately prior to the effective time of the merger, other than shares as to which appraisal rights are properly exercised, will be converted into the right to receive merger consideration consisting of $3.88 in cash, without interest; we refer to this agreement as the “merger agreement,” and it is attached to this proxy statement as Annex A;
(B)	a form of Voting Agreement, which holders representing approximately 26.5% of Wilshire's outstanding shares of common stock have signed, pursuant to which such holders have agreed to vote their shares in favor of adoption of the merger agreement, which Voting Agreement is attached to this proxy statement as Annex B;
(C)	an opinion of Friedman, Billings, Ramsey & Co., Inc., which was delivered to the Wilshire board of directors in connection with the execution of the merger agreement, a copy of which is attached to this proxy statement as Annex C; and
(D)	a copy of Section 262 of the General Corporation Law of the State of Delaware, outlining your rights to require appraisal of your shares of common stock, which is attached to this proxy statement as Annex D.

Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend the meeting in person, kindly sign, date and return the enclosed white proxy card and mail it promptly in the enclosed return envelope, or follow the instructions provided for submitting a proxy by telephone or the Internet. Each proxy granted may be revoked by the stockholder appointing such proxy at any time before it is voted. If you receive more than one white proxy card because your shares are registered in different names or addresses, each white proxy card should be signed and returned to ensure that all of your shares will be voted. If you submit more than one proxy with respect to the same shares, the last dated proxy you submit (by any means) will supersede any previously submitted proxy. Also, if you submit a proxy by using the enclosed proxy card or by telephone or the Internet, and later decide to attend the special meeting, you may revoke your previous proxy by attending the meeting and voting in person. Attendance at the meeting alone will not revoke any previously submitted proxy.

YOU MAY SUBMIT A PROXY FOR YOUR SHARES ELECTRONICALLY ON THE INTERNET, BY TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

By Order of the Board of Directors

/s/ S. Wilzig Izak

S. WILZIG IZAK
Chairman of the Board and Chief Executive Officer

Dated: August 5, 2008

PAGE
PROXY STATEMENT	1
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MERGER AGREEMENT	3
SUMMARY	7
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION	14
MARKET PRICE AND DIVIDEND INFORMATION	14
THE SPECIAL MEETING	16
Time, Place, and Purposes of the Special Meeting	16
Record Date and Quorum	16
Required Votes	16
Proxies; Revocation	16
Submitting Proxies Via the Internet or by Telephone	17
Adjournments and Postponements	17
Solicitation of Proxies	18
THE PARTIES TO THE MERGER	18
BACKGROUND TO THE PROPOSAL RELATING TO THE MERGER	19
REASONS FOR AND BENEFITS OF THE MERGER	25
RISK FACTORS AND DETRIMENTS RELATED TO THE MERGER	26
PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT PURSUANT TO WHICH A WHOLLY-OWNED SUBSIDIARY OF NWJ WILL MERGE WITH AND INTO WILSHIRE FOR A MERGER CONSIDERATION TO THE STOCKHOLDERS OF WILSHIRE OF $3.88 PER SHARE IN CASH	27
The Merger	27
Stock Options and Restricted Shares	27
Regulatory Approvals Applicable to the Merger	27
Conditions of Closing	27
Representations and Warranties	29
Interim Operations	30
Amendments to the Merger Agreement	32
Restrictions on Solicitations of Other Offers	32
Termination and Termination Fees	34
Payment of Merger Consideration and Surrender of Stock Certificates	35
Accounting Treatment	36
Merger Financing/Sources of Funds	36
Conduct of the Business of Wilshire if the Merger is Not Completed	37
Appraisal Rights	37
Material U.S. Federal Income Tax Consequences	40
Interests of Officers and Directors in the Merger	41
Fees and Expenses	42
The Voting Agreements	42
Opinion of Financial Advisor	42
Board Recommendation	46
PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING	47
Board Recommendation	47

i

PAGE
PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT	47
STOCKHOLDER PROPOSALS	49
ANNEXES
A. Agreement and Plan of Merger
B. Voting Agreement
C. Opinion of Friedman, Billings, Ramsey & Co., Inc.
D. Section 262 of the General Corporation Law of the State of Delaware

ii

WILSHIRE ENTERPRISES, INC.
1 GATEWAY CENTER
NEWARK, NEW JERSEY 07102

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors of Wilshire Enterprises, Inc. (“Wilshire,” the “Company,” “our company,” “we,” “our,” “us,” and any derivations thereof) of proxies to be voted at a special meeting of stockholders to be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 at 11:30 A.M. on Wednesday, September 17, 2008, and at any adjournment or adjournments thereof. Holders of record of shares of common stock, par value $1.00 per share (“common stock”), of Wilshire as of the close of business on July 25, 2008 (the “record date”), will be entitled to notice of and to vote at the special meeting and any adjournment or adjournments thereof. As of the record date, there were 7,926,248 shares of common stock issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote on any matter presented to the holders of the common stock at the special meeting.

We are mailing this proxy statement, and the related proxy card, on or about August 6, 2008, to all Wilshire stockholders as of the record date. We have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the proxy statement so that such record holders are able to supply such materials to beneficial owners as of the record date. We will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional materials furnished to stockholders. Further, we have engaged The Altman Group to assist us in soliciting proxies. The Altman Group will receive a fee of approximately $6,000 plus reasonable out-of-pocket expenses for this work.

You may ensure that your shares are voted by completing and returning the enclosed white proxy card, by submitting a proxy by telephone or the Internet, or by voting in person at the special meeting. Whether or not you plan to attend the meeting, please take the time to submit a proxy.

Your shares may be voted by one of the following methods:

•	by traditional paper proxy card;
•	by submitting a proxy on the telephone;
•	by submitting a proxy via the Internet; or
•	in person at the special meeting.

Please take a moment to read the instructions, choose the way to submit a proxy that you find most convenient and submit your proxy as soon as possible.

Submitting a Proxy Card.  If the white proxy card is properly executed and returned, the shares of common stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of common stock represented by executed white proxy cards will be voted “FOR” adoption of the merger agreement and “FOR” approval of an adjournment of the special meeting, if necessary, to solicit additional proxies.

Any stockholder who has submitted a proxy may revoke it by written notice addressed to and received by the Secretary of Wilshire or by submitting a later dated proxy card with respect to the same shares at any time before the proxy is voted (or by submitting a later dated proxy by telephone or the Internet at any time prior to the deadline for submitting a proxy by telephone or via the Internet) or by attending the special meeting and voting in person. Merely attending the special meeting, without voting, will not revoke a previously submitted proxy.

Submitting a Proxy by Telephone or via the Internet.  If you are a stockholder of record (that is, if your stock is registered with Wilshire in your own name), you may submit a proxy by telephone, or through the Internet, by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program that allows you to submit a proxy by telephone or the Internet. If so, the voting form your nominee sent you will provide instructions for submitting your proxy by telephone or via the Internet. The last dated proxy you submit (by any means) will supersede any previously submitted proxy. Also, if you submit a proxy by telephone or the Internet, and later decide to attend the special meeting, you may revoke your previously submitted proxy and vote in person at the meeting.

The deadline for submitting a proxy by telephone or through the Internet as a stockholder of record is 7:00 p.m., EST, on September 16, 2008. For stockholders whose shares are registered in the name of a broker or other nominee, please consult the instructions provided by your broker for information about the deadline for submitting a proxy by telephone or through the Internet.

Voting in Person.  If you attend the special meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Attendance at the special meeting will not, by itself, result in the revocation of a previously submitted proxy. Even if you are planning to attend the special meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the special meeting.

The presence, in person or by proxy, of the holders of record of a majority of the issued and outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

If you hold your shares of Wilshire common stock through a broker, bank or other representative, generally the broker or your representative may only vote the Wilshire stock that it holds for you in accordance with your instructions. Your broker or representative will not have discretionary authority with respect to your vote on the merger agreement or the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. The stockholder votes required in order to approve the proposals that will be introduced at the special meeting are described in this proxy statement under the caption, “The Special Meeting — Required Votes.”

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MERGER AGREEMENT

The following questions and answers address briefly some questions you may have regarding the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of Wilshire.

Q: What is the proposed transaction?

A: Our stockholders will have the opportunity to adopt a merger agreement, among Wilshire, NWJ and Merger Sub pursuant to which Merger Sub will merge (the “merger”) with and into Wilshire. Wilshire, as the surviving corporation, will become a wholly-owned subsidiary of NWJ and the existing stockholders of Wilshire will be entitled to receive $3.88 per share of Wilshire common stock in cash, without interest (except with respect to those shares as to which appraisal rights have been properly exercised). Each share of Wilshire common stock that is now outstanding will be cancelled.

Q: When do you expect the merger to close?

A: We are working toward completing the merger as quickly as possible. We cannot consummate the merger unless and until the stockholders of Wilshire adopt the merger agreement and the other conditions set forth in the merger agreement are satisfied or waived by the respective parties. Although we cannot be sure when, or if, all of the conditions of the merger agreement will be satisfied or waived, we hope to complete the merger during the third quarter of 2008, shortly after our special meeting is held. If the merger does not occur on or before December 13, 2008, Wilshire and NWJ will each have the right to terminate the merger agreement.

Q: When will I receive the merger consideration?

A: After the consummation of the merger, when you send your share certificates, together with a completed letter of transmittal, to the paying agent, that agent will promptly distribute the merger consideration to you. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q: What other effects will the merger have on Wilshire?

A: As a result of the merger, each share of Wilshire common stock that is now outstanding will be cancelled. Accordingly, Wilshire common stock will no longer be listed on the American Stock Exchange or any other securities exchange and will be eligible for termination of registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, Wilshire will no longer be subject to the reporting requirements of the Exchange Act.

Q: What happens to stock options and restricted shares of common stock in the merger?

A: In connection with the merger, all options to purchase common stock under our employee benefit plans outstanding immediately prior to completion of the merger will become fully vested and exercisable and will, in settlement of each such option, be cancelled at the time the merger is consummated. The holder of each option will receive an amount in cash (subject to any applicable withholding tax) equal to the difference (if any) between $3.88 and the exercise price per share of the option.

Immediately before the effective time of the merger, all applicable forfeiture provisions of restricted shares of Wilshire common stock will lapse, to the extent not already lapsed, and each holder of restricted shares will be entitled to receive the $3.88 per share of Wilshire common stock cash merger consideration for each restricted share as if the share was not restricted.

Q: What are the tax consequences of the merger?

A: The receipt of cash in exchange for shares of Wilshire common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q: Does NWJ have the cash to acquire Wilshire?

A: NWJ and its affiliates are a national real estate organization experienced in acquiring, financing and owning real estate properties. NWJ has advised Wilshire that NWJ intends to pay the merger consideration using Wilshire’s cash at closing, excess proceeds from NWJ’s refinancing of Wilshire’s multifamily and commercial properties and equity financing to be raised by NWJ. The closing of the merger is subject to NWJ's closing of the financing of Wilshire's multifamily apartment properties in an amount of at least $31,100,000.

NWJ has advised Wilshire of the following:

NWJ has obtained a preliminary commitment letter for mortgage loans from a financial lending institution approved under the Fannie Mae Multifamily Delegated Underwriting and Servicing Program of a minimum of $31,100,000 for Wilshire’s multifamily properties. The closing of the financing is subject to the closing of the merger and standard mortgage loan preconditions typical in mortgage financing transactions.

NWJ is negotiating to refinance Wilshire’s commercial properties and has received summaries of indicative terms and conditions for term financing from a California bank and a proposed financing commitment from a Pennsylvania bank.

NWJ (through its affiliate NWJ Companies) plans to raise at least $10,000,000 in equity financing in Wilshire’s multifamily properties pursuant to a private placement with a multifamily rental property investment fund sponsored by a private equity fund that has a prior track record as an investor with NWJ Companies.

NWJ is confident that it will be able to secure the financing despite the current credit market difficulties, and is working with multiple lenders on a contingency basis to ensure that the necessary financing will be available at closing.

Q: Can Wilshire consider other takeover proposals?

A: The merger agreement contains a “go shop” provision, pursuant to which Wilshire was permitted to solicit proposals and engage in discussions and negotiations for a superior transaction from third parties until July 16, 2008. During that period, several parties requested additional information, but no acquisition proposals were received. After such date, Wilshire is not permitted to solicit other proposals and may not engage in discussions regarding alternative proposals except in specified circumstances.

Q: Who must pay the fees and expenses relating to the merger?

A: Each party will bear its own expenses in connection with the merger and the merger agreement, provided that all costs and expenses associated with the preparation of Phase I environmental reports, title commitments, surveys, zoning reports, lien searches and property condition reports obtained in connection with the merger will be borne by Wilshire and all costs and expenses associated with the preparation of real property appraisals obtained in connection with the merger will be borne by NWJ. Expenses incurred in connection with the filing, printing and mailing of this proxy statement will be borne by Wilshire.

Q: Do Wilshire’s directors and executive officers have interests in the merger that may be different from, or in addition to, mine?

A: All of the directors of Wilshire will be required to submit their resignations at the effective time of the merger. The officers and directors of Merger Sub immediately prior to the effective time of the merger will be the officers and directors of the surviving corporation after the merger. The current directors and the Chairman and Chief Executive Officer of Wilshire have options to purchase Wilshire common stock. To the extent that the exercise price of the respective stock options is less than $3.88 per share, option holders will receive, upon the consummation of the merger, an amount in cash equal to the excess between $3.88 and the exercise price or prices (if any) multiplied by the number of shares subject to the options. Only Sherry Wilzig Izak, Wilshire's Chairman of the Board and Chief Executive Officer, holds options with an exercise price that is less than $3.88 per share. Ms. Izak holds options to purchase 10,000 shares of Wilshire common stock at an exercise price of $3.32 per share, and will receive $5,600 for her options upon the consummation of the merger. Pursuant to Ms. Izak's March 29, 2004 severance agreement, she will receive $200,000 in cash upon her termination of employment at the effective time of the merger. NWJ has extended an offer to Ms. Izak to act as a consultant for one year to assist in the transition and redevelopment of the Wilshire properties, for a fee of $250,000. Ms. Izak and NWJ are discussing the offer. Pursuant to the merger agreement, restrictions on all outstanding restricted shares will lapse. Francis J. Elenio, Wilshire's Chief Financial Officer, holds 16,333 restricted shares, which will vest upon the earlier of the consummation of the merger and September 5, 2008. The merger agreement also provides for the continuation of indemnification and insurance for Wilshire's directors and officers for customary events occurring at or before the merger, including those that are related to the merger agreement.

Q: Did the board of directors receive a fairness opinion?

A: Yes. Wilshire retained Friedman, Billings, Ramsey & Co., Inc. to provide an opinion to Wilshire’s board of directors addressing the fairness, from a financial point of view, of the consideration to be paid to Wilshire's stockholders in connection with the proposed merger. A copy of the opinion is attached to this proxy statement as Annex C.

Q: Do I have a right to seek appraisal for my shares in connection with the merger?

A: If and upon the effective date of the merger, any holder of Wilshire common stock who does not vote in favor of the merger and has complied with all the provisions of Section 262 of the General Corporation Law of the State of Delaware concerning the right of holders of common stock to require appraisal of their shares, including submitting a timely written demand for appraisal prior to the taking of the vote on the merger agreement at the special meeting, shall not be converted into the right to receive the merger consideration, and such holders shall be entitled to receive payment of the fair value of their shares of common stock in accordance with the provisions of Section 262 of the General Corporation Law of the State of Delaware; provided, however, that if such dissenting stockholder withdraws the demand for appraisal or fails to perfect or otherwise loses such holder's right of appraisal in respect of the holder's shares, in any case pursuant to Section 262 of the General Corporation Law of the State of Delaware, such shares shall be deemed to be converted as of the effective date of the merger into the right to receive the merger consideration for each of such holder's shares in accordance with the provisions of the merger agreement. As of the effective date of the merger, any dissenting stockholder shall cease to have any rights with respect to such holder's shares, except the rights set forth in Section 262 of the General Corporation Law of the State of Delaware and as provided in the previous sentence. Wilshire shall give NWJ prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the General Corporation Law of the State of Delaware and shall give NWJ the opportunity to participate in all negotiations and proceedings with respect thereto. Wilshire may not, except with the prior written consent of NWJ, voluntarily make any payment with respect to any demands for appraisal or settle or compromise, or offer to settle or compromise, any such demands.

Q: What vote of our stockholders is required to adopt the merger agreement?

A: For us to consummate the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” adoption of the merger agreement. Failure to vote or an abstention will have the same effect as a vote “AGAINST” adoption of the merger agreement. Each of the directors and executive officers of Wilshire and the Estate of Siggi B. Wilzig has entered into a voting agreement, agreeing to vote such holder's shares of common stock (representing in the aggregate approximately 26.5% of the issued and outstanding shares of common stock) in favor of adoption of the merger agreement.

Q: How does Wilshire’s board of directors recommend that I vote?

A: Our board of directors believes that the terms of the merger agreement and the proposed merger are advisable and are fair to, and in the best interests of, Wilshire’s stockholders. Our board of directors unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement and “FOR” the approval of an adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q: Why does the board think it is advisable for Wilshire to consummate the merger?

A: Our board of directors has been seeking to maximize stockholder value for some time through a sale transaction. Together with our financial advisor, Friedman, Billings, Ramsey & Co., Inc. (“FBR”), we have conducted an orderly sale process (approaching over 90 potential strategic or financial bidders and over 50 potential strategic or financial bidders in the subsequent go shop period), and our board believes the merger agreement that has been negotiated with NWJ is in the best interest of our stockholders. We recommend that you read “Reasons for and Benefits of the Merger” beginning on page 25 for a discussion of the factors that our board of directors considered in deciding to make this recommendation.

Q: What do I need to do now?

A: After you have carefully read this proxy statement, you should indicate on your proxy card how you want your shares to be voted, and then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at our special meeting. Alternatively, you may follow the instructions on the proxy card to submit your proxy by telephone or via the Internet. In addition, you may attend our meeting in person and vote, whether or not you have previously submitted a proxy.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares on the adoption of the merger agreement. Without those instructions, your broker will not have the authority to vote your shares on the adoption of the merger agreement and your shares will be treated as “broker non-votes”.

Q: What does it mean if I get more than one proxy or vote instruction card?

A: If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy and vote instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q: May I change my vote after I have submitted a proxy?

A: Yes. Any stockholder who has submitted a proxy (whether by returning the proxy card or submitting a proxy by telephone or via the Internet) may revoke it at any time before it is voted, by written notice addressed to and received by the Secretary of Wilshire, by submitting a later dated proxy card with respect to the same shares (or by submitting a later dated proxy by telephone or via the Internet) or by attending the special meeting and voting in person. Merely attending the special meeting, without voting, will not revoke a previously submitted proxy. If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee to change your vote. Please note that you may submit an Internet or telephone proxy only up until 7:00 p.m. on September 16, 2008, and not until the time at which the shares are voted.

Q: Should I send in my stock certificates now?

A: No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q: Whom should I call with questions or to obtain additional copies of this proxy statement?

A: If you have questions about the special meeting or if you need additional copies of this proxy statement, you should contact:

Francis J. Elenio, Secretary
Wilshire Enterprises, Inc.
1 Gateway Center
Newark, New Jersey 07102
Phone: 201-420-2796
Fax: 201-420-6012
Email: felenio@wilshirewoc.com

You may also contact our proxy solicitation agent, The Altman Group, toll free at 800-398-3191. If your broker holds your shares, you should call your broker for additional information.

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Certain items in this summary include a page reference directing you to a more complete description of that item.

The Parties (See page 18)

Wilshire Enterprises, Inc.
1 Gateway Center
Newark, New Jersey 07102
Telephone: 201-420-2796

Wilshire is principally engaged in acquiring, owning and operating real estate properties. Wilshire currently owns multi-family properties, office space, retail space, and land located in the states of Arizona, Texas and New Jersey. In recent years Wilshire has been exploring opportunities to sell or merge its business.

NWJ Apartment Holdings Corp.
c/o NWJ Companies, Inc.
9 East 40th Street
9th Floor
New York, New York 10016
(212) 202-1461

NWJ is a Maryland corporation formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than the activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. NWJ is wholly owned by Nickolas W. Jekogian, III.

Mr. Jekogian is the founder and principal owner of NWJ Companies, a national, multi-family property ownership and investment organization that owns a portfolio of more than 3,500 units in 18 markets including New York City; Philadelphia, PA; Washington, D.C; Baltimore, MD; Las Vegas, NV; Indianapolis, IN; Kansas City, MO; Albuquerque, NM; Phoenix, AZ; Albany, NY; Richmond, VA; and Houston, TX. Founded in 1991, the company has construction, leasing, management, financing and brokerage capabilities.

NWJ Acquisition Corp.
c/o NWJ Companies, Inc.
9 East 40th Street
9th Floor
New York, New York 10016
(212) 202-1461

Merger Sub is a Delaware corporation formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than the activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. The current owner of Merger Sub is NWJ.

The Special Meeting (See page 16)

Time, Place and Date

The special meeting will be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 at 11:30 A.M. on Wednesday, September 17, 2008.

Purposes

At the special meeting, you will be asked to vote on the following proposals:

•	to adopt the merger agreement; and
•	to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

Record Date and Quorum

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on July 25, 2008, the record date for our special meeting. As of the record date, there were 7,926,248 shares of common stock issued, outstanding and entitled to one vote per share at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the issued and outstanding shares of common stock constitute a quorum for purposes of considering the proposals. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.

Required Votes

The approval of Proposal 1 — the adoption of the merger agreement — will require the affirmative vote of the holders of a majority of the outstanding shares of Wilshire’s common stock. Abstentions and broker non-votes will have the same effect as negative votes. Each of the directors and executive officers of Wilshire and the Estate of Siggi B. Wilzig has entered into a voting agreement, agreeing to vote the holder's shares of common stock (representing approximately 26.5% of the issued and outstanding shares of common stock) in favor of adoption of the merger agreement.

The approval of Proposal 2 — approval of an adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement — will require the affirmative vote of holders of a majority of the common stock present or represented by proxies at the special meeting and entitled to vote on the matter. Abstentions will have the same effect as negative votes and broker non-votes will have no effect.

Voting and Proxies

Any Wilshire stockholder of record entitled to vote may submit a proxy by telephone, the Internet or returning the enclosed proxy card by mail, or may vote in person by casting a ballot at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

Revocability of Proxy

Any Wilshire stockholder of record who executes and returns a proxy card or submits a proxy via telephone or the Internet may revoke the proxy at any time before it is voted in any one of the following ways:

•	filing with our corporate Secretary, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;
•	sending a later-dated proxy card relating to the same shares to our corporate Secretary, at or before the special meeting;
•	submitting a later-dated proxy by the Internet or by telephone, at or before the special meeting; or
•	attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions. Please note that you may submit an Internet or telephone proxy only up until 7:00 p.m. on September 16, 2008, and not until the time at which the shares are voted.

The Merger (See page 27)

The proposed merger is structured so that a wholly-owned subsidiary of NWJ will merge with and into Wilshire and Wilshire, as the surviving corporation, will become a wholly-owned subsidiary of NWJ. A copy of the agreement and plan of merger, dated as of June 13, 2008, among Wilshire, NWJ and Merger Sub, is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Consideration to be Received in the Merger (See page 35)

If the merger is consummated, Wilshire’s stockholders will be entitled to receive $3.88 in cash per outstanding share of Wilshire common stock, except for stockholders who properly exercise and do not withdraw their statutory appraisal rights, and all stockholders will cease to hold any equity interest in Wilshire.

Treatment of Stock Options and Restricted Shares (See page 27)

In connection with the merger, all options to purchase Wilshire common stock under our employee benefit plans outstanding immediately prior to completion of the merger will become fully vested and exercisable and will, in settlement of each such option, be cancelled at the time the merger is completed. The holder of each option will receive an amount in cash (subject to any applicable withholding tax) equal to the difference between $3.88 and the lower exercise price per share.

Each share of common stock granted subject to vesting or other lapse restrictions pursuant to any stock plan of Wilshire which is outstanding immediately prior to the effective time of the merger shall vest and become free of such restrictions immediately prior to the effective time of the merger and shall be converted into the right to receive $3.88, less any required withholding taxes, which withholding taxes shall be paid by the paying agent to Wilshire.

Risk Factors (See page 26)

You should consider the risks associated with the merger, as considered by our board of directors during its deliberations.

Opinion of Financial Advisor (See page 42)

In deciding to approve the merger and the merger agreement, our board of directors considered the opinion of Friedman, Billings, Ramsey & Co., Inc. (which we refer to in this proxy statement as FBR), that as of the date of its opinion, subject to and based upon the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in the opinion, the cash consideration of $3.88 per share to be received by holders of our common stock pursuant to the merger agreement, was fair from a financial point of view to such holders. Such opinion is addressed to our board of directors, is directed only to the consideration issue referenced above, and does not constitute a recommendation as to how any of our stockholders should vote with respect to any of the matters to be presented at the special meeting. The full text of the opinion is attached as Annex C to this proxy statement. We recommend that you read the opinion carefully in its entirety.

Pursuant to the terms of the letter agreement pursuant to which FBR was engaged, we have agreed to pay FBR a fee of $1.45 million in connection with the consummation of the merger, which includes a $250,000 fee payable to FBR upon delivery of its fairness opinion and a $100,000 retainer fee, which has been paid to FBR. A significant portion of FBR’s fee is contingent upon closing of the merger. In addition, we have also agreed to reimburse FBR for its out of pocket expenses not to exceed $100,000 and to indemnify FBR and certain related parties against certain liabilities and expenses related to or arising out of FBR’s engagement.

Directors and Executive Management Following the Merger (See page 27)

All of the directors of Wilshire will be required to submit their resignations at the effective time of the merger. The officers and directors of Merger Sub immediately prior to the effective time of the merger will be the officers and directors of the surviving corporation after the merger.

Interests of Wilshire’s Directors and Officers in the Merger (See page 41)

Some of our directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	the acceleration of all or a portion of their unvested stock options and cancellation of their stock options in exchange for a cash payment representing the difference between $3.88 per share and the lower exercise price (only Sherry Wilzig Izak, Wilshire's Chairman and Chief Executive Officer, holds options with an exercise price that is less than $3.88 per share — she holds options to purchase 10,000 shares of Wilshire common stock at an exercise price of $3.32 per share and will receive $5,600 for her options upon the consummation of the merger);

•	the lapse of restrictions on their outstanding restricted shares resulting in receipt of the $3.88 per share of Wilshire common stock merger consideration for each outstanding restricted share (Francis J. Elenio, Wilshire's Chief Financial Officer, holds 16,333 restricted shares which will vest upon the earlier of the consummation of the merger and September 5, 2008);
•	a continuation of indemnification and insurance for our directors and officers for customary events occurring at or before the merger, including those that are related to the merger agreement;
•	pursuant to a 2004 agreement, Ms. Izak, Wilshire's Chairman and Chief Executive Officer, will receive $200,000 in cash upon her termination of employment at the effective time of the merger; and
•	NWJ has extended an offer to Ms. Izak to act as a consultant for one year to assist in the transition and redevelopment of the Wilshire properties, for a fee of $250,000. NWJ and Ms. Izak are discussing the offer.

Financing/Sources of Funds (See page 36)

NWJ has advised Wilshire that the merger consideration of $3.88 per share of Wilshire common stock will be paid by NWJ using Wilshire’s cash at closing, excess proceeds from NWJ’s refinancing of Wilshire’s properties, equity investments raised by NWJ and a private equity firm that has a track record in raising equity for properties developed and/or managed by NWJ Companies and the balance through equity contributions of NWJ Companies and its affiliates. The closing of the merger is subject to NWJ's closing of the financing of Wilshire's multifamily apartment properties in an amount of at least $31,100,000.

NWJ has advised Wilshire of the following:

NWJ has obtained a preliminary commitment letter for mortgage loans from a financial lending institution approved under the Fannie Mae Multifamily Delegated Underwriting and Servicing Program of at least $31,100,000 for such financing. The closing of the financing is subject to the closing of the merger and standard mortgage loan preconditions typical for a Fannie Mae mortgage. (Under the merger agreement, the failure of NWJ to secure its financing of Wilshire's multifamily properties on or before December 13, 2008 will entitle either NWJ or Wilshire to terminate the merger agreement and will not entitle Wilshire to receive any fee from NWJ or its affiliates, absent a breach by NWJ or Merger Sub of its representations, warranties, covenants or agreements contained in the merger agreement.)

NWJ is negotiating to refinance Wilshire’s commercial properties and has received summaries of indicative terms and conditions for term financing from a California bank and a proposed financing commitment from a Pennsylvania bank. Excess proceeds from the refinancing will be used to pay a portion of the merger consideration.

NWJ (through its affiliate NWJ Companies) plans to raise at least $10,000,000 in equity financing in Wilshire’s multifamily properties pursuant to a private placement with a multifamily rental property investment fund sponsored by a private equity fund that has a prior track record as an investor with NWJ Companies.

NWJ is confident that it will be able to secure the financing despite the current credit market difficulties, and is working with multiple lenders on a contingency basis to ensure that the necessary financing will be available at closing.

Conditions to Completion of the Merger (See page 27)

Before we can complete the merger, a number of conditions must be satisfied or, if permitted by applicable law, waived. These conditions include:

•	receipt of Wilshire stockholder approval;
•	NWJ shall have closed its financing of Wilshire's residential properties in the principal amount of not less than $31,100,000;
•	holders of not more than ten percent (10%) of the outstanding shares of Wilshire common stock shall have exercised appraisal rights;

•	NWJ shall have obtained from Chicago Title Insurance Company a new title policy for each of Wilshire’s real properties, in amounts and in form and substance reasonably acceptable to NWJ and the lenders of the merger financing;
•	NWJ shall have received an updated ALTA survey for each of Wilshire’s real properties certified to the applicable lender and Chicago Title Insurance Company;
•	NWJ shall have received estoppel certificates from certain tenants of Wilshire’s non-multifamily real properties and all guarantors of such tenants' obligations under the leases of such real properties;
•	NWJ shall have received certificates of good standing for Wilshire and each of its subsidiaries in the jurisdiction in which each is formed and each jurisdiction in which Wilshire or such subsidiary is qualified to do business;
•	NWJ shall have received pay-off letters as of the closing date from each of Wilshire's lenders with respect to outstanding indebtedness;
•	NWJ shall have received the resignation of all of Wilshire's directors;
•	NWJ shall have received an opinion of Wilshire’s counsel;
•	NWJ shall have received written agreements from each holder of any outstanding option to purchase shares of Wilshire common stock terminating such option and agreeing to accept the consideration as set forth in the merger agreement;
•	no suit, action, claim, proceeding or investigation shall have been instituted or threatened seeking to restrain, prohibit or invalidate the merger or that might affect the right of the surviving corporation in the merger to own, operate or control Wilshire's assets, properties and business or which has or may have a Material Adverse Effect (as defined in the merger agreement);
•	no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or United States governmental entity which prohibits, restrains or enjoins the consummation of the merger;
•	a directors and officers liability insurance tail policy for the protection of Wilshire's current directors and executive officers after the merger shall have been received; and
•	the representations and warranties of each party to the merger agreement shall be true and correct in all respects as of the effective time of the merger except where the failure of such representations and warranties to be so true and correct, in the aggregate, has not had, and is not reasonably expected to have, a Material Adverse Effect; each party shall have performed in all material respects the obligations required to be performed by it prior to the effective time of the merger and each party shall receive a certificate from the chief executive officer or other senior officer of the other party certifying that this is the case.

The term “Material Adverse Effect” is defined in the merger agreement to mean any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, has or would be reasonably expected to have a material adverse effect on or with respect to the business, assets, results of operations or financial condition of Wilshire and its subsidiaries taken as a whole, or on the ability of Wilshire to consummate the merger; provided however, that a Material Adverse Effect shall not include any change in the price of Wilshire's common stock or facts or events generally affecting the U.S. economy or generally affecting the industry in which Wilshire or its subsidiaries operate.

The merger agreement provides that any or all of these conditions may be waived, in whole or in part, to the extent legally permitted.

Board Recommendations (See page 46)

Our board of directors has determined that the merger pursuant to the merger agreement and the merger consideration of $3.88 per share of Wilshire common stock are advisable and fair to, and in the best interests of, Wilshire and its stockholders and recommends that the stockholders of Wilshire vote:

•	“FOR” Proposal 1, adoption of the merger agreement among Wilshire, NWJ and Merger Sub, pursuant to which Merger Sub will be merged with and into Wilshire and the stockholders of Wilshire will be entitled to receive for each share of Wilshire common stock outstanding immediately prior to the merger, other than shares as to which appraisal rights are properly exercised, the sum of $3.88 in cash, without interest; and
•	“FOR” Proposal 2, adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Termination of the Merger (See page 34)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after Wilshire stockholders have adopted the merger agreement:

•	by mutual written consent of NWJ, Merger Sub and Wilshire;
•	by NWJ or Wilshire if any court of competent jurisdiction or other governmental entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the party seeking to terminate the merger agreement shall have used its reasonable best efforts to prevent, oppose and remove such restraint, injunction or other prohibition;
•	by either NWJ or Wilshire if the merger is not consummated on or before December 13, 2008, through no fault of such party; or
•	by either NWJ or Wilshire if the merger agreement is not adopted at the special meeting or any postponement or adjournment thereof.
•	by Wilshire:
•	if there shall have been a breach of any representation, warranty, covenant or agreement on the part of NWJ or Merger Sub contained in the merger agreement such that the conditions to Wilshire's obligations to effect the merger would not be satisfied, if such breach is incapable of being cured on or before December 13, 2008; provided that Wilshire shall not have the right to terminate the merger agreement if Wilshire is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; or
•	prior to the adoption of the merger agreement by the stockholders of Wilshire, if Wilshire’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an unsolicited superior acquisition proposal, to enter into a definitive agreement with respect to such superior proposal;
•	by NWJ:
•	if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Wilshire contained in the merger agreement such that the conditions to NWJ and Merger Sub's obligations to effect the merger would not be satisfied, if such breach is incapable of being cured on or before December 13, 2008; provided that NWJ shall not have the right to terminate the merger agreement if NWJ or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;
•	if Wilshire’s board of directors shall have withdrawn, modified or changed its recommendation with respect to the merger in a manner adverse to NWJ or Merger Sub or shall have recommended to the stockholders of Wilshire an acquisition proposal other than the merger; or
•	if NWJ has not closed the financing of Wilshire's residential properties in the principal amount of not less than $31,100,000 through no fault of NWJ or Merger Sub on or before December 13, 2008, provided that neither NWJ nor Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.

Termination Fees (See page 34)

If the merger agreement is terminated by Wilshire in response to receipt of an unsolicited superior acquisition proposal, or by NWJ if Wilshire’s board of directors withdraws, modifies or changes the recommendation with respect to the merger in a manner adverse to NWJ or Merger Sub or recommends to Wilshire's stockholders an acquisition proposal other than the merger, then Wilshire shall pay a fee of $1,585,000 to NWJ.

If the merger agreement is terminated by either NWJ or Wilshire due to the fact that the merger is not consummated on or before December 13, 2008, through no fault of such party, or if the merger agreement is not adopted at the special meeting or any postponement or adjournment thereof, and (i) a credible acquisition proposal shall have been made directly to Wilshire’s stockholders which is not withdrawn prior to the special meeting and (ii) within six months after such termination, Wilshire shall have consummated any acquisition proposal, then Wilshire shall pay to NWJ a termination fee of $1,585,000.

If Wilshire shall fail to pay any termination fee when due, Wilshire will be required to reimburse NWJ for all reasonable costs and expenses actually incurred or accrued by NWJ in connection with any action taken to collect payment of such amounts.

Wilshire may also terminate the merger agreement if NWJ or Merger Sub breach any of their respective representations, warranties, covenants or agreements, provided that (i) Wilshire is not then in material breach of any of its representations, warranties and covenants in the merger agreement, (ii) the breach by NWJ or Merger Sub is such that the conditions to Wilshire's obligations to close would not be satisfied and (iii) such breach is incapable of being cured before the date on which all parties would have the right to terminate the merger agreement (December 13, 2008). If Wilshire terminates in such circumstances, NWJ must pay Wilshire a fee of $2,000,000 (the “NWJ Termination Fee”). Payment of the NWJ Termination Fee has been guaranteed by Mr. Jekogian. The merger agreement provides that receipt of the NWJ Termination Fee will be Wilshire's exclusive remedy against NWJ, the Merger Sub or such guarantors for any loss incurred as a result of the failure of the merger to be consummated or as a result of any breach of the merger agreement by NWJ or Merger Sub. Wilshire does not have the right to compel performance of the merger agreement pursuant to any right of specific performance.

Appraisal Rights (See page 37)

Delaware law provides you with appraisal rights in connection with the merger. This means that, if you comply with the procedures for perfecting appraisal rights provided for under Delaware law, you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must deliver a written demand for appraisal to Wilshire before the vote on the merger agreement at the special meeting and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Material United States Federal Income Tax Consequences (See page 40)

The merger will generally be taxable to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock will generally cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger and your adjusted tax basis in your shares. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF HOW THE MERGER WILL AFFECT YOUR TAXES.

Stock Prices

Our common stock is listed on the American Stock Exchange under the trading symbol “WOC.” The closing sale price of our common stock on June 13, 2008, the last trading day before the merger was announced, was $3.34, and on August 4, 2008, the last trading day before the date of this proxy statement, was $3.65. Because the market price of Wilshire common stock may fluctuate, we urge you to obtain a current market quotation for Wilshire common stock. The stock of NWJ and NWJ Companies is not publicly traded.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Wilshire, the expected completion and timing of the merger, and other information relating to the merger and the related financing. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Questions and Answers About the Merger and the Merger Agreement,” “Summary,” “Proposal 1: Adoption of the Merger Agreement” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Wilshire. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. There are many factors that may cause actual results to differ materially from those contemplated by our forward-looking statements, including the factors disclosed by us under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and under the caption “Risk Factors and Detriments Related to the Merger” presented elsewhere in this proxy statement.

MARKET PRICE AND DIVIDEND INFORMATION

Wilshire

The shares of Wilshire common stock are traded on the American Stock Exchange. The following table sets forth the high and low closing sale prices for shares of Wilshire common stock for the periods indicated:

	High	Low
Year Ended December 31, 2006:
Quarter ended March 31	$8.48	$7.70
Quarter ended June 30	$9.39*	$5.80*
Quarter ended September 30	$5.86	$4.00
Quarter ended December 31	$5.00	$4.55
Year Ended December 31, 2007:
Quarter ended March 31	$5.10	$4.50
Quarter ended June 30	$5.95	$4.90
Quarter ended September 30	$5.99	$3.97
Quarter ended December 31	$4.35	$3.07
Year Ending December 31, 2008:
Quarter ended March 31	$3.51	$2.85
Quarter ended June 30	$3.84	$2.60
Quarter ended September 30 (through August 4)	$3.80	$3.40

*	On May 4, 2006, Wilshire's board of directors declared a special cash dividend of $3.00 per share of common stock that was paid on June 29, 2006 to stockholders of record on May 25, 2006.

On June 13, 2008, the last full trading day prior to the announcement of the execution of the merger agreement, the reported high and low sales prices and the last sale price of Wilshire common stock on the American Stock Exchange were as follows:

	June 13, 2008
	High	Low	Last Sale Price
Wilshire	$3.34	$3.34	$3.34

On August 4, 2008, the last full trading day prior to the date of this proxy statement, the reported high and low sales prices and the last sale price of Wilshire common stock on the American Stock Exchange were as follows:

	August 4, 2008
	High	Low	Last Sale Price
Wilshire	$3.67	$3.40	$3.65

We urge you to obtain current market quotations for shares of Wilshire common stock. As of the record date, there were 7,926,248 shares of Wilshire common stock outstanding, held of record by approximately 3,505 stockholders, and outstanding stock options that were exercisable on that date, or within 60 days after that date, for 96,500 additional shares of Wilshire common stock. The market price of Wilshire’s common stock has fluctuated and is likely to fluctuate in the future. Changes in the market price of Wilshire common stock and other securities may result from, among other things:

•	The relatively small number of shares of our common stock that trade on a daily basis;
•	Quarter-to-quarter variations in operating results;
•	Actual or perceived changes in our business strategy;
•	Sales or purchases of large amounts of our common stock;
•	Changes in real estate market conditions;
•	Changes in general economic conditions; and
•	Fluctuations in securities markets in general.

THE SPECIAL MEETING

Time, Place, and Purposes of the Special Meeting

This proxy statement is being furnished to Wilshire stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 at 11:30 A.M. on Wednesday, September 17, 2008, or at any postponement or adjournment thereof. The purposes of the special meeting are for our stockholders to consider and vote upon the following proposals:

•	to adopt the merger agreement; and
•	to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about August 6, 2008.

Record Date and Quorum

The holders of record of our common stock as of the close of business on July 25, 2008, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were 7,926,248 shares of common stock issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote on any matter presented to the holders of the common stock at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock will constitute a quorum for purposes of considering the proposals. A quorum is necessary to hold the special meeting. Any shares of Wilshire’s capital stock held in treasury by Wilshire or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Votes

The approval of Proposal 1 — the adoption of the merger agreement — will require the affirmative vote of the holders of a majority of the outstanding shares of Wilshire’s common stock. Abstentions and broker non-votes will have the same effect as negative votes. Each of the directors and executive officers of Wilshire and the Estate of Siggi B. Wilzig has entered into a voting agreement, agreeing to vote the holder's shares of common stock (representing approximately 26.5% of the issued and outstanding shares of common stock) in favor of adoption of the merger agreement.

The approval of Proposal 2 — approval of an adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement — will require the affirmative vote of holders of a majority of the common stock present or represented by proxies at the special meeting and entitled to vote on the matter. Abstentions will have the same effect as negative votes and broker non-votes will have no effect.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by telephone or via the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method.

If no instructions are indicated on your white proxy card, your shares will be voted “FOR” the approval of each of the proposals set forth on the proxy card and in this proxy statement, including “FOR” the proposal to adopt the merger agreement.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under applicable rules, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as adoption of the merger agreement and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to either of the matters to be voted on at the special meeting (i.e., “broker non-votes”). Shares of Wilshire common stock held by persons attending the special meeting but not voting, or shares for which Wilshire has received proxies with respect to which holders have expressly abstained from voting, will be considered abstentions.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our corporate Secretary in writing, submit a proxy by telephone, the Internet or mail dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. Please note that you may submit an Internet or telephone proxy only up until 7:00 p.m. on September 16, 2008, and not until the time at which the shares are voted.

Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change these instructions.

Wilshire does not expect that any matter other than the matters described above will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Submitting Proxies Via the Internet or by Telephone

Stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a stockholder of record or your shares are held in “street name” by your broker. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.

In addition to submitting the enclosed proxy card by mail, Wilshire stockholders of record may submit their proxies:

•	via the Internet, by visiting a website established for that purpose at www.continentalstock.com and following the instructions on the website; or
•	by telephone, by calling the toll-free number 1 (866) 894-0537 on a touch-tone telephone and following the recorded instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum is present, the special meeting may be adjourned by the affirmative vote of the holders of a majority of the common stock present in person or by proxy and entitled to vote thereon. Abstentions will count as shares present and entitled to vote on the proposal to adjourn the meeting. Broker non-votes, however, will not count as shares entitled to vote on the proposal to adjourn the meeting. As a result, abstentions will have the same effect as a vote against the proposal to adjourn the meeting and broker non-votes will have no effect on the vote to adjourn the special meeting. Any signed white proxy cards received by Wilshire in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting, if necessary, to solicit additional proxies.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Wilshire’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

Wilshire will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Wilshire may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Wilshire will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Wilshire has retained The Altman Group to assist it in the solicitation of proxies for the special meeting and will pay The Altman Group a fee of approximately $6,000, plus reimbursement of out-of-pocket expenses.

THE PARTIES TO THE MERGER

The parties to the merger are as follows:

The Parties

Wilshire Enterprises, Inc.
1 Gateway Center
Newark, New Jersey 07102
Telephone: 201-420-2796

Wilshire is principally engaged in acquiring, owning and operating real estate properties. Wilshire currently owns multi-family properties, office space, retail space, and land located in the states of Arizona, Texas and New Jersey. In recent years Wilshire has been exploring opportunities to sell or merge its business.

NWJ Apartment Holdings Corp.
c/o NWJ Companies, Inc.
9 East 40th Street
9th Floor
New York, New York 10016
(212) 202-1461

NWJ is a Maryland corporation formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than the activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. NWJ is wholly owned by Nickolas W. Jekogian, III.

Mr. Jekogian is the founder and principal owner of NWJ Companies, a national, multi-family property ownership and investment organization that owns a portfolio of more than 3,500 units in 18 markets including New York City; Philadelphia, PA; Washington, D.C; Baltimore, MD; Las Vegas, NV; Indianapolis, IN; Kansas City, MO; Albuquerque, NM; Phoenix, AZ; Albany, NY; Richmond, VA; and Houston, TX. Founded in 1991, the company has construction, leasing, management, financing and brokerage capabilities.

NWJ Acquisition Corp.
c/o NWJ Companies, Inc.
9 East 40th Street
9th Floor
New York, New York 10016
(212) 202-1461

Merger Sub is a Delaware corporation formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than the activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. The current owner of Merger Sub is NWJ.

BACKGROUND TO THE PROPOSAL RELATING TO THE MERGER

In July 2003, Wilshire decided to sell its oil and gas operations and to either reinvest the net proceeds in its ongoing real estate business or otherwise utilize the proceeds to maximize shareholder value. In April 2004, Wilshire completed the sale of its oil and gas operations, receiving gross proceeds of $28.1 million in two separate transactions. After that sale, Wilshire continued to explore additional opportunities to enhance shareholder value.

On November 7, 2005, Wilshire announced that its board of directors would engage a financial advisor to conduct a strategic review regarding alternatives to maximize stockholder value. On January 27, 2006, Wilshire announced that Friedman, Billings, Ramsey & Co., Inc. (“FBR”) had been retained to explore strategic alternatives, including the possible sale or merger of Wilshire. During this time period, Wilshire also began to undertake activities designed to increase the value of its real estate portfolio, including implementing improvements to its existing properties, completing the opportunistic divestiture of select real estate assets and the potential opportunistic acquisition of targeted additional properties.

During 2006 and 2007, Wilshire made carefully targeted investments in its real estate portfolio designed to increase the competitiveness of its properties, improve net operating income and increase value. These investments included the completion of a significant phase in the upgrade of the Amboy Tower property in New Jersey, the interior renovation of The Royal Mall Plaza office and retail complex in Arizona, the acquisition of land parcels which improved access to a vacant 17.32 acre parcel zoned for multi-family units adjacent to Wilshire's Alpine Apartments complex in New Jersey, making the vacant property more conducive to a major condominium development, and completion of preliminary construction plans for the conversion of Wilshire’s Van Buren apartment complex in Tucson, Arizona to age-restricted housing, which Wilshire believed would support higher rents.

In addition, Wilshire undertook the following sales of properties to better position Wilshire to undertake a successful sale process — sale of the Wilshire Grand Hotel in New Jersey, the Twelve Oaks apartment complex in Riverdale, Georgia, undeveloped land in Lake Hopatcong, New Jersey and several condominium units at Jefferson Gardens in New Jersey for total proceeds of approximately $7 million.

In June 2007, at the direction of Wilshire’s board of directors, FBR contacted approximately 90 parties, consisting of both strategic and financial buyers, to determine their potential interest in acquiring Wilshire. In addition, FBR responded to inquiries received from other parties following Wilshire’s public announcement that it was exploring strategic alternatives. The parties that expressed interest and executed a confidentiality agreement received an information memorandum prepared by FBR and management of Wilshire concerning the potential sale or merger of Wilshire. Interested parties were requested to deliver preliminary offers by June 29, 2007.

A telephonic meeting of the Wilshire board of directors was held on July 5, 2007 to review and discuss the preliminary bids submitted to FBR by potential buyers. Representatives of FBR and Lowenstein Sandler PC, Wilshire’s counsel, participated in the meeting. The representatives of FBR reviewed in detail with the board of directors the terms of the preliminary offers that had been submitted, along with FBR’s analysis of the offers and the bidders. After full discussion, the board of directors authorized FBR to invite three of the bidders, including NWJ, into a “second round” of due diligence and to ask those parties to provide “best and final” bids, and comments to a draft merger agreement prepared by Wilshire, to FBR by July 27, 2007. Following this meeting, FBR conveyed the board’s instructions to the three parties and undertook further discussions with these parties.

A telephonic meeting of the Wilshire board of directors was held on August 2, 2007. Representatives of FBR and Lowenstein Sandler PC participated in the meeting. Representatives of FBR reviewed with the board of directors the two updated offers that had been received by FBR and a summary and analysis of the offers and the bidders. NWJ and one of the other bidders, referred to below as the “prior bidder,” had provided updated offers as requested. NWJ's offer price was $4.75 per share in cash, with a potential increase to $5.50 per share, if prior to closing, Wilshire sold certain properties at not less than specified minimum prices, and the prior bidder's offer price was $5.00 per share in cash. The third preliminary bidder that had been invited to provide an updated offer had advised FBR that it had withdrawn from the process. The board of directors and the representatives of FBR discussed at length the terms of the two offers and the two bidders. The board of directors determined to continue its discussions at an in-person meeting to be held in the next several days.

An in person meeting of the Wilshire board of directors was held on August 7, 2007. Representatives of Lowenstein Sandler PC and Francis J. Elenio, Wilshire’s chief financial officer, also attended the meeting. Representatives of FBR attended a portion of the meeting. At the meeting, the directors continued their discussions concerning the two updated offers that had been submitted to FBR and Wilshire’s potential responses. Prior to the representatives of FBR joining the meeting, the directors discussed their views of the offers submitted by NWJ and the prior bidder. The board of directors also discussed alternatives to proceeding with either of the two bidders.

When the representatives of FBR joined the meeting, they answered questions from the directors and reviewed the details of the two offers with the board of directors. The representatives of FBR indicated that in their view, there was a higher likelihood of closing a transaction with the prior bidder than with NWJ because the prior bidder’s proposal did not contain a financing contingency, whereas NWJ’s proposal stated that NWJ’s purchase of Wilshire was contingent upon NWJ obtaining financing to fund a portion of the purchase price. The FBR representatives also indicated that the prior bidder had conducted more due diligence than NWJ, although the prior bidder had not provided comments on the draft merger agreement as requested, with the prior bidder having advised FBR that it did not want to incur additional expense, including fees for outside counsel until the prior bidder was granted exclusivity. The FBR representatives advised the board of directors that NWJ had previously provided broad conceptual comments on the draft merger agreement but not detailed specific comments. There was also extensive discussion of NWJ’s offer price being contingent on Wilshire selling certain properties for specified prices prior to the closing of the transaction with NWJ. After full discussion, the board of directors authorized FBR to seek clarification from both the prior bidder and NWJ as to certain matters relating to their offers, and to continue the discussion at a subsequent meeting.

A telephonic meeting of the Wilshire board of directors was held on August 8, 2007, with representatives of FBR and Lowenstein Sandler PC participating. The representatives of FBR described to the board of directors their latest discussions with each of the prior bidder and NWJ concerning offer price and exclusivity.

A telephonic meeting of the Wilshire board of directors was held on August 9, 2007, with representatives of Lowenstein Sandler PC participating. At that meeting, Wilshire's Chairman and Chief Executive Officer, Sherry Wilzig Izak, conveyed to the board of directors information she had obtained that morning from FBR concerning FBR’s most recent discussions with both the prior bidder and NWJ. The meeting was then adjourned until later that evening.

The Wilshire board of directors meeting was reconvened later that evening by telephone conference call, with representatives of Lowenstein Sandler PC participating. Wilshire’s Chief Executive Officer and representatives of Lowenstein Sandler reviewed with the board of directors the substance of a mid-afternoon call with representatives of FBR and explained that some of the directors also participated in the mid-afternoon call. On that mid-afternoon call, a representative of FBR indicated that he had spoken to the third preliminary bidder who had been invited to submit an updated bid but had withdrawn from the process, and that such party had indicated that it would need approximately three weeks to conduct due diligence before it would be in a position to submit an updated offer. The board of directors then discussed in detail whether it would be advisable to enter into an exclusivity arrangement with the prior bidder or NWJ, given the board’s determination that it was not advisable to wait several weeks for a potential offer from the third preliminary bidder, who had previously withdrawn from the process prior to submitting an updated offer, to conduct further due diligence. The board of directors discussed both the prior bidder’s offer and the NWJ offer, particularly NWJ’s financing contingency and the fact that NWJ’s price was contingent on Wilshire’s sale of certain properties at specified minimum prices. After extensive discussion, the board of directors determined to continue discussions at a subsequent meeting.

A telephonic meeting of the Wilshire board of directors was held on August 13, 2007, with representatives of Lowenstein Sandler PC participating. The directors continued their discussion concerning the offers submitted by the prior bidder and NWJ and the advisability of entering into an exclusivity agreement with one of those parties. Wilshire’s Chief Executive Officer reported on her conversations with various parties with respect to one of the properties that NWJ wanted Wilshire to sell, if Wilshire were to proceed with NWJ. The board of directors reviewed the advantages and disadvantages of entering into an exclusivity arrangement with the prior bidder or NWJ. Following the discussion, the board of directors determined to grant the prior bidder a 30 day exclusivity period, and authorized management to negotiate the details of an exclusivity agreement with the prior bidder.

Management of Wilshire, the prior bidder and their respective legal counsel negotiated the terms of an exclusivity agreement, which was signed on August 29, 2007, and which provided for a 30 day exclusivity period during which Wilshire agreed not to engage in discussions with any party other than the prior bidder with respect to a sale or merger of Wilshire. The parties subsequently agreed in September 2007 to extend the exclusivity period through October 26, 2007. During the exclusivity period, representatives of the prior bidder, Wilshire, FBR and their respective counsel undertook negotiations with respect to the terms and provisions of a merger agreement, and the prior bidder continued its due diligence review of Wilshire. Agreement on definitive terms of a merger agreement was not reached by the parties by the end of the exclusivity period as the prior bidder insisted on structuring the agreement similar to a sale of real estate assets rather than a merger transaction and Wilshire believed that a merger structure was in the best interests of Wilshire’s stockholders.

A telephonic meeting of Wilshire’s board of directors was held on October 31, 2007, with representatives of FBR and Lowenstein Sandler PC participating. A representative of FBR reported on FBR's most recent discussions with the prior bidder. The prior bidder had indicated to FBR that it had reduced its offer price to $4.15 per share. In addition, the prior bidder would require that $1 million of the aggregate cash merger consideration, or approximately $0.14 per share, be deposited into escrow and be subject to forfeiture in the event certain contingent liabilities of Wilshire became payable. The FBR representative advised the board of directors that he had contacted NWJ on October 27, 2007, after the extended exclusivity period with the prior bidder had expired, to discuss whether NWJ would refresh its offer and NWJ had informed FBR that NWJ would need 7 to 10 days to refresh its offer. The board of directors instructed FBR to inform NWJ that the board of directors would be interested in receiving a revised offer from NWJ and to discuss with the prior bidder whether the prior bidder would increase its revised $4.15 per share cash offer price.

A meeting of Wilshire's board of directors was held on November 12, 2007, at which representatives of FBR reviewed with the board of directors their recent discussions with the prior bidder and with NWJ. Representatives of Lowenstein Sandler PC also participated in the meeting. Representatives of FBR indicated that the prior bidder was willing to increase its offer price from $4.15 to $4.25 per share, and that the prior bidder would still require that a portion of the cash purchase price remain in escrow for a limited period of time. FBR also reviewed with the board of directors the specific terms of NWJ’s revised offer letter, dated November 9, 2007, which had been distributed to the directors prior to the meeting. NWJ’s revised offer letter set forth a $4.40 per share cash offer price without any escrows, with a potential increase to $5.00 per share if prior to closing, Wilshire sold certain properties at not less than specified minimum prices. Concurrently, NWJ requested a 30 day exclusivity period. Wilshire’s board expressed its concern that it was uncomfortable with a naked financing contingency and wanted to be assured of the financing before it approved any offer. NWJ responded to the board’s concerns by advising that it would obtain firm financing commitments prior to entering into a definitive merger agreement. The board of directors then discussed potential responses to both the prior bidder and NWJ.

After full discussion, the board of directors instructed FBR to (i) inform the prior bidder that $4.25 per share was not an acceptable price and (ii) begin discussions with NWJ to clarify certain provisions of its revised offer, in particular the financing NWJ would need to complete a transaction, without granting NWJ exclusivity at that time.

Representatives of NWJ, Wilshire, FBR, Lowenstein Sandler PC and Blank Rome LLP, counsel to NWJ, met at Blank Rome's offices in New York, New York on November 26, 2007 to discuss the proposed transaction.

A telephonic meeting of the Wilshire board of directors was held on November 29, 2007 with representatives of FBR and Lowenstein Sandler PC participating. FBR reported that the prior bidder had increased its offer price to $4.30 per share, but would still require an escrow arrangement as part of the transaction and maintained its requirement that the transaction be structured similar to a sale of real estate assets rather than a merger transaction. Wilshire’s Chief Executive Officer reported that the parties which had previously expressed an interest in buying certain assets that would have increased NWJ’s price were not interested in pursuing a purchase at such time. The board of directors then discussed NWJ’s latest offer. After full discussion, the board of directors instructed FBR to inform the prior bidder that the $4.30 price per share was not acceptable, and to seek to arrange for NWJ to increase its offer price above $4.50 per share. Wilshire’s chief executive officer and FBR met with representations of NWJ, and after a lengthy negotiation, NWJ’s price was increased to $4.55.

On November 29 and 30, 2007, representatives of FBR held discussions with representatives of NWJ with respect to the price and other terms of a potential merger transaction.

A telephonic meeting of Wilshire’s board of directors was held on November 30, 2007, with representatives of FBR and Lowenstein Sandler PC participating. Representatives of FBR reported on their latest discussions with representatives of NWJ.

On December 7, 2007, NWJ and Wilshire executed a non-binding letter of intent, pursuant to which the parties agreed that, subject to the completion of NWJ’s due diligence, the negotiation and execution of a mutually satisfactory merger agreement and the other terms and conditions contained in the letter of intent, the parties would enter into a merger transaction pursuant to which holders of Wilshire’s common stock would receive cash consideration of $4.55 per share. Pursuant to the letter of intent, Wilshire agreed that until 11:59 p.m. Eastern Time on January 11, 2008, it would negotiate only with NWJ, and would not encourage, solicit, entertain or initiate the submission or the making of any offer or proposal for a sale of Wilshire to any other person, enter into any agreement with respect to a sale of Wilshire with a party other than NWJ, participate in discussions or negotiations with, or furnish any non-public information to, any person other than NWJ in connection with a sale of Wilshire or otherwise take any action which would defeat the purposes of the letter of intent.

On December 14, 2007, Blank Rome LLP sent to Lowenstein Sandler PC comments to the draft merger agreement previously prepared by Lowenstein Sandler PC. Representatives of Blank Rome LLP and Lowenstein Sandler PC negotiated the terms of the merger agreement during the ensuing weeks, and NWJ continued its due diligence review of Wilshire. The exclusivity period described in the December 7, 2007 letter of intent was extended by the parties on various occasions in 2008 until the merger agreement was signed, as described below.

A telephonic meeting of Wilshire’s board of directors was held on February 21, 2008, with representatives of FBR and Lowenstein Sandler PC participating. Representatives of FBR reported that NWJ had communicated to FBR that after conducting additional due diligence and consultations with its lenders, NWJ had reduced its offer price to $3.75 per share in cash. After full discussion, the board of directors instructed FBR to inform NWJ that $3.75 per share was not acceptable, and to attempt to negotiate an increase in the offer price.

In March 2008, NWJ increased its offer price to $4.00 per share in cash, subject to reduction to $3.90 per share if a $300,000 non-refundable deposit was not placed in escrow by the third party purchaser of Wilshire's Tamarac Office Plaza in Florida, which Wilshire was then negotiating to sell. Representatives of FBR reviewed with the board of directors Wilshire’s revised offer and various open issues concerning the merger agreement at a telephonic board of directors meeting held on March 19, 2008.

Thereafter, Wilshire, NWJ and their respective counsel continued to negotiate the terms of the proposed merger agreement.

On April 22, 2008, Wilshire entered into an agreement to sell its Tamarac Office Plaza. The closing of the sale of this property occurred on May 23, 2008, at a price of $2.0 million.

Several other provisions of the merger agreement were also the subject of particularly difficult negotiations from March through the signing of the merger agreement. The first was the size of the break-up fee which Wilshire would be required to pay NWJ in the event Wilshire’s board withdrew its support for the NWJ offer or Wilshire’s board entered into a superior proposal. Eventually, the parties agreed on a break-up fee of $1,585,000.

Another issue was the certainty that NWJ would fulfill its obligations under the merger agreement and provide an adequate remedy to Wilshire in the event of a breach of the merger agreement by NWJ. To satisfy the board’s concerns, NWJ agreed to pay a reverse break-up fee of $2,000,000, payment of which is personally guaranteed by Mr. Jekogian.

Finally, NWJ and Wilshire’s board of directors had considerable discussions concerning NWJ's financing contingency. Originally, NWJ had anticipated obtaining financing commitments for both the multi-family and commercial properties. As time progressed, it became increasing clear that the cost of obtaining those commitments with fixed interest rates would be substantial. There was considerable negotiation of who would bear those costs in the event the merger was not completed. Wilshire was concerned that if it had to bear the cost it would substantially hinder the possibility of receiving a superior proposal. NWJ did not want to incur those substantial costs if Wilshire accepted an offer from another purchaser. In the meantime, mortgage interest rates were declining and Wilshire's board became less concerned with having the interest rate locked at the time of signing the merger agreement. Accordingly, a compromise was reached whereby NWJ's financing contingency would relate only to the multi-family properties and the interest rate would float until the closing of the merger.

A telephonic meeting of Wilshire’s board of directors was held on April 2, 2008, at which Francis J. Elenio, Wilshire's Chief Financial Officer, and representatives of FBR and Lowenstein Sandler PC also participated. At the meeting, Mr. Elenio described Wilshire's investments in auction rate securities, or ARS, as follows: As of March 31, 2008, Wilshire held $7.9 million in face value of ARS, classified as available-for-sale. The interest rates on Wilshire's ARS reset in periods ranging from every seven days to every 45 days. Traditionally, these securities were viewed as liquid assets and classified as such on the Company's balance sheets. Consistent with Wilshire's policy, all ARS investments were rated at the time of purchase and were then still currently rated AAA or the equivalent thereto. Beginning in February 2008, with the liquidity issues in the global credit and capital markets, Wilshire was informed by RBC Capital Markets Corporation that there was insufficient demand at auction for its ARS. Auctions for these types of securities began to fail and by March 31, 2008, all normal market activity had essentially ceased. However, between March 31, 2008 and May 14, 2008, Wilshire sold $1.2 million of its ARS at face amount through a redemption of such securities. The remaining $6.7 million of ARS held by Wilshire could not be sold in successful auctions and thus were not liquid and the interest rates on these ARS were reset to predetermined rates pursuant to the terms of the ARS. Although it was contemplated that such loss of liquidity would most likely be short-term in nature until a secondary market for the securities emerged or successful auctions resumed, Wilshire could not be certain that there would be liquidity for these ARS in the foreseeable future. Representatives of FBR explained that this lack of liquidity for the ARS could adversely affect the potential merger with NWJ.

Representatives of Wilshire, NWJ, their respective counsel and FBR attended an in person negotiating session at Wilshire's offices on May 27, 2008. NWJ stated that it was not willing to take the risk concerning whether or precisely when a market would develop for the ARS. As a result, NWJ and Wilshire discussed the following proposed arrangement: The merger agreement would provide for a maximum cash price of $4.00 per share in the merger, subject to potential reductions to a floor of $3.16 per share depending on the face amount of ARS that remained in Wilshire's portfolio at the time of closing of the merger. If any of the ARS held by Wilshire at the time of signing of the merger agreement were sold at a discount to face amount prior to the closing of the merger, the aggregate cash merger consideration would be reduced by the amount of the discount, allocated on a per share basis ratably over all of Wilshire's outstanding shares of common stock. With respect to any ARS held by Wilshire that were not sold prior to the closing, the aggregate cash merger consideration would be reduced by the face amount of the ARS remaining in Wilshire's portfolio at the time of closing (again ratably over all of Wilshire’s outstanding shares), and such ARS would be deposited into a liquidating trust for the benefit of all of Wilshire's stockholders at the time of closing of the merger. If a liquidating trust were utilized, the liquidating trust would sell the ARS in accordance with instructions provided to the trustee at the time of the closing and would distribute the net proceeds ratably to stockholders when the ARS were sold.

The proposed arrangement described above, and the other terms and provisions of the merger agreement, were discussed with the Wilshire board of directors at a meeting held at the offices of Lowenstein Sandler PC on June 5, 2008. Representatives of Lowenstein Sandler PC, representatives of FBR and Francis J. Elenio also attended the meeting. It was discussed that in light of market conditions, there could be no assurances regarding the timing or results of the sale of the ARS or the amounts that would be distributable to Wilshire stockholders. It was also discussed that this proposed arrangement would not necessarily yield benefits to Wilshire's stockholders and the complex terms could result in confusion and uncertainty. Following the discussions, the board of directors determined that the preferred approach that would yield the most benefit to Wilshire’s stockholders would be for Wilshire to sell some or all of the ARS and to agree on a fixed cash merger consideration with NWJ.

Accordingly, Wilshire sold $3,650,000 face amount of ARS on June 9, 2008, at an aggregate discount to face amount of $365,000, leaving Wilshire with a total of $3.0 million in face amount of ARS at June 13, 2008 (the date of the merger agreement). After such sales of ARS, Wilshire and NWJ agreed to the merger consideration of $3.88 per share in cash, and NWJ agreed to acquire the remaining $3.0 million of ARS held by Wilshire as part of the merger.

The status and terms of the transaction were discussed with the Wilshire board of directors on June 12, 2008 at a telephonic meeting of the board of directors, at which representatives of FBR, representatives of Lowenstein Sandler PC and Francis J. Elenio also participated. At a telephonic meeting of the Wilshire board of directors during the morning of June 13, 2008, Wilshire's board of directors authorized management and counsel to finalize the negotiation of the merger agreement. Representatives of FBR indicated at this meeting that pending review of the final merger agreement, FBR would render a fairness opinion with respect to the proposed $3.88 per share cash merger consideration. During the day, counsel for NWJ and Wilshire, in consultation with their respective clients, negotiated the final terms of the merger agreement.

Another meeting of Wilshire's board of directors was held after the market closed on June 13, 2008. At that meeting, Lowenstein Sandler PC reviewed with the board of directors the terms of the final merger agreement. Also at the meeting, representatives of FBR made a presentation to the board of directors and stated that FBR was prepared to deliver its opinion to the effect that, in FBR’s opinion, the $3.88 cash consideration per share to be paid pursuant to the terms of the merger agreement to holders of Wilshire common stock, was fair to such holders, from a financial point of view. FBR’s written opinion was delivered to Wilshire’s board of directors later in the day on June 13, 2008.

At the conclusion of the meeting of the board of directors, the board unanimously authorized the execution of the merger agreement. The merger agreement was then signed by Wilshire, NWJ and Merger Sub. A press release announcing the execution of the merger agreement was disseminated prior to the opening of the market on Monday, June 16, 2008.

Immediately prior to Wilshire’s execution of the merger agreement, Wilshire executed an amendment (the “Rights Agreement Amendment”) to its Amended and Restated Stockholder Protection Rights Agreement, dated as of December 6, 2006 (the “Rights Agreement”). The Rights Agreement Amendment provides that none of NWJ, Merger Sub or any of their Affiliates or Associates (as defined in the Rights Agreement) will be an “Acquiring Person” under the Rights Agreement, nor will any of them be deemed to beneficially own any shares of Wilshire's common stock solely by reason of: (1) the approval, adoption, execution or delivery of the merger agreement, (2) the approval, adoption, execution or delivery of the voting agreements, (3) the consummation of the merger or (4) the consummation of any of the other transactions contemplated by the merger agreement or the voting agreements. The Rights Agreement Amendment further provides that neither the execution of the merger agreement or the voting agreements nor the consummation of the merger or other transactions contemplated by the merger agreement will trigger the separation or exercise of the stockholder rights or any adverse event under the Rights Agreement. Wilshire's Rights Agreement terminates on August 31, 2008.

Under the terms of the merger agreement, Wilshire had the right to initiate, solicit and encourage alternative acquisition proposals during a so-called “go shop” period running from June 16, 2008 to July 16, 2008. During this period, FBR contacted approximately 50 strategic investors and financial investors, including the prior bidder and the third preliminary bidder referred to above, to solicit their interest in a possible alternative transaction. Each of the prior bidder and the third preliminary bidder indicated that it was not interested in pursuing a possible transaction with Wilshire. A total of 19 parties executed a confidentiality agreement which permitted them access to confidential information about Wilshire. FBR provided to these 19 parties the confidential information about Wilshire and held discussions with all of them. However, by the conclusion of the “go-shop” period on July 16, 2008, no party had provided FBR or Wilshire with an acquisition proposal.

REASONS FOR AND BENEFITS OF THE MERGER

In reaching its decision to approve the merger agreement and the merger and to recommend to Wilshire's stockholders that they vote to adopt the merger agreement, Wilshire's board of directors consulted with management and its financial and legal advisors. The board of directors considered the following factors and potential benefits of the merger, each of which it believed supported its decision:

•	the current and historical market prices of Wilshire's common stock, and the fact that the $3.88 per share merger consideration represented a 23% premium to the average closing price of Wilshire's common stock for the 30 trading days preceding the June 16, 2008 announcement of the signing of the merger agreement;
•	the board of directors’ understanding of and familiarity with the business, operations, management, financial condition, earnings and prospects for future growth of Wilshire, particularly in light of recent declines in the U.S. real estate market, the collapse of the sub-prime lending industry and the general weakening of the economy;
•	the continuing costs of remaining a public company, including legal and accounting expenses related to filing periodic reports with the Securities and Exchange Commission;
•	the extensive sale process conducted by Wilshire over many months, with the assistance of FBR, its financial advisor, which culminated in the execution of the merger agreement with NWJ;
•	the fact that the merger consideration is all cash, so that the merger will allow Wilshire's stockholders to immediately realize fair value, in cash, for their investment, and will provide the stockholders with certainty of value for their shares of Wilshire common stock;
•	the presentation of FBR to the board of directors, in connection with its opinion that, as of the date of its opinion, and subject to various assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in its opinion, the merger consideration of $3.88 per share, in cash, was fair, from a financial point of view, to Wilshire's stockholders;
•	the fact that the merger agreement contains a go shop provision, which permitted Wilshire to solicit proposals for a superior transaction from third parties until July 16, 2008;
•	the fact that even after July 16, 2008, the merger agreement permits the board of directors, under certain limited circumstances, if required to comply with its fiduciary duties under applicable law, to engage in discussions with a third party to the extent that Wilshire receives from such party an acquisition proposal (which Wilshire did not solicit in violation of the merger agreement) if the board determines in good faith that the acquisition proposal is credible and constitutes or is reasonably likely to lead to a superior proposal;
•	the fact that even after July 16, 2008, the merger agreement permits the board to terminate the merger agreement in order to accept a superior proposal, if such action is required in order for the board to act in a manner consistent with its fiduciary duties under applicable law, subject to paying NWJ a termination fee, as described elsewhere in this proxy statement; and
•	the fact that the merger agreement obligates NWJ to use commercially reasonable best efforts to close the financing of Wilshire's residential properties, and NWJ's relationship with its sources of funding.

In sum, Wilshire's board of directors believes that the merger will:

•	provide a source of liquidity that might not otherwise be available to Wilshire stockholders on the time frame proposed in the merger agreement;

•	eliminate exposure to fluctuations, up or down, in the market value of shares of Wilshire common stock; and
•	allow Wilshire's stockholders to pursue other investment alternatives with the cash proceeds from the merger.

RISK FACTORS AND DETRIMENTS RELATED TO THE MERGER

The primary risks and detriments of the merger agreement and the merger to Wilshire stockholders include the following:

•	The most significant risk to the closing of the merger is the condition that NWJ close its financing of Wilshire's multifamily properties in the principal amount of not less than $31,100,000. In general, absent a breach, the failure of NWJ to secure its financing of Wilshire's multifamily properties will not entitle Wilshire to receive any termination fee from NWJ or its affiliates. See “Proposal 1 — Termination and Termination Fees” on page 34.
•	The merger agreement contains restrictions on the conduct of Wilshire's business prior to the completion of the merger, requiring Wilshire to conduct its business only in the ordinary course, subject to specified limitations or obtaining NWJ's consent to various actions, which may delay or prevent Wilshire from undertaking business opportunities that may arise pending completion of the merger.
•	If the merger is not consummated, under circumstances where NWJ is not required to pay a termination fee to Wilshire, Wilshire will have incurred significant fees and expenses associated with the merger agreement and the merger.
•	If the merger is consummated,
•	Wilshire's stockholders will no longer have an equity interest in Wilshire and therefore will not benefit from any increase in the future earnings, growth or value of Wilshire; and
•	the receipt of cash consideration by Wilshire's stockholders will be a taxable transaction for federal income tax purposes.

The foregoing discussion of factors considered by Wilshire's board of directors is not intended to be exhaustive, but rather includes the material factors considered by the board. In reaching its decision to approve the merger and the merger agreement, the board did not quantify or assign any relative weight to the factors considered. Individual members of the board of directors may have given different weights to different factors.

Wilshire's board of directors has approved the merger agreement and the merger and has determined that the merger and the merger agreement are fair to, and in the best interest of, Wilshire and its stockholders. The board of directors recommends that Wilshire's stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

PROPOSAL 1

ADOPTION OF THE MERGER AGREEMENT PURSUANT TO WHICH
A WHOLLY-OWNED SUBSIDIARY OF NWJ WILL MERGE
WITH AND INTO WILSHIRE FOR MERGER CONSIDERATION TO
THE STOCKHOLDERS OF WILSHIRE OF $3.88 PER SHARE IN CASH

Proposal 1: We propose that the Wilshire stockholders adopt the merger agreement attached to this proxy statement as Annex A.

The Merger

Wilshire, NWJ, and Merger Sub have executed an agreement and plan of merger, dated as of June 13, 2008, attached to this proxy statement as Annex A. Under the terms of that agreement, Merger Sub will merge with and into Wilshire and Wilshire will become a wholly owned subsidiary of NWJ. Pursuant to the merger agreement, stockholders of Wilshire (other than those who have properly exercised appraisal rights) will be entitled to receive, for each share of Wilshire common stock they own immediately prior to the effective time of the merger, $3.88 in cash, without interest.

We expect that Wilshire common stock will continue to be listed and traded on the American Stock Exchange until the merger is completed. However, after the merger, the common stock will no longer be listed or traded on the American Stock Exchange. In addition, Wilshire will deregister the common stock under the Exchange Act.

Closing of the merger will occur only if Wilshire’s stockholders approve Proposal 1, and if the other conditions to the closing of the merger are satisfied or, to the extent legally permitted, waived.

Stock Options and Restricted Shares

At the effective time of the merger, each Wilshire stock option outstanding and unexercised immediately prior to the effective time of the merger (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive a payment in cash, without interest, equal to the product of (A) the number of shares of common stock previously subject to such option and (B) the excess, if any, of $3.88 over the exercise price per share of common stock previously subject to such option, less any required withholding taxes. At the closing Wilshire shall deliver to NWJ agreements executed by each holder of outstanding options cancelling such options and otherwise agreeing to receive the payments, if any, provided for in the merger agreement. Wilshire shall pay the holders of options the above-described cash payments on or as soon as reasonably practicable after the closing date, but in any event within two (2) business days thereafter. The only holder of an option with an exercise price that is less than $3.88 per share is Sherry Wilzig Izak, Wilshire's Chairman and Chief Executive Officer. She holds options to purchase 10,000 shares of Wilshire common stock at an exercise price of $3.32 per share, and will receive $5,600 for her options upon the consummation of the merger.

Each share of common stock granted subject to vesting or other lapse restrictions pursuant to any stock plan of Wilshire which is outstanding immediately prior to the effective time of the merger shall vest and become free of such restrictions immediately prior to the effective time of the merger and shall be converted into the right to receive $3.88, less any required withholding taxes, which withholding taxes shall be paid by the paying agent to Wilshire. Francis J. Elenio, Wilshire's Chief Financial Officer, is the only executive officer or director who holds restricted stock. He holds 16,333 restricted shares, which will vest upon the earlier of the consummation of the merger and September 5, 2008.

Regulatory Approvals Applicable to the Merger

There are no regulatory approvals required in order to consummate the merger.

Conditions of Closing

Wilshire’s and NWJ’s obligations to close the merger are subject to the satisfaction or, to the extent legally permissible, waiver of each of the following conditions:

•	the merger agreement shall have been adopted by Wilshire’s stockholders;

•	there shall be no legal proceeding instituted or threatened seeking to restrain, prohibit, or invalidate the merger or to seek damages that might affect the right of the surviving corporation to own, operate or control, after the closing, the assets, properties and businesses of Wilshire and its subsidiaries or which has, or may have a Material Adverse Effect (as defined in the merger agreement) on Wilshire;
•	there shall be no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) enacted, entered, promulgated or enforced by any United States or state court or United States governmental entity which prohibits, restrains or enjoins the consummation of the merger; and
•	a directors and officers liability insurance tail policy shall have been purchased, for the benefit of Wilshire's current officers and directors.

The term “Material Adverse Effect” is defined in the merger agreement to mean any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, has or would be reasonably expected to have a material adverse effect on or with respect to the business, assets, results of operations or financial condition of Wilshire and its subsidiaries taken as a whole, or on the ability of Wilshire to consummate the merger; provided however, that a Material Adverse Effect shall not include any change in the price of Wilshire's common stock or facts or events generally affecting the U.S. economy or generally affecting the industry in which Wilshire or its subsidiaries operate.

The obligations of NWJ and Merger Sub to effect the merger are further subject to the satisfaction or waiver by NWJ of each of the following conditions:

•	Wilshire’s representations and warranties set forth in the merger agreement shall be true and correct in all material respects as of the effective time of the merger (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except where the failure of any such representations or warranties to be so true and correct, in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect and NWJ shall receive a certificate from the chief executive officer or other senior officer of Wilshire certifying that this is the case;
•	Wilshire shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under the merger agreement at or prior to the effective time of the merger and NWJ shall receive a certificate from the chief executive officer or other senior officer of Wilshire certifying that this is the case;
•	all third-party consents required in connection with the performance by Wilshire of its obligations under the merger agreement shall have been obtained;
•	NWJ shall have closed its financing of Wilshire's residential properties in the principal amount of not less than $31,100,000;
•	holders of not more than ten percent (10%) of the outstanding shares of Wilshire common stock shall have exercised appraisal rights;
•	NWJ shall have received from Wilshire certificates of good standing for Wilshire and each of its subsidiaries in the jurisdiction in which each is formed and each jurisdiction in which Wilshire or such subsidiary is qualified to do business;
•	NWJ shall have obtained from Chicago Title Insurance Company a new title policy for each of Wilshire’s real properties, in amounts and in form and substance reasonably acceptable to NWJ and the lenders of the merger financing;
•	NWJ shall have received an updated ALTA survey for each of Wilshire’s real properties certified to the applicable lender and Chicago Title Insurance Company, in form and substance acceptable to NWJ;

•	NWJ shall have received estoppel certificates from certain tenants of Wilshire’s non-multifamily real properties and all guarantors of such tenants' obligations under the leases of such real properties;
•	NWJ shall have received payoff letters as of the closing date from each of Wilshire's lenders with respect to outstanding indebtedness;
•	NWJ shall have received the resignation of all of Wilshire’s directors;
•	NWJ shall have received an opinion of Wilshire’s counsel; and
•	NWJ shall have received written agreements from each holder of any outstanding option terminating such option and agreeing to accept the consideration as set forth in the merger agreement.

The obligation of Wilshire to effect the merger shall be further subject to the satisfaction or waiver by Wilshire of the following conditions:

•	the representations and warranties of NWJ and Merger Sub set forth in the merger agreement shall be true and correct in all material respects as of the effective time of the merger (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect and Wilshire shall receive a certificate from the chief executive officer or other senior officer of NWJ certifying that this is the case; and
•	each of NWJ and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under the merger agreement at or prior to the closing date and Wilshire shall receive a certificate from the chief executive officer or other senior officer of NWJ certifying that this is the case.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

With respect to Wilshire:

•	Organization and qualification of Wilshire and its subsidiaries and authority to do business
•	Capitalization of Wilshire
•	Due authorization, execution, delivery, performance and enforceability of the merger agreement
•	Absence of conflicts with other documents and required consents
•	Securities filings
•	Absence of certain changes or events
•	Litigation and liabilities
•	Employee benefits
•	Taxes
•	Compliance with laws
•	Insurance
•	Contracts
•	Title to properties and other real property matters
•	Labor matters
•	Environmental matters
•	Wilshire's Rights Agreement

•	Intellectual property
•	Accounts and notes receivable
•	Liabilities
•	Employees
•	Non-competition
•	Brokers entitled to fee in connection with the merger agreement
•	No other representations or warranties of NWJ and Merger Sub

With respect to NWJ and Merger Sub:

•	Organization and authority to do business
•	Due authorization, execution, delivery, performance and enforceability of the merger agreement
•	Absence of conflicts with other documents and required consents
•	Absence of litigation
•	Accuracy of information supplied by NWJ or Merger Sub for inclusion or incorporation by reference in this proxy statement
•	Brokers entitled to a fee in connection with the merger agreement
•	Merger financing
•	Operations and ownership of NWJ and Merger Sub
•	No ownership of Wilshire’s common stock
•	No other contracts relating to the merger
•	No vote or consent of NWJ stockholders is necessary to approve the merger
•	No other representations or warranties of Wilshire
•	Opportunity for NWJ and Merger Sub to discuss the Company with Wilshire's management, access provided to NWJ concerning Wilshire's books and records, and the fact that NWJ and Merger Sub have conducted their own investigation of Wilshire and its subsidiaries and their respective businesses.

Interim Operations

During the period beginning on the date that the merger agreement was signed until the effective time of the merger, Wilshire is required to conduct its business in the ordinary course of business and use its best efforts to preserve substantially intact its business organization, and material business relationships, and Wilshire cannot, without the consent of NWJ, do any of the following:

•	amend or otherwise change its certificate of incorporation or by-laws;
•	issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities of Wilshire or any of its subsidiaries (except for (A) the issuance of shares of common stock upon the exercise of options or in connection with other stock-based awards outstanding as of June 13, 2008, in each case, in accordance with the terms of any Wilshire stock option plan, or (B) issuances in accordance with Wilshire's Rights Agreement);
•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of Wilshire to Wilshire or another wholly owned subsidiary of Wilshire);

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of Wilshire (except for the acquisition of shares of common stock tendered by optionees in connection with a cashless exercise of options or in order to pay taxes in connection with the exercise of options or the lapse of restrictions in respect of restricted shares of common stock pursuant to the terms of a Wilshire stock option plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of Wilshire’s subsidiaries;
•	make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or division thereof;
•	sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell or dispose of any assets, other than sales or dispositions in the ordinary course of business or pursuant to existing contracts;
•	other than in the ordinary course of business consistent with past practice, enter into or amend in any material respect any contract;
•	authorize any material new capital expenditures which are, in the aggregate, in excess of Wilshire’s capital expenditure budget as disclosed pursuant to the merger agreement;
•	except for borrowings under Wilshire’s existing credit facilities (if any), incur or modify in any material respect in a manner adverse to Wilshire the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to any other person (other than a subsidiary of Wilshire), in each case, other than in the ordinary course of business consistent with past practice, pursuant to letters of credit or otherwise;
•	except to the extent required under any employee benefit plan or as required by applicable law, (i) increase the compensation or fringe benefits of any of its directors, officers or employees (except in the ordinary course of business with respect to employees who are not directors or officers), (ii) grant any severance or termination pay not provided for under any employee benefit plan, (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment in the ordinary course of business and consistent with past practice with employees who are not directors or officers, (iv) establish, adopt, enter into or amend in any material respect or terminate any employee benefit plan or (v) pay or become obligated to pay any bonus, severance or other amounts to any officer or employee other than as disclosed pursuant to the merger agreement;
•	make any change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;
•	other than in the ordinary course of business or as required by applicable law, (i) make any tax election or change any method of accounting, (ii) enter into any settlement or compromise of any tax liability, (iii) file any amended tax return with respect to any tax, (iv) change any annual tax accounting period, (v) enter into any closing agreement relating to any material tax or (vi) surrender any right to claim a tax refund;
•	settle or compromise any litigation, other than settlements or compromises of litigation where the amount paid does not exceed $250,000 or, if greater, the total incurred cash reserve amount for such matter, as of the date of the merger agreement, maintained by Wilshire on its consolidated balance sheet at March 31, 2008;
•	waive any right of value material to Wilshire or any subsidiary of Wilshire;

•	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of Wilshire or any subsidiary of Wilshire other than the dissolution of any inactive subsidiary of Wilshire mutually agreed to by Wilshire and NWJ;
•	except as may be required by generally accepted accounting principles, revalue any portion of its assets, properties or businesses including, without limitation, any write-down of the value of any assets or any write-off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice;
•	materially change any of its business policies;
•	other than in the ordinary course of business consistent with past practice, enter into any lease (as lessor or lessee); sell, abandon or make any other disposition of any of its assets, properties or businesses; or grant or suffer any lien on any of its assets, properties or businesses; or
•	agree to take any of the above actions.

In addition, until the effective time of the merger, Wilshire has agreed to timely file all reports required to be filed under all United States securities laws and regulations and by the American Stock Exchange. In addition, Wilshire has agreed that it shall not, and shall cause each of is subsidiaries not to, directly or indirectly, take any action (i) to cause its representations and warranties set forth in the merger agreement to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement.

Amendments to the Merger Agreement

The merger agreement may be amended by action taken by the boards of directors of Wilshire, NWJ, and Merger Sub at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by Wilshire’s stockholders; provided, however, that, after adoption of the merger agreement by Wilshire’s stockholders, no amendment may be made which by law or in accordance with the rules and regulations of the American Stock Exchange requires the further approval of Wilshire’s stockholders without such further approval.

Restrictions on Solicitations of Other Offers

The merger agreement contains a “go shop” provision, pursuant to which Wilshire could solicit proposals and engage in discussions and negotiations for a superior transaction from third parties until July 16, 2008. During that period, several parties requested additional information, but no acquisition proposals were received.

After July 16, 2008, Wilshire has agreed that it will not, and will not authorize or permit any of its subsidiaries or representatives to:

•	directly or indirectly, initiate, solicit or knowingly encourage any inquiries with respect to, or the making of, any acquisition proposal;
•	engage in any negotiations or discussions concerning, or provide access to our properties, books and records or any confidential information or data to any person relating to, an acquisition proposal;
•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal;
•	execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal; or
•	take any action to exempt any person from the restrictions on business combinations set forth in Section 203 of the General Corporation Law of the State of Delaware.

Notwithstanding the restrictions described above, at any time prior to the adoption of the merger agreement by Wilshire’s stockholders, Wilshire or its board of directors are permitted to provide access to

Wilshire’s properties, books and records and provide other information and data in response to a request for such information or data or to engage in discussions or negotiations with, or provide any information to, a third party to the extent that:

•	Wilshire receives from such party an acquisition proposal for Wilshire not solicited in violation of the merger agreement; and
•	Wilshire’s board of directors determines in good faith, that (i) the acquisition proposal is credible and constitutes or is reasonably likely to lead to a superior proposal and (ii) the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

In such cases, Wilshire will not, and will not allow its representatives to, provide any material non-public information to such person without entering into a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Wilshire than those contained in the confidentiality agreement that Wilshire entered into with NWJ.

Furthermore, if, at any time prior to the adoption of the merger agreement by Wilshire’s stockholders, Wilshire’s board of directors (a) determines in good faith, after consultation with its legal counsel and financial advisors, that an acquisition proposal which did not result from a breach of the provisions described in the previous paragraphs is a superior proposal and (b) determines in good faith, after consultation with its legal counsel, that such action is required in order for the board of directors to act in a manner consistent with its fiduciary duties under applicable law, Wilshire may terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, but only if:

•	Wilshire gives NWJ at least three business days prior written notice that Wilshire has received a superior proposal and provides NWJ with the material terms of such superior proposal and the identity of the person making such superior proposal;
•	NWJ does not within three business days following Wilshire’s delivery of receipt of the notice of a superior proposal match or exceed the terms of such superior proposal; and
•	Wilshire concurrently pays to NWJ the $1,585,000 termination fee. See “Termination and Termination Fees” on page 34.

An “acquisition proposal” is any proposal or offer from any person or group of persons (other than NWJ, Merger Sub or their respective affiliates) relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of Wilshire and its subsidiaries, taken as a whole, or 15% or more of any class or series of Company securities, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of any class or series of capital stock of Wilshire, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Wilshire (or any subsidiary or subsidiaries of Wilshire whose business constitutes 15% or more of the net revenues, net income or assets of Wilshire and its subsidiaries, taken as a whole).

For purposes of the merger agreement, “superior proposal” means any acquisition proposal, involving (i) assets that generate more than 60% of the consolidated total revenues, or (ii) assets that constitute more than 60% of the consolidated total assets of Wilshire and its subsidiaries or (iii) more than 60% of the total voting power of the equity securities of Wilshire, in each case that the board of directors of Wilshire in good faith determines would, if consummated, result in a transaction that is more favorable to Wilshire's stockholders than the proposed merger with Merger Sub after consultation with a financial advisor and after taking into account all such factors and matters deemed relevant in good faith by the board of directors of Wilshire, including legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal.

Termination and Termination Fees

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after Wilshire stockholders have adopted the merger agreement:

•	by mutual written consent of NWJ, Merger Sub and Wilshire;
•	by NWJ or Wilshire if any court of competent jurisdiction or other governmental entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the party seeking to terminate the merger agreement shall have used its reasonable best efforts to prevent, oppose and remove such restraint, injunction or other prohibition;
•	by either NWJ or Wilshire if the merger is not consummated on or before December 13, 2008, through no fault of such party; or
•	by either NWJ or Wilshire if the merger agreement is not adopted at the special meeting or any postponement or adjournment thereof.
•	by Wilshire:
•	if there shall have been a breach of any representation, warranty, covenant or agreement on the part of NWJ or Merger Sub contained in the merger agreement such that the conditions to Wilshire's obligations to effect the merger would not be satisfied, if such breach is incapable of being cured on or before December 13, 2008; provided that Wilshire shall not have the right to terminate the merger agreement if Wilshire is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; or
•	prior to the adoption of the merger agreement by the stockholders of Wilshire, if Wilshire’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an unsolicited superior acquisition proposal, to enter into a definitive agreement with respect to such superior proposal;
•	by NWJ:
•	if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Wilshire contained in the merger agreement such that the conditions to NWJ and Merger Sub's obligations to effect the merger would not be satisfied, if such breach is incapable of being cured on or before December 13, 2008; provided that NWJ shall not have the right to terminate the merger agreement if NWJ or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;
•	if Wilshire’s board of directors shall have withdrawn, modified or changed its recommendation with respect to the merger in a manner adverse to NWJ or Merger Sub or shall have recommended to the stockholders of Wilshire an acquisition proposal other than the merger; or
•	if NWJ has not closed its financing of Wilshire's residential properties in the principal amount of not less than $31,100,000 through no fault of NWJ or Merger Sub on or before December 13, 2008, provided that neither NWJ nor Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.

If the merger agreement is terminated by Wilshire in response to receipt of an unsolicited superior acquisition proposal, or by NWJ if the Wilshire’s board of directors withdraws, modifies or changes the recommendation with respect to the merger in a manner adverse to NWJ or Merger Sub, then Wilshire will be required to pay a termination fee of $1,585,000 to NWJ.

If the merger agreement is terminated by either NWJ or Wilshire due to the fact that the merger is not consummated on or before December 13, 2008, through no fault of such party, or if the merger agreement is not adopted at the special meeting or any postponement or adjournment thereof, and (i) a credible acquisition proposal shall have been made directly to Wilshire’s stockholders which is not withdrawn prior to the special meeting and (ii) within six months after such termination, Wilshire shall have consummated any acquisition proposal, then Wilshire shall pay to NWJ a termination fee of $1,585,000.

If Wilshire shall fail to pay any termination fee when due, Wilshire will be required to reimburse NWJ for all reasonable costs and expenses actually incurred or accrued by NWJ in connection with any action taken to collect payment of such amounts.

As described above, Wilshire may terminate the merger agreement if NWJ or Merger Sub breach any of their respective representations, warranties, covenants or agreements, provided that (i) Wilshire is not then in material breach of any of its representations, warranties and covenants in the merger agreement, (ii) the breach by NWJ or Merger Sub is such that the conditions to Wilshire's obligations to close would not be satisfied and (iii) such breach is incapable of being cured before the date on which all parties would have the right to terminate the merger agreement (December 13, 2008). If Wilshire terminates in such circumstances, NWJ must pay Wilshire a fee of $2,000,000 (the “NWJ Termination Fee”). Payment of the NWJ Termination Fee has been guaranteed by Mr. Jekogian. The merger agreement provides that receipt of the NWJ Termination Fee will be Wilshire's exclusive remedy against NWJ, the Merger Sub or such guarantors for any loss incurred as a result of the failure of the Merger to be consummated or as a result of any breach of the merger agreement by NWJ or Merger Sub. Wilshire does not have the right to compel performance of the merger agreement pursuant to any right of specific performance.

Payment of Merger Consideration and Surrender of Stock Certificates

Wilshire's transfer agent or another entity selected by NWJ and Wilshire will be designated to act as paying agent for the merger and will at or immediately prior to the effective time of the merger receive the cash necessary to pay the $3.88 per share merger consideration to the holders of Wilshire common stock. The paying agent will use these funds solely to pay the merger consideration to those Wilshire stockholders entitled to receive such payment. The paying agent will deliver the merger consideration according to the procedures summarized below.

Promptly after the merger, the paying agent will mail to all Wilshire stockholders a letter of transmittal and instructions advising Wilshire stockholders how to surrender their stock certificates in exchange for the merger consideration. Upon surrender of your stock certificates, together with a properly completed letter of transmittal and any other items specified by the letter of transmittal, the paying agent will pay you the $3.88 per share merger consideration and your stock certificates will be canceled. No interest will accrue or be paid on the merger consideration, regardless of any delay in payment. In addition, all cash payments made in connection with the merger will be reduced by any applicable withholding taxes. If your stock certificates have been lost, mutilated or destroyed, you may deliver to the paying agent an affidavit and indemnity bond instead of your stock certificates. If you want any part of the merger consideration to be paid to someone else, your stock certificates must be properly endorsed, or otherwise in proper form for transfer, and you must pay to the paying agent any transfer or other taxes relating to the transfer, or establish to the satisfaction of the paying agent that the taxes have been paid or are not required to be paid.

Please do not forward your stock certificates to the paying agent without a letter of transmittal, and do not return your stock certificates with the enclosed proxy.

At and after the merger, you will cease to have any rights as a Wilshire stockholder, except for the right to surrender your stock certificates, according to the procedures described in this section, in exchange for the merger consideration or, if you properly assert and perfect your appraisal rights, the right to receive the “fair value” of your shares as determined under Delaware law. At the effective time of the merger, Wilshire’s stock ledger with respect to shares of Wilshire common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

The paying agent will, on demand, return to Wilshire, as the surviving corporation, all cash that has not yet been distributed in payment of the merger consideration as of twelve months following the merger, plus any accrued interest, and the paying agent’s duties will terminate. Thereafter, Wilshire stockholders may surrender stock certificates directly to NWJ and Wilshire, as the surviving corporation, and receive the $3.88 per share merger consideration, without interest, less any applicable withholding taxes. However, Wilshire stockholders will in no event have any greater rights against the surviving company than those of general creditors of Wilshire under applicable law, and none of NWJ, Merger Sub, or Wilshire will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Accounting Treatment

For accounting and financial reporting purposes, the merger will be accounted for as a purchase.

Merger Financing/Sources of Funds

To consummate the merger, NWJ believes that it requires approximately $73,942,115, which will be utilized to pay off or defease all of Wilshire’s existing indebtedness of approximately $28,601,698, pay the merger consideration to Wilshire’s shareholders of approximately $30,753,842 and pay expenses and fees related to the transactions of approximately $14,586,574.

NWJ has indicated that it intends to secure these funds using Wilshire’s existing cash, refinancing of Wilshire’s existing properties in a aggregate amount of approximately $44,957,500, the private placement of equity interests in Wilshire’s multifamily apartment properties of approximately $10,000,000 and the balance through equity contributions of NWJ Companies and its affiliates. The closing of the merger is contingent upon closing of at least $31,100,000 in financing for Wilshire’s multifamily apartment properties. Mr. Jekogian and NWJ Companies, both affiliates of NWJ, will act as the key principals for all financing. NWJ has indicated that it is confident that it will secure the necessary financing to pay the merger consideration despite the current credit market difficulties. As explained below, NWJ is working with multiple lenders on a contingency basis to ensure that the necessary financing will be available at closing.

NWJ had advised Wilshire of the following:

Debt Financing (Multifamily Properties)

NWJ Companies has received a preliminary commitment letter from a financial lending institution dated July 30, 2008 to provide first mortgage loans to refinance five (5) of Wilshire’s multifamily properties pursuant to the Fannie Mae Multifamily Delegated Underwriting and Servicing Program. The proposed aggregate amount of the mortgage loans is at least $31,100,000 with a term of 10 years, floating interest rate to the closing of the merger and fixed at the closing, and subject to the closing of the merger and other standard mortgage loan preconditions typical under the Fannie Mae program. Mr. Jekogian personally and NWJ Companies, Inc. will act as the key principals for the financing in connection with customary non-recourse obligations typical of this type of financing. NWJ is also contacting other lenders, to act as alternate lenders in the event that Fannie Mae is unable or unwilling to satisfy its commitments. The mortgage loans will be secured by first mortgages on the properties and by a first lien security interest in all fixtures, machinery, equipment, appliances and personal property owned or acquired in connection with the residential properties as well as rights to any accounts, intangibles, inventory, contract rights, licenses, permits, compensation, rents, issues and profits, including mineral, oil and gas rights and royalties.

Debt Financing (Commercial Properties)

NWJ has secured preliminary commitments and terms to refinance the following Wilshire commercial properties: Amboy Tower, Royal Mall Plaza and Tempe Corporate Center for an aggregate of $12,357,500. NWJ will also seek to refinance Jefferson Gardens Apartments, although no loan commitment has been received as of the date hereof.

Amboy Tower — NWJ has received a mortgage loan financing commitment dated May 15, 2008 from a Pennsylvania bank of $3,350,000 in the aggregate to refinance Amboy Tower. The proposed loan would be interest only for the first 24 months payable monthly. At month 25, the loan will convert to a fixed rate, with a five year term. The Pennsylvania bank will hold first mortgage liens on the property including any/all improvements, as well as an assignment of all leases for the property. Mr. Jekogian will provide a full unlimited personal guaranty on the loan. The closing of such financing would be contingent upon the closing of the merger and other customary covenants and conditions.

Royal Mall Plaza and Tempe Corporate Center — NWJ received summaries of indicative terms and conditions dated July 10, 2008 for term financing from a California bank for the refinancing of Royal Mall

Plaza and Tempe Corporate Center in the aggregate amount of $9,007,500 ($4,432,500 for Royal Mall and $4,575,000 for Tempe Corporate Center). The term of each loan is 60 months. The proposed indicative terms and conditions for both loans will expire on November 7, 2008. Mr. Jekogian will provide a full unlimited personal guaranty on both loans. The closing of such financing would be contingent upon the closing of the merger and other customary covenants and conditions.

Equity Financing

NWJ Companies has a strong relationship with a private equity fund that, in the past, has sponsored the formation of four multifamily rental property investment funds to acquire and redevelop multifamily rental properties managed by NWJ Companies. Based on this prior track record, NWJ has advised Wilshire that a new multifamily rental property fund will be formed by the private equity fund to invest approximately $10,000,000 in the ownership of the Wilshire multifamily properties following the merger.

NWJ has advised Wilshire that the NWJ Companies and their affiliates intend to contribute any shortfall in the funds needed to consummate the merger.

Conduct of the Business of Wilshire if the Merger is Not Completed

If the merger is not consummated, the board of directors expects that Wilshire’s current management will continue to operate the business in substantially the same manner as currently operated, subject to the business and financial conditions affecting Wilshire. In such circumstances, Wilshire may continue to seek another merger partner in order to maximize stockholder value.

Appraisal Rights

If the merger is consummated, holders of Wilshire common stock who follow the procedures summarized below will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

Delaware law entitles the holders of record of shares of Wilshire common stock who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” of those shares, without taking into account any element of value arising from the accomplishment or expectation of the merger, as determined by the court. The “fair value” could be greater than, less than or the same as the merger consideration offered by NWJ.

In order to exercise these rights, a Wilshire stockholder must demand and perfect the rights in accordance with Section 262. The following is a summary of the material provisions of Section 262 and is qualified in its entirety by reference to Section 262, a copy of which is attached as Annex D to this proxy statement. Wilshire stockholders should carefully review Section 262 as well as the information discussed below.

Filing Written Demand.  If a Wilshire stockholder elects to exercise the right to an appraisal under Section 262, that stockholder must do all of the following:

•	The stockholder must deliver to Wilshire a written demand for appraisal of shares of Wilshire common stock held, which demand must reasonably inform Wilshire of the identity of the stockholder and that the demanding stockholder is demanding appraisal, before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be delivered to Wilshire before Wilshire stockholders vote on the merger and must be in addition to and separate from any proxy or vote against the merger agreement. Neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a valid demand for appraisal within the meaning of Section 262.
•	The stockholder must not vote in favor of adopting the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy that does not specify an abstention or a vote against adoption of the merger agreement, will constitute a vote in favor of the merger agreement, a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal.

•	The stockholder must continuously hold the shares of record until the completion of the merger.

All written demands for appraisal should be addressed to Wilshire Enterprises, Inc., 1 Gateway Center, Newark, New Jersey 07102, Attention: Chief Financial Officer, and received before the vote is taken on the merger agreement at the special meeting. The demand must reasonably inform Wilshire of the identity of the stockholder and that the stockholder is demanding appraisal of his, her or its shares of Wilshire common stock.

The written demand for appraisal must be executed by or for the record holder of shares of Wilshire common stock, fully and correctly, as the holder’s name appears on the certificate(s) for their shares. If the shares of Wilshire common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of Wilshire common stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. Shares of Wilshire common stock held through brokerage firms, banks and other nominee holders are frequently deposited with and held of record in the name of a nominee of a central security depository. Any beneficial owner desiring appraisal who holds shares of common stock through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares which may be the nominee of a central security depository if the shares have been so deposited.

A record holder, such as a bank broker, fiduciary, depository or other nominee, who holds shares of Wilshire common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of the shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares of Wilshire common stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Wilshire common stock outstanding in the name of the record owner.

Any Wilshire stockholder may withdraw its demand for appraisal and accept $3.88 per share by delivering to Wilshire a written withdrawal of the demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the Wilshire stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than $3.88 per share.

Notice by Wilshire.  Within 10 days after the merger, Wilshire will give written notice of the date of the completion of the merger to each Wilshire stockholder who has properly demanded appraisal and satisfied the requirements of Section 262, referred to as a dissenting stockholder. Within 120 days after the effective date of the merger, any former Wilshire stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the Wilshire stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

Filing a Petition for Appraisal.  Within 120 days after the completion of the merger, Wilshire or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Wilshire common stock that are held by all dissenting stockholders. Wilshire is under no obligation, and has no present intention, to file such a petition. Accordingly, it is the obligation of Wilshire stockholders seeking appraisal rights to initiate all necessary actions to perfect appraisal rights within the time prescribed by Section 262. A Wilshire stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all Wilshire stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those Wilshire stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which Wilshire stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require Wilshire stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the fact that appraisal proceedings are pending. If any Wilshire stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that Wilshire stockholder.

Determination of Fair Value.  If a petition for appraisal is timely filed, the court will determine the fair value of the shares of Wilshire common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger. In determining fair value, the court will take into account all relevant factors. The Delaware Supreme Court stated in Weinberger v. UOP, Inc., among other things, that “proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding.

In addition, Delaware courts have decided that the statutory appraisal remedy may or may not be, depending on the factual circumstances, the Wilshire stockholder’s exclusive remedy in connection with transactions such as the merger. The court may determine fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

Unless the Delaware Court of Chancery determines otherwise for good cause shown, interest from the effectiveness of the merger to the date of payment of the amount determined by the Court to be the fair value shall accrue at 5% over the Federal Reserve discount rate, established from time to time during such period, compounded quarterly.

The costs of the appraisal proceeding (which do not include attorneys' fees or the fees and expenses of experts) shall be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon application of a Wilshire stockholder, the court may order all or a portion of the expenses incurred by any Wilshire stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Wilshire common stock entitled to appraisal.

From and after the completion of the merger, no dissenting stockholder shall have any rights of a Wilshire stockholder with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions, on the holder’s shares of Wilshire common stock, if any, payable to Wilshire stockholders of record as of a time prior to the completion of the merger. If a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving company, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any Wilshire stockholder without the approval of the court.

Any Wilshire stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a Wilshire stockholder’s statutory appraisal rights.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the merger relevant to beneficial holders of Wilshire common stock. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary Treasury Regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. This discussion does not address the effect of any state, local or foreign tax laws or any federal taxes other than income taxes (e.g., estate and gift taxes).

The discussion applies only to beneficial holders of Wilshire common stock in whose hands shares are capital assets for U.S. federal income tax purposes and does not specifically address tax consequences to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with Wilshire or who are subject to special tax treatment under the Code (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, real estate investment trusts, regulated investment companies, persons who have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, persons who hold shares of Wilshire common stock as part of a straddle, hedge, conversion transaction, or other integrated investment, and holders whose shares of Wilshire common stock constitute small business stock for purposes of the Code). In addition, this discussion does not address tax consequences to a beneficial holder of Wilshire common stock who, for U.S. federal income tax purposes, is (or is treated as) a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Wilshire Stockholders

The receipt of cash for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A stockholder who receives cash in exchange for shares pursuant to the merger generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares exchanged in the merger.

Capital gains recognized by non-corporate taxpayers from the sale of common stock held for more than one year generally will be subject to U.S. federal income tax at a rate not to exceed 15%. Capital gains recognized by a non-corporate taxpayer from the sale of common stock held for one year or less will be subject to U.S. federal income tax at the tax rates applicable to such taxpayer's ordinary income. Capital gains recognized by a corporate taxpayer will be subject to U.S. federal income tax at the tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of net capital losses against ordinary income; unused capital losses may be carried forward to subsequent tax years.

If a stockholder acquired different blocks of Wilshire common stock at different times and different prices, that stockholder must determine its adjusted tax basis and holding period separately with respect to each block of Wilshire common stock.

A stockholder who demands appraisal of the stockholder's shares in connection with the merger and receives cash in exchange for shares held by such person pursuant to such an appraisal proceeding generally will be subject to U.S. federal income tax in the same manner as if such person had participated in the merger, subject to any differences in the amount of cash received.

A holder of Wilshire common stock may be subject, under certain circumstances, to information reporting on the cash received in exchange for such stock unless that stockholder is a corporation or other exempt recipient. Backup withholding at a rate of 28% also will apply with respect to the amount of cash received, unless the recipient provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules, as set forth on substitute Form W-9 to be distributed by Wilshire’s paying agent in connection with the letter of transmittal which the paying agent will send to Wilshire's stockholders. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a stockholder's U.S. federal income tax liability, if any, provided that the stockholder furnishes the required information to the IRS in a timely manner.

NWJ and Merger Sub

Neither NWJ nor Merger Sub will recognize income, gain or loss for U.S. federal income tax purposes as a result of the merger.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, ESTATE, GIFT AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE CONSEQUENCES OF ANY CHANGE OR PROPOSED CHANGE IN ANY APPLICABLE LAWS.

Interests of Officers and Directors in the Merger

Some of our directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	the acceleration of all or a portion of their unvested stock options and cancellation of their stock options in exchange for a cash payment representing the difference between $3.88 per share and the lower exercise price;
•	the lapse of restrictions on their outstanding restricted shares resulting in receipt of the $3.88 per share merger consideration for each outstanding restricted share;
•	a continuation of indemnification and insurance for our directors and officers for customary events occurring at or before the merger, including those that are related to the merger agreement;
•	pursuant to a March 29, 2004 agreement with Sherry Wilzig Izak, Wilshire's Chairman of the Board and Chief Executive Officer, she will receive a cash payment of $200,000 upon the consummation of the merger; and
•	NWJ has extended an offer to Sherry Wilzig Izak to act as a consultant for one year to assist in the transition and redevelopment of the Wilshire properties, for a fee of $250,000. NWJ and Ms. Izak are discussing the offer.

None of the non-employee directors of Wilshire have stock options with exercise prices less than $3.88 per share. Sherry Wilzig Izak, Wilshire's Chairman of the Board and Chief Executive Officer, holds options to purchase 10,000 shares of common stock at an exercise price of $3.32 per share. She will receive $5,600 for her options upon the consummation of the merger. Francis J. Elenio, Wilshire's Chief Financial Officer, holds 16,333 restricted shares which will vest upon the earlier of the consummation of the merger and September 5, 2008.

The merger agreement provides that Wilshire may purchase, and in any event, NWJ will cause the surviving corporation to purchase, at or prior to the effective time of the merger, a six-year prepaid directors and officers liability insurance “tail policy” for Wilshire's existing directors and officers. For a period of six years following the effective time of the merger, NWJ agrees, and agrees to cause the surviving corporation, to honor and perform under all indemnification agreements entered into by Wilshire or any of its subsidiaries or elsewhere contained in the certificate of incorporation and by-laws of Wilshire as in effect on June 13, 2008.

Fees and Expenses

Each party will bear its own expenses in connection with the merger and the merger agreement, provided that, all costs and expenses associated with the preparation of Phase I environmental reports, title commitments, surveys, zoning reports, lien searches and property condition reports obtained in connection with the merger will be borne by Wilshire and all costs and expenses associated with the preparation of real property appraisals obtained in connection with the merger will be borne by NWJ. Expenses incurred in connection with the filing, printing and mailing of the proxy statement will be borne by Wilshire.

The Voting Agreements

Holders of Wilshire's common stock (all executive officers and directors of Wilshire and the Estate of Siggi B. Wilzig) representing approximately 26.5% of the outstanding shares, have executed a voting agreement pursuant to which they have agreed to vote their shares in favor of the adoption of the merger agreement and granted NWJ the right to vote their shares in favor of the adoption of the merger agreement. Each voting agreement will terminate upon the earlier of the effective time of the merger or the termination of the merger agreement. The form of the voting agreement is attached to this proxy statement as Annex B.

The summary of the voting agreements in the preceding paragraph does not purport to be complete and may not contain all information about the voting agreements that is important to you. We encourage you to read the form of voting agreement in its entirety.

Opinion of Financial Advisor

Pursuant to an engagement letter dated January 20, 2006, as subsequently amended, our board of directors approved the engagement of Friedman, Billings, Ramsey & Co., Inc., or FBR, as our exclusive financial advisor to explore strategic alternatives, including the possible sale of our company. Our board of directors selected FBR to act as exclusive financial advisor based on FBR’s qualifications, expertise and reputation. At the meeting of our board of directors on June 13, 2008, FBR rendered its oral opinion to the board of directors, and subsequently confirmed in writing, that as of such date, subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in its opinion, the cash consideration of $3.88 per share to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

THE FULL TEXT OF FBR’S WRITTEN OPINION, DATED JUNE 13, 2008, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE OPINION AND THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. YOU SHOULD CAREFULLY READ THE OPINION IN ITS ENTIRETY. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

In arriving at its opinion, FBR, among other things:

•	reviewed a draft of the merger agreement, dated June 13, 2008;
•	reviewed our Annual Report on Form 10-K for the year ended December 31, 2007; Quarterly Report on Form 10-Q for the period ended March 31, 2008 and certain unaudited interim financial statements and other financial information prepared by our management with respect to subsequent periods, which we identified as being the most current financial statements available;
•	reviewed the reported stock price and trading history of our common stock;
•	met with certain members of our management to discuss the business and prospects of our company;
•	reviewed certain business, financial and other information relating to our company, including financial forecasts for our company provided to or discussed with FBR by our management;
•	reviewed certain financial and stock market data and other information of our company and compared that data and information with corresponding data and information for companies with publicly traded securities that FBR deemed relevant;

•	reviewed the financial terms of the proposed merger and compared those terms with the financial terms of certain other business combinations and other transaction that have recently been effected or announced; and
•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that FBR deemed relevant.

In rendering its opinion, FBR relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information reviewed, and did not assume any responsibility for the independent verification of any of such information. With respect to the financial forecasts provided by us or discussed with FBR and the unaudited interim financial statements and other financial information prepared and provided by us to FBR, FBR assumed that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management. FBR assumed no responsibility for the assumptions, estimates and judgments on which such forecasts and interim financial statements and other financial information were based. In addition, FBR was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of our company or any of its subsidiaries, nor was FBR furnished with any such evaluations or appraisals. FBR has not evaluated our solvency under any state or federal laws relating to bankruptcy, insolvency or similar matters. With regard to the information provided by us to FBR, FBR relied upon our assurances that our management is unaware of any facts or circumstances that would make such information incomplete or misleading. FBR also assumed that there had been no change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of our company since the date of the most recent financial statements made available to FBR that would be material to its analysis.

FBR also assumed that the merger agreement, when executed, conformed to the draft reviewed by it in all respects material to its analysis, that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the company or the proposed merger and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement therein that is material to FBR’s analysis. FBR also assumed that NWJ will be able to obtain any financing arrangements necessary to pay the merger consideration. FBR’s opinion is necessarily based on financial, economic, market and other conditions as they existed on and the information made available to it as of June 13, 2008. Although subsequent developments may affect its opinion, FBR’s opinion speaks only as of its date and FBR does not have any obligation to update, revise or reaffirm its opinion.

FBR’s opinion only addresses the fairness from a financial point of view of the merger consideration and does not address any other terms, aspects or implications of the merger or any agreements, arrangements or understandings entered into in connection with the merger or otherwise or the fairness of the merger to the holders of any other class of our securities, creditors or other constituencies of our company nor the fairness of the amount or nature of any compensation to be paid or payable to any of our officers, directors or employees, or class of such persons, in connection with the merger. In addition, FBR’s opinion does not address the underlying decision by our company or our board of directors to engage in the proposed merger or the relative merits of the merger as compared to other transactions or business strategies that may be available to us nor does it address or constitute a recommendation regarding the decision of the board of directors of the company to approve and recommend that holders of common stock of the company vote in favor of the adoption of the merger agreement. FBR’s opinion does not constitute advice or a recommendation to any holder of our securities as to how such holder should vote or act on any matter relating to the merger or any other matter.

In connection with rendering its opinion to the board of directors, FBR performed a variety of financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses performed by FBR, but describes, in summary form, the material analyses of FBR in connection with its fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its fairness opinion, FBR considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factors considered by it. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying FBR’s fairness opinion. The order of analyses described below does not represent the relative importance or weight given to those analyses by FBR. Moreover, FBR’s analyses are not and do not purport to be appraisals or otherwise reflective of prices at which businesses or assets could be bought or sold.

Comparable Precedent Transactions

FBR reviewed publicly available information with respect to the following three transactions within the multifamily sector that were announced from December 2005 to June 2007:

Target	Acquirer
America First Apartment Investors	Sentinel Real Estate
BNP Residential Properties	Babcock & Brown Lmtd.
Town & Country	Morgan Stanley, Onex, Sawyer Realty

FBR calculated the high, mean and low multiples of earnings before interest, taxes, depreciation and amortization, or EBITDA, for the three target companies involved in the selected transactions and applied these multiples to our EBITDA for our income producing properties for the twelve months ended March 31, 2008, as adjusted for the transaction costs relating to the merger and other non-recurring expenses. FBR adjusted our implied enterprise value determined through this calculation for our cash, marketable securities, debt and non-income producing property. FBR estimated a value for our non-income producing property based upon several factors including historical offers from third parties, recent comparable sales, comparable broker listings and other factors. FBR calculated the implied value per share by dividing the calculated enterprise value by the number of shares of our common stock outstanding as of March 31, 2008, including the dilutive effect of options at the implied stock price. Based on these assumptions, the comparable transaction valuation methodology implied a range of value for our common stock of $1.54 to $2.00 per share as shown in the table below:

	EBITDA Multiple	Implied per Share Value
High	21.9x	$2.00
Mean	19.6x	$1.72
Low	18.1x	$1.54

FBR considered a number of criteria in selecting transactions involving companies and portfolios of multifamily assets, which FBR deemed generally comparable to the Merger. None of the transactions or companies used in the analysis is identical to the merger or our company. Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between our businesses, operations, financial condition and prospects, on the one hand, and the business, operations, financial condition and prospects of the companies and multifamily assets included in the comparable transactions on the other hand, FBR believed that it was inappropriate to, and therefore did not rely solely on the quantitative results of the analysis.

Comparable Company Analysis

FBR compared our financial, operating and stock market data to the following publicly traded real estate investment trusts, or REITs, that it believed were reasonably comparable to our company:

•	Associated Estates Realty Corp.
•	Home Properties, Inc.
•	Mid-America Apartment Communities Inc.

FBR calculated, among other things, the multiple of EBITDA for the twelve months ended March 31, 2008 to enterprise value for the comparable companies based upon closing share prices on June 6, 2008. FBR applied the high, mean, and low multiples of the comparable companies to our EBITDA for the twelve months ended March 31, 2008 and adjusted our implied enterprise value as a result of this calculation for our cash, marketable securities, debt and non-income producing property. FBR estimated a value for our non-income producing property based upon several factors including historical offers from third parties, recent comparable sales, comparable broker listings and other factors. FBR calculated the implied value per share by dividing the calculated enterprise value by the number of shares of our common stock outstanding as of March 31, 2008, including the dilutive effect of options at the implied stock price. Based on these assumptions, this comparable company analysis implied a range of value for our common stock of $0.75 to $1.36 per share as shown in the table below.

	TTM EBITDA Multiple	Implied per Share Value
High	16.6x	$1.36
Mean	14.9x	$1.16
Low	11.5x	$0.75

FBR selected the companies reviewed in the comparable companies analyses because of, among other reasons, their specialization in asset type (Class B apartments) and enterprise value (less than $5 billion). None of the companies utilized in the analyses, however, is identical to our company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies, as well as the potential trading value of our company.

Net Asset Value Analysis

FBR calculated net asset values per common share for our company utilizing both a comparable portfolio transaction method and private market transaction method.

Portfolio Transaction.  Using information provided by our management and publicly available information with respect to the following two portfolio transactions within the multifamily sector that occurred between January 2008 and March 2008, FBR calculated net asset value per common share for our company.

Seller	Acquiror	Reported Capitalization Rate
Associated Estates	Private Buyer	7.0%
UDR, Inc.	DRA Advisors	6.56%

FBR applied the high, mean and low capitalization rates for the comparable portfolio transactions to the net operating income of our multifamily assets calculated on a cash basis for the period from May 1, 2007 through April 30, 2008, after assumed capital expenditure reserves. FBR added to this calculation estimated values of our other assets, including an implied value for our office assets determined by applying capitalization rates to our office properties based on comparable buildings based on data from Real Capital Analytics. FBR estimated a value for our non-income producing assets based upon several factors including historical offers from third parties, recent comparable sales, comparable broker listings and other factors. FBR then subtracted from such gross asset values all debt and assumed sales commissions, a discount factor based on an assumed time period to sell the portfolio and assumed cost of capital, taxes, estimated negative cash from operations and defeasance costs, which would be incurred assuming a portfolio sale of assets. FBR calculated the implied net asset value per share by dividing the calculated aggregate net asset value by the number of shares of our common stock outstanding as of March 31, 2008 including the dilutive effect of options at the implied stock price. Based on these assumptions, this portfolio net asset value analysis implied a range of value for our common stock of $2.94 to $3.59 per share as shown in the table below. Multiple

	Capitalization Rate	Implied per Share Value
High	7.00%	$3.59
Mean	6.78%	$3.25
Low	6.56%	$2.94

Asset Transaction.  FBR also calculated a net asset value for our company by calculating the value of each property with positive net operating income in Wilshire’s portfolio based upon information for certain private market transactions involving the sale of individual comparable properties, in the multifamily and office segments, based upon data from Real Capital Analytics. In determining comparable properties FBR considered many factors including the location, age and size of the properties. FBR utilized capitalization rates ranging from 5.9% to 8.5% for our multifamily properties, and capitalization rates of 6.9% to 7.8% for our office properties.

FBR applied a range of capitalization rates derived from the comparable private market transactions to the net operating income of our multifamily and office assets calculated for the twelve month period ended April 30, 2008. FBR added to this calculation estimated values for our non-income producing properties based upon several factors including historical offers from third parties, recent comparable sales, comparable broker listings and other factors. FBR then subtracted from such gross asset values all debt and assumed sales commissions, a discount factor based on an assumed time period to sell the portfolio and assumed cost of capital, taxes, estimated negative cash from operations and defeasance costs, which would be incurred assuming a liquidation of assets. FBR calculated the implied net asset value per share by dividing the calculated aggregate net asset values by the number of shares of our common stock outstanding as of March 31, 2008, including the dilutive effect of options at the implied per share value. Based on these assumptions, this net asset value analysis implied a range of value for our common stock of $3.57 to $4.23 per share.

In performing its analyses, FBR made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. No company, transaction or business used in the analyses described above is identical to our company or the proposed merger. Any estimates contained in FBR’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of FBR’s analysis of the fairness, from a financial point of view, to the holders of our common stock, as of June 13, 2008, and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in such opinion, of the $3.88 in cash per share to be received by such holders pursuant to the terms of the merger agreement, and were conducted in connection with the delivery by FBR of its fairness opinion to our board of directors, dated June 13, 2008.

FBR’s opinion was one of the many factors taken into consideration by our board of directors in making its determination to approve the merger. FBR’s analyses summarized above should not be viewed as determinative of the opinion of our board of directors with respect to the value of our common stock or of whether our board of directors would have been willing to agree to a different form of consideration.

FBR is a nationally recognized investment banking and advisory firm. FBR, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. FBR and its affiliates may maintain relationships with our company, NWJ, as well as any of their principals or affiliates. In the ordinary course of its business, FBR may provide services to our company and may trade in our securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to the terms of the letter agreement pursuant to which FBR was engaged, we have agreed to pay FBR a fee of $1.45 million in connection with the consummation of the merger, which includes a $250,000 fee payable to FBR upon delivery of its fairness opinion and a $100,000 retainer fee, which has been paid to FBR. A significant portion of FBR’s fee is contingent upon closing of the merger. In addition, we have also agreed to reimburse FBR for its out of pocket expenses not to exceed $100,000 and to indemnify FBR and certain related parties against certain liabilities and expenses related to or arising out of FBR’s engagement.

Board Recommendation

The board of directors of Wilshire approved the merger and the merger agreement, and recommends that Wilshire stockholders vote “FOR” Proposal 1 to adopt the merger agreement attached to this proxy statement as Annex A.

PROPOSAL 2

ADJOURNMENT OF THE SPECIAL MEETING

Proposal 2: We propose that the Wilshire stockholders approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve Proposal 1 described above. See the discussion under “The Special Meeting — Adjournments and Postponements”.

Board Recommendation

The board of directors of Wilshire recommends that Wilshire stockholders vote “FOR” Proposal 2, the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve Proposal 1 relating to the adoption of the merger agreement.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

Based on information available to Wilshire, the following table sets forth certain information, as of July 1, 2008, with respect to holdings of Wilshire's common stock by each person Wilshire believes beneficially owned more than 5% of Wilshire's outstanding common stock as of July 1, 2008:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Estate of Siggi B. Wilzig c/o Daniel Swick Herrick, Feinstein LLP 2 Penn Plaza Newark, NJ 07105-2245	1,660,792	(2)	21.1%
Phillip Goldstein 60 Heritage Drive Pleasantville, NY 10570 and	1,183,850	(3)	14.9%
Bulldog Investors and Andrew Dakos Park 80 West-Plaza Two Saddle Brook, NJ 07663
Dimensional Fund Advisors, LP. 1299 Ocean Avenue, Suite 650 Santa Monica, CA 90401	467,143	(4)	5.9%
QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, New York 10036 and QVT Financial GP, LLC 1177 Avenue of the Americas, 9th Floor New York, New York 10036	408,877	(5)	5.2%
Donald Brenner P.O. Box 721 Alpine, NJ 07620	405,330	(6)	5.2%

(1)	Each beneficial owner’s percentage ownership of common stock is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days of April 1, 2008 have been exercised or converted. Options, warrants and other convertible securities that are not exercisable within 60 days of June 1, 2008 have been excluded. Unless otherwise noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
(2)	Mr. Wilzig, former Chairman and President of the Company, served as the Senior Consultant to the Company until his death on January 7, 2003. The table above reflects the Estate’s ownership as reported by the Estate.

(3)	Pursuant to a filing with the Securities and Exchange Commission, power to dispose of and to vote the securities set forth above resides solely with Mr. Phillip Goldstein and Mr. Andrew Dakos.
(4)	Pursuant to a filing with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. (“Dimensional”), a registered investment advisor, disclosed that it is deemed to have beneficial ownership of 467,143 shares of common stock, all of which shares are held in the portfolios of certain “Funds”. Such Funds consist of investment companies to which Dimensional provides investment advice and certain other commingled group trusts and separate accounts for which Dimensional serves as an investment manager. Dimensional disclaims beneficial ownership of all such shares.
(5)	Pursuant to a filing with the Securities and Exchange Commission, QVT Financial LP (“QVT”) is the investment manager for QVT Fund LP (the “Fund”), which is disclosed to have beneficial ownership of 322,693 shares of common stock for the Fund, and for Quintessence Fund L.P. (“Quintessence”) which is disclosed to have beneficial ownership of 35,813 shares of common stock. QVT also disclosed that it is the investment manager for a separate account managed for Deutsche Bank AG (“Deutsche”), which holds 50,371 shares of common stock. QVT further disclosed that it has the power to direct the vote and disposition of the aggregate amount of 408,877 shares of common stock owned by the Fund, Quintessence and Deutsche. QVT Financial GP, LLC is a general partner of QVT and may be deemed a beneficial owner of the same number of shares reported by QVT. QVT and QVT Financial GP, LLC disclaim beneficial ownership of all such shares.
(6)	These 405,330 shares of common stock consist of 17,974 shares for which Mr. Brenner has sole voting power and 387,356 shares for which he has shared voting power.

The following table shows the number and percentage of shares of Wilshire common stock beneficially owned by Wilshire's directors as of July 1, 2008. This information has been furnished by the directors.

Name	Shares of Common Stock Beneficially Owned on July 1, 2008(1)		Percentage of Class
Miles Berger	26,500	(2)	*
Milton Donnenberg	36,462	(3)(8)	*
S. Wilzig Izak	224,532	(4)(8)	2.8%
Eric J. Schmertz, Esq.	42,609	(5)	*
Ernest Wachtel	155,723	(6)	2.0%
W. Martin Willschick	29,560	(7)(8)	*

*	Less than one percent.
(1)	The shares of the Company’s common stock are owned directly and beneficially, and the holders have sole voting and investment power, except as otherwise noted.
(2)	Includes 19,000 shares of stock that could be obtained by Mr. Berger upon the exercise of stock options exercisable within 60 days of July 1, 2008.
(3)	Includes 15,000 shares of stock that could be obtained by Mr. Donnenberg upon the exercise of stock options exercisable within 60 days of July 1, 2008.
(4)	Includes 10,000 shares of stock that could be obtained by Ms. Izak upon the exercise of stock options exercisable within 60 days of July 1, 2008.
(5)	Includes 15,000 shares of stock that could be obtained by Mr. Schmertz upon the exercise of stock options exercisable within 60 days of July 1, 2008.
(6)	Includes 15,000 shares of stock that could be obtained by Mr. Wachtel upon the exercise of stock options exercisable within 60 days of July 1, 2008.

(7)	Includes 22,500 shares of stock that could be obtained by Mr. Willschick upon the exercise of stock options exercisable within 60 days of July 1, 2008.
(8)	Mr. Donnenberg is Ms. Izak’s uncle by marriage. Mr. Willschick is Ms. Izak’s first cousin.

At July 1, 2008, Francis J. Elenio, the Company’s Chief Financial Officer, beneficially owned 25,000 shares of common stock (less than 1% of the outstanding shares), of which 16,333 shares were subject to a restricted stock award that had not vested as of July 1, 2008.

At July 1, 2008, all directors and current executive officers as a group (seven persons) beneficially owned a total of 540,386 shares of the Company’s common stock, or 6.7% of the outstanding shares. Such amount includes 96,500 shares of common stock that could be obtained by the directors and current executive officers upon the exercise of stock options exercisable within 60 days of July 1, 2008 and 16,333 shares subject to restricted stock awards which had not vested as of July 1, 2008.

STOCKHOLDER PROPOSALS

If the merger described in Proposal 1 is not consummated, Wilshire’s stockholders will continue to be entitled to attend and participate in Wilshire’s stockholder meetings and Wilshire will hold a 2008 annual meeting of stockholders. In such event, the proxy statement for the 2008 annual meeting will include information concerning when stockholder proposals must be received in order to be eligible for inclusion in Wilshire’s proxy statement and form of proxy for its 2009 annual meeting of stockholders.

We hope that you will attend the special meeting, and look forward to your presence. HOWEVER, EVEN IF YOU PLAN TO ATTEND, YOU ARE URGED TO EITHER SUBMIT A PROXY FOR YOUR SHARES ELECTRONICALLY ON THE INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED WHITE PROXY CARD. If you wish to change your vote or vote differently in person, your proxy may be revoked at any time prior to the time it is voted at the meeting.

/s/ S. Wilzig Izak
S. WILZIG IZAK
Chairman of the Board

Dated: August 5, 2008

ANNEX A

Merger Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

Among

WILSHIRE ENTERPRISES, INC.,

NWJ APARTMENT HOLDINGS CORP.

and

NWJ ACQUISITION CORP.

Dated as of June 13, 2008

i

INDEX OF DEFINED TERMS

10-K	A-7
Acquisition Proposal	A-28
affiliate	A-37
Agreement	A-1
beneficial owner	A-37
beneficially owned	A-38
Book-Entry Shares	A-3
business day	A-38
Cancelled Shares	A-2
Certificate of Merger	A-1
Certificates	A-3
Closing	A-1
Closing Date	A-1
Code	A-9
Common Share	A-2
Common Stock	A-5
Company	A-1
Company Balance Sheet	A-19
Company Disclosure Schedule	A-5
Company Requisite Vote	A-25
Company Stock Option Plans	A-5
Company Termination Fee	A-35
Company’s Employee Benefit Plan	A-9
Company’s Employee Benefit Plans	A-9
Confidentiality Agreement	A-26
Contracts	A-15
control	A-38
D&O Tail Policy	A-28
DGCL	A-1
Dissenting Shares	A-2
Dissenting Stockholder	A-2
DOJ	A-29
Effective Time	A-1
Employee Benefit Plan	A-10
Environmental Damages	A-18
Environmental Requirements	A-18
ERISA	A-10
ERISA Affiliate	A-10
Estoppel Certificates	A-31
Exchange Act	A-6
Financing	A-30
Financing Commitment	A-22
Former Real Property	A-18
FTC	A-29
generally accepted accounting principles	A-38
Ground Lease	A-16
Ground Leases	A-16
Guarantors	A-32
Guaranty	A-32
Hazardous Materials	A-19
HSR Act	A-6
Indemnified Party	A-28
Intellectual Property	A-19
IRS	A-9
knowledge	A-38
Leases	A-16
Lenders	A-7
Liabilities	A-19
Liens	A-15
Material Adverse Effect	A-38
Merger	A-1
Merger Sub	A-1
Non-Imputation Affidavits	A-32
Option	A-3
Parent	A-1
Parent Disclosure Schedule	A-20
Parent Termination Fee	A-36
Paying Agent	A-3
Permits	A-14
person	A-38
Preferred Stock	A-5
Proceeding	A-28
Property Restrictions	A-15
Proxy Statement	A-25
Real Property	A-19
Recommendation	A-25
Reportable Transaction	A-12
Representatives	A-26
Restricted Shares	A-3
Rights Agreement	A-6
SEC Reports	A-7
Section 203	A-6
Solicitation Period End-Date	A-26
Stockholders Meeting	A-25
subsidiaries	A-38
subsidiary	A-38
Superior Proposal	A-28
Surviving Corporation	A-1
Tamarac	A-32
Tax	A-13
Tax Affiliate	A-11
Tax Return	A-13
Taxing Authority	A-13
Termination Date	A-34
VDR	A-38
Voting Agreement	A-28

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 13, 2008 (this “Agreement”), among NWJ APARTMENT HOLDINGS CORP., a Maryland corporation (“Parent”), NWJ ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and WILSHIRE ENTERPRISES, INC., a Delaware corporation (the “Company”).

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement,

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined herein), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, or at such other place as shall be mutually agreed by the parties hereto, as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the conditions set forth in ARTICLE VII (excluding conditions that, by their terms, cannot be satisfied until the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

(b) At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed and filed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; By-laws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as is set forth on Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the by-laws of the Company shall be amended so as to read in their entirety in the form as is set forth in Exhibit B annexed hereto, and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.

Section 1.5 Directors and Officers. The Company shall use its best efforts to cause the directors of the Company immediately prior to the Effective Time to submit their resignations to be effective as of the Effective Time. Immediately after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Conversion of Common Stock. Each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (each, a “Common Share”), other than (A) any Cancelled Shares (as defined herein) and (B) any Dissenting Shares (as defined herein), shall be converted into the right to receive the Merger Consideration (as defined below) in cash, without interest, payable to the holder thereof upon surrender of such Common Shares in the manner provided in Section 2.3, less any required withholding taxes. The parties intend that to the extent the Merger Consideration is financed using cash of the Company or the proceeds from borrowings by Merger Sub or the Company or its subsidiaries, the Merger be treated for tax purposes as if the Company had redeemed its stock to the extent that the Merger Consideration is attributable to such cash or proceeds. “Merger Consideration” means $3.88.

(b) Parent, Merger Sub and Company-Owned Shares. Each Common Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time, if any, or that is held in treasury by the Company immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Common Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any Common Shares which are issued and outstanding immediately prior to the Effective Time and are held by a person (a “Dissenting Stockholder”) who has not voted in favor of or consented to the adoption of this Agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of Common Shares to require appraisal of their Common Shares (“Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration, and the holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that if such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal in respect of its Common Shares, in any case pursuant to Section 262 of the DGCL, such Common Shares shall be deemed to be converted as of the Effective Time into the right to receive the applicable Merger Consideration for each such Common Share in accordance with the provisions of this Agreement. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent prompt notice of any demands for appraisal of Common Shares received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or compromise, or offer to settle or compromise, any such demands.

Section 2.2 Treatment of Options and Restricted Shares.

(a) The Company shall provide that, immediately prior to the Effective Time, each option to purchase Common Shares (an “Option”) granted under any Company Stock Option Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive a payment in cash, without interest, equal to the product of (A) the number of Common Shares previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Common Share previously subject to such Option, less any required withholding taxes. The Common Shares subject to Options having an exercise price less than the Merger Consideration shall be referred to as the “Cashed-Out Options”. At the Closing the Company shall deliver to Parent agreements executed by each holder of an outstanding Option cancelling such option and otherwise agreeing to receive the payments, if any, provided for in this Section 2.2(a). The Surviving Corporation shall pay the holders of Options the cash payments described in this Section 2.2(a) on or as soon as reasonably practicable after the Closing Date, but in any event within two (2) business days thereafter.

(b) Each Common Share granted subject to vesting or other lapse restrictions pursuant to any Company Stock Option Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions immediately prior to the Effective Time and at the Effective Time each such Restricted Share shall be converted as if it were a Common Share into the right to receive the Merger Consideration in accordance with Section 2.1, less any required withholding taxes which withholding taxes shall be paid by the Paying Agent to the Company.

Section 2.3 Surrender of Shares.

(a) At or prior to the Effective Time, Parent or Merger Sub shall enter into an agreement with the Company’s transfer agent or such other person selected by Parent and who is reasonably acceptable to Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this ARTICLE II. At or immediately prior to the Effective Time, Merger Sub shall deposit with the Paying Agent in trust for the benefit of holders of Common Shares, sufficient funds to immediately pay the aggregate Merger Consideration. Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Shares and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Promptly after the Effective Time (and in any event within two (2) business days thereafter), the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Common Shares (the “Certificates”) or (ii) Common Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates, or in the case of Book-Entry Shares the surrender of such Book-Entry Shares, for payment of the applicable Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Common Share formerly represented by such Certificate or Book-Entry Shares and such Certificate or Book-Entry Share shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this ARTICLE II.

(c) At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Common Shares for the Merger Consideration.

(d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Common Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this ARTICLE II.

(e) Notwithstanding anything in this Agreement to the contrary, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Common Shares pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax (as defined herein) laws.

(f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the reasonable replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Common Shares represented by such Certificate pursuant to this ARTICLE II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement, the Company shall deliver to Parent and Merger Sub a disclosure schedule (the “Company Disclosure Schedule”) with numbered sections corresponding to the relevant sections in this Agreement. Any exceptions or qualifications set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to other applicable representations, warranties and covenants contained in this Agreement if the applicability of such exceptions or qualifications to any other applicable representation, warranty or covenant would be readily apparent to a person reviewing the Company Disclosure Schedule, regardless of whether an explicit reference to such representation, warranty or covenant is made. The Company hereby represents and warrants to Parent and Merger Sub that except as set forth on the Company Disclosure Schedule:

Section 3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, each of which is listed in Section 3.1 of the Company Disclosure Schedule.

Section 3.2 Certificate of Incorporation and By-Laws; Minute Books. The Certificate of Incorporation and By-Laws in the form attached to Section 3.2 of the Company Disclosure Schedule are the Certificate of Incorporation and By-Laws of the Company as in effect on the date of this Agreement. The minute books of the Company and each of its subsidiaries contain true, complete and accurate records of all meetings and consents in lieu of meetings of their respective Boards of Directors, and any committees thereof (or persons performing similar functions), since the time of their respective organizations. The stock books of the subsidiaries are true, complete and accurate.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Schedule sets forth each direct and indirect subsidiary of the Company. Each of the Company’s subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as set forth in Section 3.3 of the Company Disclosure Schedule and has the requisite corporate or limited liability company power to carry on its business as it is now being conducted. Each such subsidiary of the Company is duly qualified as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, each as set forth in Section 3.3 of the Company Disclosure Schedule. All of the outstanding shares of capital stock or limited liability company interests, as applicable, of each of the Company’s subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly owned subsidiary of the Company, free and clear of all liens, claims, or encumbrances, and there are no proxies outstanding with respect to such shares. Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list of the ownership interests of the Company in its subsidiaries and in any other corporation, partnership, joint venture or other business association or entity and other than as set forth on such schedule, the Company does not, directly or indirectly, own or control or have any capital or other equity interest or participation, or any interest convertible, exchangeable or exercisable for, any capital or other equity interest or participation in, nor is the Company, directly or indirectly, subject to any obligation or requirement to provide funds to or invest in, any person.

Section 3.4 Capitalization; Face Amount of Auction Rate Securities. The authorized capital stock of the Company consists of 15,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of the date hereof, (i) 7,926,248 shares of Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 2,087,296 shares of Common Stock were held in the treasury of the Company, (iii) no shares of Common Stock were reserved for issuance pursuant to the Company’s 1995 Stock Option and Incentive Plan and 1995 Non-Employee Director Stock Option Plan and a total of 459,525 shares of Common Stock were reserved for issuance pursuant to the 2004 Stock Option and Incentive Plan and 2004 Non-Employee Director Stock Option Plan (collectively, the “Company Stock Option Plans”), copies of which have heretofore been furnished to the Parent, (iv) 61,633 Restricted Shares have been granted under the Company Stock Option Plans and remain outstanding, of which 24,632 shares are unvested, and (v) Options to purchase 135,000 shares of Common Stock were outstanding, having been granted pursuant to the Company Stock Option Plans. As of the date hereof, no shares of Preferred Stock were issued or outstanding. Section 3.4 of the Company Disclosure Schedule sets forth a true and complete listing of all Options outstanding as of the date hereof, setting forth the names of the holders of such Options, the number of Common Shares subject to such Options and the exercise prices and vesting schedules of such Options. Pursuant to an Amended and Restated Stockholder Protection Rights Agreement, dated as of December 6, 2006, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), the Company has issued to its stockholders rights to purchase shares of capital stock of the Company. Except as set forth above and except as set forth in Section 3.4 of the Company Disclosure Schedule, there are not now, and at the Effective Time there will not be, any shares of capital stock or other equity securities of the Company or of any subsidiary of the Company issued or outstanding or any options, warrants or other rights, agreements, arrangements or commitments obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of the Company or of any subsidiary of the Company. Except as set forth in Section 3.4 of the Company Disclosure Schedule, there are no outstanding contracts of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any capital stock or other equity securities of the Company or any subsidiary of the Company. No subsidiary of the Company owns any Common Stock of the Company. As of the date hereof, the aggregate face amount of the auction rate securities held by the Company is $3,000,000.

Section 3.5 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Merger and the transactions contemplated hereby, except for adoption of this Agreement by the Company’s stockholders as described in this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

Section 3.6 No Conflicts. Except as set forth in Section 3.6 of the Company Disclosure Schedule and the Requisite Stockholder Vote, neither the Company nor any of its subsidiaries or any of their respective assets is subject to or obligated under any provision of (i) its respective certificate or articles of incorporation or by-laws, (ii) any Contract, including any mortgage, indenture or other document or instrument, (iii) any license, franchise or permit, or (iv) any law, regulation, order, judgment or decree, in each case which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or a loss of a material benefit or any encumbrance on any of its assets would be created or suffered or which any consent is required to be obtained or notice required to be given by the Company’s execution and performance of this Agreement and consummation of the Merger. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the consummation of the Merger by the Company will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental entity, except for (i) the adoption of this Agreement by the requisite vote of the Company’s stockholders, (ii) the applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”) and state securities, takeover and “blue sky” laws, (iii) the applicable requirements of the American Stock Exchange, and (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL. No filing or waiting period is required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”). No state takeover statute or similar statute or regulation or any “fair price”, “moratorium”, “business combination”, “control share acquisition” or other form of anti-takeover statute or regulation applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the transactions contemplated hereby, other than Section 203 of the DGCL (“Section 203”). Subject to the accuracy of the representation set forth in Section 4.10, by virtue of resolutions heretofore approved by the Company’s Board of Directors, the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby will not be subject to the restrictions on business combinations with interested stockholders otherwise applicable to the Merger, this Agreement, the Voting Agreements or the transactions contemplated hereby under

Section 203 or the Rights Agreement. The Board of Directors of Company has taken such actions and votes as are necessary on its part to render the provisions of Section 203, all other applicable takeover statutes of the DGCL and the Rights Agreement inapplicable to this Agreement, the Merger, the Voting Agreements and the transactions contemplated hereby and thereby. Set forth in Section 3.6 of the Company Disclosure Schedule is a list of all indebtedness of the Company or any subsidiary including the name of each lender (the “Lenders”), the principal amount outstanding as of a recent practical date, whether or not such debt is prepayable and upon what terms, whether there is any prepayment penalty which would become due on prepayment and if such indebtedness is not prepayable, whether such indebtedness can be defeased and the terms of such defeasance.

Section 3.7 Commission Filings. The Company has heretofore delivered to the Parent (i) its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC (the “10-K”) and (ii) all other reports filed by the Company with the SEC under the Exchange Act since the initial filing of the 10-K (collectively, the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and applicable to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its subsidiaries included in the SEC Reports previously provided to the Parent comply as to form in all material respects with applicable accounting requirements and published rules of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) and fairly present the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders’ equity (to the extent applicable) and statements of cash flows for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end adjustments and any other adjustments described therein. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company has timely filed all forms, statements and documents required to be filed by it with the SEC during the past three years. No subsidiary of the Company is required to make any filing with the SEC. Each of the Company’s Chief Executive Officer and Chief Financial Officer has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate. The Company has established and maintains disclosure controls and procedures for the purposes of Rules 13a-15 and 15d-15 of the Exchange Act in all material respects. Those disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities and such disclosure controls and procedures are effective to perform the functions for which they were established. The Company’s auditors and the Audit Committee of the Board of Directors have been advised of: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls. Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to sufficient deficiencies and material weaknesses. The above disclosure controls and procedures were evaluated at least one time prior to December 31, 2007.

Section 3.8 Absence of Certain Changes or Events. Since December 31, 2007, except as set forth in Section 3.8 of the Company Disclosure Schedule or SEC Reports filed prior to the date hereof, neither the Company nor any of its subsidiaries has (i) suffered any Material Adverse Effect or any event, change or condition likely to cause or have any such Material Adverse Effect or (ii) conducted its business and operations other than in the ordinary course of business and consistent with past practices except, subsequent to the date hereof, as permitted by Section 5.1 hereof.

(a) Without limiting the foregoing, since December 31, 2007, except as set forth in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has:

(i) amended or otherwise changed its certificate of incorporation or by-laws or any similar governing instruments;

(ii) issued, delivered, sold, pledged, disposed of or encumbered any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (A) the issuance of Common Shares upon the exercise of Options or in connection with other existing stock-based awards, in each case, in accordance with the terms of any Company Stock Option Plan, or (B) issuances in accordance with the Rights Plan);

(iii) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

(iv) reclassified, combined, split, subdivided, redeemed, purchased or otherwise acquired any shares of capital stock of the Company (except for the acquisition of Common Shares tendered by optionees in connection with a cashless exercise of Options or in order to pay taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Shares pursuant to the terms of a Company Stock Option Plan), or reclassified, combined, split or subdivided any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v) made any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or made any investment in any interest in, any corporation, partnership or other business organization or division thereof;

(vi) sold or otherwise disposed of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sold or disposed of any assets, other than sales or dispositions in the ordinary course of business or pursuant to existing Contracts;

(vii) other than in the ordinary course of business consistent with past practice, entered into or amended in any material respect or failed to renew any Contract;

(viii) authorized any material new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 3.8 of the Company Disclosure Schedule;

(ix) except for borrowings under the Company’s existing credit facilities, incurred or modified in any material respect in an manner adverse to the Company the terms of any indebtedness for borrowed money, or assumed, guaranteed or endorsed, or otherwise as an accommodation became responsible for, the obligations of any person, or made any loans, advances or capital contributions to any other person (other than a subsidiary of the Company), in each case, other than in the ordinary course of business consistent with past practice, pursuant to letters of credit or otherwise;

(x) except to the extent required under any Employee Benefit Plan or as required by applicable law, (A) increased the compensation or fringe benefits of any of its directors, officers or employees (except in the ordinary course of business with respect to employees who are not directors or officers), (B) granted any severance or termination pay not provided for under any Employee Benefit Plan, (C) entered into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment in the ordinary course of business and consistent with past practice with employees who are not directors or officers, (D) established, adopted, entered into or amended in any material respect or terminated any Employee Benefit Plan or (E) paid or become obligated to pay any bonus, severance or other amounts to any officer or employee;

(xi) made any change in any accounting principles, except as were appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(xii) other than in the ordinary course of business or as required by applicable law, (A) made any Tax election or change any method of accounting, (B) entered into any settlement or compromise of any Tax liability, (C) filed any amended Tax Return with respect to any Tax, (D) changed any annual Tax accounting period, (E) entered into any closing agreement relating to any material Tax or (F) surrendered any right to claim a Tax refund;

(xiii) settled or compromised any litigation, other than settlements or compromises of litigation where the amount paid did not exceed $25,000 or, if greater, the total incurred cash reserve amount for such matter, maintained by the Company on the Company Balance Sheet at December 31, 2007;

(xiv) waived any right of value material to the Company or any subsidiary of the Company;

(xv) adopted a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company or any subsidiary of the Company;

(xvi) revalued any portion of its assets, properties or businesses including, without limitation, any write-down of the value of any assets or any write-off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(xvii) materially changed any of its business policies or practices;

(xviii) other than in the ordinary course of business consistent with past practice, entered into any Lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets, properties or businesses; granted or suffered any Lien on any of its assets, properties or businesses; or added or modified any debt on properties or assets; or

(xix) failed to operate its business in the ordinary course, consistent with past practices; or

(b) agreed to take any of the actions described Section 3.8(a)(i) through Section 3.8(a)(xix).

Section 3.9 Litigation and Liabilities. Except as disclosed in Section 3.9 of the Company Disclosure Schedule or SEC Reports filed prior to the date hereof, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, properties or any former directors or officers of the Company, in their capacity as directors or officers of the Company.

Section 3.10 Employee Benefits.

(a) Section 3.10 of the Company Disclosure Schedule contains an accurate and complete list (and if not written, a description) of all of the Employee Benefit Plans which the Company, or any ERISA Affiliate, sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees of the Company and/or its ERISA Affiliates (referred to collectively as the “Company’s Employee Benefit Plans” and individually as a “Company’s Employee Benefit Plan”). Accurate and complete copies of all of the Company’s Employee Benefit Plans have been provided or made available to Buyer as well as the most recent determination letter issued, if any, or if none, Internal Revenue Service (“IRS”) opinion or advisory letter issued with respect to a Company’s Employee Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”), all pending applications for rulings, determination letters, opinions and no action letters filed with the Department of Labor or the IRS, summary plan descriptions, service agreements, stop loss insurance policies, if any and all related contracts and material documents (including, but not limited to, all compliance reports and testing results for the past three years), all closing letters, audit finding letters and revenue agent findings.

None of Company’s Employee Benefit Plans is subject to Title IV of ERISA or Code Section 412. None of Company’s Employee Benefit Plans is a Multiple Employer Plan or Multiemployer Plan under Code Section 413(c) or 414(f). None of Company’s Employee Benefit Plans provides a self-insured health or death benefit. No leased employees (as defined in Section 414(n) of the Code) are eligible for, or participate in, the Company’s Employee Benefit Plans. None of Company’s Employee Benefit Plans promises or provides health or life benefits to retirees or former employees, except as required by Code Section 4980B, Sections 601 through 609 of ERISA, or comparable state statutes which provide for continuing health care coverage.

(b) “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other material plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

(c) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rulings and regulations promulgated thereunder.

(d) “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group with, common control with, part of an affiliated service group with, or part of another arrangement that includes, the Company or any ERISA Affiliate within the meaning of Code Section 414(b), (c), (m) or (o).

(e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has (i) established, sponsored, maintained or contributed to (or has or had the obligation to contribute to) any Employee Benefit Plan, (ii) proposed any Employee Benefit Plan which it plans to establish, sponsor, maintain or to which it will be required to contribute, or (iii) proposed any changes to any of Company’s Employee Benefit Plans now in effect. Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, each of Company’s Employee Benefit Plans that provides a self-insured health benefit is subject to a stop-loss insurance policy in which the Company is an insured party and no facts exist which could form the basis for any denial of coverage under such policy.

(f) With respect to the Company’s Employee Benefit Plans, the Company and each ERISA Affiliate will have made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date and will have accrued (in accordance with generally accepted accounting principles) as of the Closing Date all payments (including premium payments with respect to insurance policies) due but not yet payable as of the Closing Date. There has not been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies.

(g) The Company has delivered or made available to Parent an accurate and complete copy of the three most recent Annual Reports (Form 5500 series), accompanying schedules and any other material form or filing required to be submitted to any governmental agency with regard to each of Company’s Employee Benefit Plans and the most current actuarial report, if any, with regard to each of the Company’s Employee Benefit Plans.

(h) All of the Company’s Employee Benefit Plans are, and have been, operated in compliance in all material respects with their provisions and with all applicable laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each of the Company’s Employee Benefit Plans that is intended to be qualified under Section 401(a), each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code, and with respect to each of the Company’s

Employee Benefit Plans that is intended to be a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, each such association has been determined by the IRS to have such status. To the knowledge of the Company, no reason exists that would cause such qualified or Section 501(c)(9) status to be revoked for any period. The Company, its ERISA Affiliates, and all fiduciaries of the Company’s Employee Benefit Plans have complied in all material respects with the provisions of the Company’s Employee Benefit Plans and in all material respects with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. None of the Company’s Employee Benefit Plans is a “MEWA” as defined in Section 3(40)(A) of ERISA. To the knowledge of the Company, no non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code has occurred with respect to any of Company’s Employee Benefit Plans. Neither the Company nor any ERISA Affiliate has incurred any tax liability or civil penalty, damages, or other liabilities arising under Section 502 of ERISA, resulting from any of the Company’s Employee Benefit Plans.

(i) Except as contemplated by Section 2.2 hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from the Company or any ERISA Affiliate under any of the Company’s Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of the Company’s Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

(j) There are no pending actions, claims or lawsuits that have been asserted or instituted against any of the Company’s Employee Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the knowledge of the Company, there are no facts which could form the basis for any such action, claim or lawsuit. There are no investigations or audits by any government agency of any of the Company’s Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or threatened and, to the knowledge of the Company, there are no facts which could form the basis for any such investigation or audit.

(k) To the knowledge of the Company, no action or omission of the Company, or any ERISA Affiliate, or any director, officer, or agent thereof in any way restricts, impairs or prohibits the Company or any ERISA Affiliate, or any successor, from amending, merging, or terminating any of the Company’s Employee Benefit Plans in accordance with the express terms of any such plan and applicable law.

(l) To the knowledge of the Company, each Company’s Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and the rules and regulations issued thereunder.

Section 3.11 Taxes. The Company and each subsidiary of the Company has filed or caused to be filed timely (taking into account all available extensions) all material federal, state, local and foreign Tax Returns required to be filed by each of it and any member of its consolidated, combined, unitary or similar group (each such member, a “Tax Affiliate”). Such Tax Returns are accurate and complete in all material respects. Section 3.11 of the Company Disclosure Schedule contains an accurate and complete list of all Tax Returns actually filed by the Company or any subsidiary as of the date hereof with respect to the calendar years 2004, 2005, 2006 and 2007 of the Company and each subsidiary of the Company. Accurate and complete copies of all such federal, state, local and foreign income, sales and use Tax Returns filed by the Company and each of its subsidiaries have been delivered or made available to Parent. The Company and each of its subsidiaries has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all Taxes shown to be due in respect of the periods for which Tax Returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all Taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. The financial statements filed with the SEC Reports fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. Neither the Company nor any of its Tax Affiliates nor any of its subsidiaries has any material liability for Taxes in excess of the amount so paid or accruals or reserves so established. Neither the Company nor any of its Tax Affiliates nor any of its subsidiaries is delinquent in the payment of any Tax in excess of the amount reserved or provided therefor, and, subject to completion of pending or scheduled audits, no deficiencies for any Tax, assessment or governmental charge in excess of the amount reserved or provided therefor have, to the knowledge of the Company, been threatened, claimed, proposed or assessed. With respect to each of the Company, its Tax Affiliates and its subsidiaries, (i) no waiver or extension of time to assess any Taxes has been given or requested and remains in effect on the date hereof, (ii) no audit by any taxing authority has ever been conducted, is currently pending or, to the knowledge of the Company, threatened, (iii) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received, and (iv) to the knowledge of the Company there is no reasonable basis for any Tax deficiency or adjustment to be assessed.

(a) The Company and each of its subsidiaries has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which it has participated and has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but which are not listed in Treasury Regulation Section 1.6011-4(g). A “Reportable Transaction” means any transaction listed in Treasury Regulation Section 1.6011-4(b).

(b) Neither the Company nor any subsidiary of the Company has a contract, agreement plan, or other similar type of arrangement currently in place covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code or similar provision of state or foreign law, or would constitute compensation that would not be deductible by reason of Section 162(m) of the Code or similar provision of state or foreign law. Neither the Company nor any subsidiary of the Company is obligated to make any “gross-up” or similar payment to any person on account of any Tax under Section 4999 of the Code or similar provision of state or foreign law.

(c) Neither the Company nor any subsidiary of the Company is a party to, is bound by nor has any obligation under any Tax sharing agreement or similar contract (whether or not written) or has liability for Taxes of any person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise other than the Company or its subsidiaries.

(d) Neither the Company nor any subsidiary of the Company has been the “distributing company” (within the meaning of Section 355(a)(1) of the Code) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(e) The Company and each subsidiary of the Company has complied with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper taxing authorities all amounts required. The Company and each of its subsidiaries has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes. The Company and each of its subsidiaries has collected and remitted all applicable sales, use and VAT or other similar Taxes to the applicable taxing authority.

(f) Neither the Company nor any subsidiary of the Company has agreed to make, nor is the Company or any subsidiary of the Company required to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and, no Taxing Authority has proposed any such adjustment or change in accounting method. Neither the Company nor any subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section

7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date or (iv) intercompany transactions or any excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law). Neither the Company nor any subsidiary of the Company is subject to any private letter ruling of any Taxing Authority or comparable rulings of other Taxing Authorities. No power of attorney currently in force has been granted by the Company or any subsidiary of the Company concerning any Tax matter.

(g) Neither the Company nor any subsidiary of the Company has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such predecessor statute, or state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute, or state, local, or foreign Tax law).

(h) No employee benefit plan or other agreement, policy or arrangement between the Company or any subsidiary of the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder) would subject any person to Tax pursuant to Section 409A(1) of the Code, whether pursuant to the consummation of the transactions contemplated hereby or otherwise. Neither the Company nor any subsidiary of the Company is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code. The exercise price of any stock option issued by the Company and each subsidiary of the Company to any person was not less than the fair market value of the issuing company’s stock on the date that such stock option was granted.

(i) Neither the Company nor any subsidiary of the Company has or has ever had a permanent establishment or other taxable presence in any country other than the United States and Canada. The completion of the transactions contemplated hereunder will not trigger the realization or recognition of intercompany gain or income to the Company or any subsidiary of the Company under the federal consolidated return regulations.

(j) For purposes of this Agreement, the following terms shall have the following meanings:

“Tax”, “tax”, “Taxes” or “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of any contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the Internal Revenue Service and any other governmental authority of any other jurisdiction responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Tax Affiliates.

Section 3.12 Information Supplied. Any SEC Report filed with the SEC or any proxy statement mailed by the Company to the holders of Common Shares after the date hereof and all amendments and supplements thereto will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and will not, at the time of (a) the filing of the SEC Report or the first mailing of any proxy statement (and respective amendments thereto) or (b) the Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Parent or Merger Sub expressly for inclusion in such proxy statement.

Section 3.13 Licenses and Permits; Governmental Notices. The Company and its subsidiaries have obtained all material licenses, registrations, approvals, certificates, authorizations, consents, franchises and permits (“Permits”) necessary to conduct their respective businesses and to own and operate their respective assets and such Permits are valid and in full force and effect. No defaults or violations exist or have been recorded in respect of any material Permit of the Company and its subsidiaries. No proceeding is pending or, to the knowledge of the Company, threatened which contemplates the revocation, limitation or non-renewal of any such material Permit.

(a) Since December 31, 2005, the Company and its subsidiaries have not received any written notice regarding, and have not been made a party to, any proceeding, investigation or arbitration brought by any governmental authority alleging that (a) the Company and its subsidiaries are in, or may be in, violation of any law, governmental regulation, order, judgment or decree (b) the Company and its subsidiaries must change any of their business practices to remain in compliance with any law, governmental regulation or order, (c) the Company and its subsidiaries have failed to obtain any license or permit required for the conduct of its business or the ownership of its assets, or (d) the Company and its subsidiaries are in default under or violation of any license or permit.

Section 3.14 Compliance with Laws. Except as set forth in Section 3.14 of the Company Disclosure Schedule, the Company and its subsidiaries have complied in a timely manner in all material respects with all federal, state, county, local or foreign statutes and laws, including common law, ordinances, orders, judgments, decrees or regulations, standards, enforceable guidelines or codes of any governmental authority, relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, the labor, equal employment opportunity, occupational safety and health, environmental waste disposal, zoning, building, environmental and antitrust laws.

Section 3.15 Insurance. During the past six years, the Company and each of its subsidiaries have been covered under insurance policies and programs which provide coverage to the Company and its subsidiaries by insurers reasonably believed by the Company to be of recognized financial responsibility and solvency. All material policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors have previously been made available for inspection by the Parent and are in full force and effect and insure against risks and liabilities customary for the businesses in which the Company and its subsidiaries are engaged and those in effect on the date hereof are listed in Section 3.15 of the Company Disclosure Schedule. Except as otherwise set forth in Section 3.15 of the Company Disclosure Schedule or SEC Reports, as of the date hereof, there are no material claims by the Company or any subsidiary of the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause other than a customary reservation of rights clause. All necessary notifications of claims have been made to insurance carriers other than those where the failure to so notify is not reasonably expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has any knowledge of any inaccuracy in any application for such policies, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. Neither the Company nor any of its subsidiaries has been refused any insurance with respect to its assets, properties, or businesses, nor has any coverage been limited, by any insurance carrier to which the Company or any of its subsidiaries has applied for any such insurance or with which the Company or any of its subsidiaries has carried insurance during the last three years. Section 3.15 of the Company Disclosure Schedule sets forth the loss runs of the Company and each subsidiary of the Company for the last five years.

Section 3.16 Contracts. All contracts, agreements, commitments and other documents to which the Company or any of its subsidiaries is a party or by which the Company, any subsidiary of the Company, or any of their assets is in any way affected or bound, including all amendments and supplements thereto and modifications thereof, excluding those that (a) are terminable without premium or penalty upon no more than sixty

(60) days notice or (b) involve in their entirety less than $50,000 and in cases of (a) and (b) are not otherwise material to the business (collectively, except as otherwise set forth in this Section 3.16, “Contracts”), are listed in Section 3.16 of the Company Disclosure Schedule, are legally valid and binding and in full force and effect, and the Company and each of its subsidiaries is in compliance in all material respects with all such Contracts and neither the Company nor any subsidiary of the Company has received any notice that it is in default or breach of any of the terms thereof. The Company has previously made available for inspection by the Parent through the VDR all written Contracts, except those that are identified in Section 3.16 of the Company Disclosure Schedule as available on the SEC's EDGAR website. A summary of the terms of each oral Contract is set forth on Section 3.16 of the Company Disclosure Schedule. The Company has previously provided the Parent with copies of, and Section 3.16 of the Company Disclosure Schedule identifies, any agreement with any executive officer or other key employee of the Company or any subsidiary of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any subsidiary of the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any compensation guarantee of more than $50,000 per year or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee not comparable to benefits available to employees generally. Except as set forth in the engagement letter dated January 20, 2006 between the Company and Friedman, Billings and Ramsey, as amended by Amendment 1 to Engagement Letter, dated June 15, 2006, Amendment 2 to Engagement Letter, dated October 9, 2006, Amendment 3 to Engagement Letter, dated May 24, 2007 and Amendment No. 4 to Engagement Letter effective January 18, 2008, all expenses of the Company incurred and to be incurred in connection with this Agreement and the transactions contemplated hereby, including but not limited to legal and accounting fees are on normal terms and do not involve any success fees, bonuses or premiums.

Section 3.17 Title to Properties; Real Property.

(a) Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company or one of its subsidiaries owns fee simple title to or leasehold title to each of the Real Properties identified on Section 3.17 of the Company Disclosure Schedule, in each case (except as provided below) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Liens”). Section 3.17 of the Company Disclosure Schedule sets forth each piece of Real Property owned or leased by the Company or any subsidiary of the Company, and any Real Property in which the Company or any subsidiary of the Company has any other interest, the type of interest held in such Real Property and the owner of such interest in Real Property.

(b) None of the Real Property is subject to any rights of way, written agreements, or reservations of an interest in title that are recorded or, if not recorded, of which the Company or any subsidiary of the Company has knowledge (collectively, “Property Restrictions”), except for (i) Liens and Property Restrictions set forth in Section 3.17 (b) of the Company Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property (and, to the knowledge of the Company, the Company or any subsidiary of the Company is not in default in any material respect under any such Liens or Property Restrictions), including zoning regulations, (iii) Liens and Property Restrictions disclosed on the title policies or reports or surveys obtained in connection with this Agreement and provided or made available to Parent, which Liens or Property Restrictions are set forth on Section 3.17 (b) of the Company Disclosure Schedule, and (v) mechanics’, carriers’, workmen’s, repairmen’s liens and other Liens, Property Restrictions and other limitations of any kind, if any, which are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Real Property subject thereto or affected thereby, and for which adequate reserves have been made in the Company’s financial statements included in the SEC Reports filed prior to the date hereof.

(c) Except as listed in Section 3.17 (c) of the Company Disclosure Schedule, the Company has made available to Parent all valid policies of title insurance in its possession insuring the Company’s or the applicable Company subsidiaries’ fee simple or leasehold title to the Real Property and no claim has been made against any such policy.

(d) Except as set forth in Section 3.17 (d) to the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company directly or through the actions or inactions of their agents has (i) failed to obtain or have in full force and effect, any material certificate, permit or license from any governmental authority having jurisdiction over any of the Real Property or any agreement, easement or other right that is necessary to permit the lawful and current use and operation of the buildings and improvements on any of the Real Property or that is necessary to permit the lawful use and operation in all material respects of all driveways, parking areas, detention ponds, roads and other means of egress and ingress to and from any of the Real Property for an unlimited duration, and (ii) received notice of any violation of any laws, Lien or Property Restrictions affecting any of the Real Property issued by any party or governmental authority which has not been cured or contested in good faith and neither the Company nor any subsidiary of the Company is in material violation of any laws that pertain to the Real Property.

(e) Except as provided for in Section 3.17 (e) of the Company Disclosure Schedule and to the knowledge of the Company, neither the Company nor any subsidiary of the Company has received any written notice to the effect nor has knowledge that any condemnation or rezoning proceedings are pending or threatened with respect to any of the Real Property.

(f) Except as provided for in Section 3.17(f) of the Company Disclosure Schedule, the rent rolls for the Real Property, for each of the three months ended March 31, 2008, which previously have been made available to the Parent, list each lease or other right of occupancy that, the Company or the subsidiaries are party to as landlord with respect to each applicable piece of Real Property (the “Leases”), and are correct and complete in all respects. The Company has made available to Parent correct and complete copies of all Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except as set forth in Section 3.17 of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company, on the one hand, nor, to the knowledge of the Company or subsidiary of the Company, any other party, on the other hand, is in default under any Lease.

(g) Except as provided in Section 3.17(g) of the Company Disclosure Schedule, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental authority in connection with or relating to the Real Property including, but not limited to, a site approval, zoning reclassification, local improvement district, road improvement district, environmental remediation, abatement and/or mitigation have been performed, paid or taken, as the case may be, in accordance with applicable Laws.

(h) Section 3.17(h) of the Company Disclosure Schedule sets forth a correct and complete list of each ground lease pursuant to which the Company or any of its subsidiaries is a lessee (individually, “Ground Lease”) and collectively, “Ground Leases”). Each Ground Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) the Company or any of its subsidiaries, and (b) to the knowledge of the Company, the other parties thereto. Except as listed in Section 3.17(h) of the Company Disclosure Schedule, the Company and all of its subsidiaries have performed all obligations required to be performed by it to date under each of the Ground Leases and neither the Company nor any of its subsidiaries, nor to the knowledge of the Company, any other party, is conducting operations and/or its business in violation of laws or are they in default under any Ground Lease (and to the Company’s knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default). Except as listed in Section 3.17(h) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company has received written notice of, or given written notice of, any material default under any such Ground Lease which remains uncured. No option has been exercised under any of such Ground Leases, except options whose exercise has been evidenced by a written document as described in Section 3.17(h) of the Company Disclosure Schedule. The Company has made available to Parent a correct and complete copy of each Ground Lease and all amendments thereto.

(i) Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of any Real Property or any portion thereof or any other unexpired rights in favor of third persons to purchase or otherwise acquire any Real Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Real Property or Ground Lease or any portion thereof.

(j) Except as set forth in Section 3.17 (j) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement relating to the management of any of the Real Property by a party other than the Company or any wholly owned subsidiary of the Company.

(k) Except as provided for on Section 3.17 (k) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company has any construction or alteration work in progress (or commitments therefor) not in the ordinary course of business or the expected cost of which would be in excess of $100,000 for any single parcel of Real Property.

(l) All of the buildings and improvements on each parcel of Real Property have been maintained in a state of good repair. Except (i) as set forth in the property condition reports delivered to Parent by EBI Consulting or (ii) as listed on Schedule 3.17(l), there are no material structural defects and there has not been any material damage or destruction to any of such buildings or improvements, reasonable wear and tear excepted.

Section 3.18 Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound. Since January 1, 2007, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

Section 3.19 Environmental Matters. Except as disclosed in Section 3.19 of the Company Disclosure Schedule:

(a) Except as is customary in the operation or use of real property similar to any Real Property or Former Real Property, to the Company’s knowledge, the Company and its subsidiaries have not engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Real Property or Former Real Property for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, refining, reclaiming, recycling, dumping or disposal of any Hazardous Materials, on, under or in any Real Property or Former Real Property. Except as is customary in the operation or use of real property similar to any Real Property or Former Real Property, the Company and its subsidiaries have not transported any Hazardous Materials to, from or across any Real Property or Former Real Property. No Hazardous Materials currently are produced, incorporated in any construction on, deposited, stored or otherwise located on, under or in any Real Property or Former Real Property.

(b) To the Company’s knowledge, no Hazardous Materials have migrated from any Real Property or Former Real Property to, upon, or beneath other properties, and, to the Company’s knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties to, upon, about or beneath any Real Property or Former Real Property.

(c) No aboveground or underground improvement, including without limitation treatment or storage tank of water, gas or oil, is located on any Real Property or Former Real Property.

(d) To the best of the Company’s knowledge, all Real Property and Former Real Property and all activities conducted by the Company or its subsidiaries on the Real Property and any Former Real Property, including without limitation the use, maintenance and operation of the Real Property or Former Real Property and the use, maintenance and operation of all aboveground and underground storage tanks, with respect to the Real Property currently comply in all material respects and, at all times have complied in all material respects, with all Environmental Requirements and with respect to all Former Real Property, complied in all material respects while owned, leased or operated by the Company or any subsidiary, with all Environmental Requirements.

(e) Neither the Company or its subsidiaries nor, to the Company’s knowledge, any current or prior owner or occupant of any Real Property or Former Real Property, has received any notice or other communication concerning or has knowledge of (A) any violation or alleged violation of Environmental

Requirements material to the Parent’s decision to consummate the transactions contemplated hereby individually or in connection with any other information concerning the environmental condition of the Real Property or Former Real Property, whether or not corrected, or (B) any alleged liability for Environmental Damages (as defined below) in connection with any Real Property or Former Real Property or material transported to, from or across any Real Property or Former Real Property. No writ, injunction, decree, order or judgment relating to the foregoing is outstanding. There is no lawsuit, claim, proceeding, citation, directive, summons or investigation pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries relating to any alleged violation of or liability under any applicable Environmental Requirements or the presence of any Hazardous Materials on any Real Property or Former Real Property.

(f) To the Company’s knowledge, there has been no spilling, leaking, pumping, emitting, emptying, discharging, escaping, leaching, dumping, release, or disposing of any Hazardous Materials onto any Real Property or Former Real Property.

(g) To the knowledge of the Company, no Real Property or Former Real Property nor any off-site waste disposal location to which wastes from the Real Property or Former Real Property have been taken, appear or have appeared on the United States Environmental Protection Agency’s National Priority List or in any other list, schedule, log, inventory or record, however defined, maintained by any governmental authority with respect to sites where Hazardous Materials have or may have been disposed of or where there is, has been or may be a release or threat of a release of any Hazardous Materials.

(h) To the knowledge of the Company, there are no conditions in, on, under or about any Real Property that may reasonably be expected to:

(i) materially restrict its development or use for commercial or industrial purposes;

(ii) materially increase the cost of developing, operating or maintaining the Real Property for commercial or industrial purposes;

(iii) present any material risk of harm to any persons or things on or off the Real Property; or

(iv) materially diminish or impair the value or marketability of the Real Property.

(i) For purposes of this Agreement:

(i) “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, Liens, costs and expenses of defense of a claim (whether or not such claim is ultimately defeated), good faith settlements of judgment, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees, any of which arise out of or relate to the existence of Hazardous Materials at, upon, or beneath the Real Property or Former Real Property, migrating or threatening to migrate from the Real Property or Former Real Property or transported to, from, or across any Real Property or Former Real Property.

(ii) “Environment Requirements” means all applicable statutes, regulations, rules, ordinances, codes, policies, advisories, actions, licenses, permits, orders, approvals, plans, authorizations and similar items of all federal, state and local governmental branches, agencies, departments, commissions, boards, bureaus or instrumentalities having jurisdiction and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to the protection of health or the environment, including without limitation those that relate to the existence, handling, manufacture, treatment, storage, use, generation, release, discharge, refining, recycling, reclaiming or disposal of Hazardous Materials or the protection of the air, surface water, groundwater or land or preservation of wetlands, floodplains or other environmentally sensitive areas.

(iii) “Former Real Property” means any real property in which the Company or its subsidiaries heretofore held but no longer hold a fee, leasehold or other legal, beneficial or equitable interest, and

“Real Property” means any real property in which the Company or its subsidiaries holds a fee, leasehold or other legal, beneficial or equitable interest.

(iv) “Hazardous Materials” means any substance: (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (B) that is defined as a “hazardous waste,” “hazardous substance” or “pollutant” or “contaminant” under any Environmental Requirement; (C) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Requirement; (D) the presence of which on any Real Property or Former Real Property causes a nuisance upon any Real Property or Former Real Property or to adjacent properties or poses a hazard to the health or safety of Persons on or about any Real Property or Former Real Property; (E) the presence of which on adjacent properties constitutes a trespass by the Company or its subsidiaries; (F) that contains gasoline, diesel fuel or other petroleum hydrocarbons; (G) that contains PCBs, asbestos or urea formaldehyde foam insulation; or (H) that contains mold.

(j) The Company and its subsidiaries have complied in all material respects with all Environmental Requirements at the Real Property and Former Real Property.

Section 3.20 Rights Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or the execution and delivery of the Voting Agreements will trigger the exercisability of any right under the Rights Agreement or otherwise affect any rights or obligations under the Rights Agreement.

Section 3.21 Intellectual Property. Each of the Company and each of its subsidiaries has good title to or possesses adequate licenses or other valid rights to use all Intellectual Property (as defined in this Section 3.21) used by such entity in its business or necessary to conduct its business, free and clear of all Liens, and has paid all maintenance fees, renewals or expenses related to such Intellectual Property. To the knowledge of the Company, neither the use of such Intellectual Property nor the conduct of the businesses of the Company and its subsidiaries in accordance with each such entity’s past practice, misappropriates, infringes upon or conflicts with any Intellectual Property of any third party, except where such use or conduct would not constitute a Material Adverse Effect. No order, decree, judgment, temporary restraining order or preliminary or permanent injunction has been rendered by any governmental entity relating to such Intellectual Property. For purposes of this Agreement, the term “Intellectual Property” means all intellectual property, including all (i)(a) patents, inventions, discoveries, processes, technology, know-how and related improvements; (b) copyrights and works of authorship in any media, including computer programs, databases, data and related items, and Internet site content; (c) trademarks, service marks, trade names, brand names, corporate names, domain names and URLs, logos and trade dress; (d) trade secrets and proprietary or confidential information; (ii) registrations, applications, recordings, and licenses or other agreements related thereto; and (iii) rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or other legal protections related thereto.

Section 3.22 Accounts and Notes Receivable. All accounts and notes receivable reflected in the Company’s March 31, 2008 balance sheet included in the SEC Reports (the “Company Balance Sheet”) and all accounts receivable arising subsequent to March 31, 2008, have arisen in the ordinary course of business, represent valid obligations to the Company and its subsidiaries and, subject only to consistently recorded reserves for bad debts in a manner consistent with past practice, have been collected or are to the knowledge of the Company collectible in the aggregate recorded amounts thereof in accordance with their terms.

Section 3.23 Liabilities. As of March 31, 2008, the Company and its subsidiaries did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, subordinated or unsubordinated, matured or unmatured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of Taxes, other governmental, regulatory or administrative charges or lawsuits brought, of a kind required by generally accepted accounting principles to be set forth on a financial statement (collectively, “Liabilities”), that were not fully and adequately reflected or reserved against on the Company Balance Sheet (less Liabilities that have been discharged in the ordinary course of business since March 31, 2008) or reflected on Section 3.23 of the Company Disclosure Schedule. To the knowledge of the Company there are no circumstances, conditions, events or arrangements that may hereafter give rise to any Liabilities, individually or in the aggregate, material to the Company or any of its subsidiaries or any successor to their respective businesses except in the ordinary course of business or as otherwise set forth on Section 3.23 of the Company Disclosure Schedule.

Section 3.24 Employees. Section 3.24 of the Company Disclosure Schedules sets forth each employee of the Company and each of its subsidiaries. Section 3.24 of the Company Disclosure Schedule identifies all agreements relating to the employment and compensation of such employees, and if such agreements are not in written form, the material terms of such agreements.

Section 3.25 Non-competition. Neither the Company nor any of its subsidiaries is, and after the Effective Time, neither the Surviving Corporation nor Parent will be (by reason or any agreement to which the Company or any of its subsidiaries is a party), subject to any non-competition or similar restriction on their respective business.

Section 3.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company, other than arrangements with Friedman, Billings and Ramsey. A true and complete copy of the engagement letter between the Company and Friedman, Billings and Ramsey has previously been delivered to the Parent. No compensation is due or payable to Friedman, Billings and Ramsay in connection with this Agreement and the transactions contemplated hereby except as set forth in such engagement letter.

Section 3.27 No Other Representations or Warranties. The Company acknowledges that Parent and Merger Sub make no representations or warranties as to any matter whatsoever except as expressly set forth in ARTICLE IV. The representations and warranties set forth in ARTICLE IV are made solely by Parent and Merger Sub, and no Representative of Parent and Merger Sub shall have any responsibility or liability related thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”):

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including any financing, and the compliance with the provisions of this Agreement will not (i) conflict with or violate the respective certificate of incorporation or by-laws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental entity, except for (i) the applicable requirements, if any, of the Exchange Act and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the American Stock Exchange, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 4.4 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. Neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 4.5 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement. Parent and Merger Sub will take all commercially reasonable efforts to supply information necessary for the Proxy Statement as promptly as practicable.

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub, other than Olympus Capital Group LLC. No compensation is due or payable to Olympus Capital Group LLC in connection with this Agreement and the transactions contemplated hereby except as set forth in such engagement letter and such compensation will be paid by the Surviving Corporation.

Section 4.7 Financing. Merger Sub has, or as of the Closing Date will have, sufficient funds to pay (i) the Merger Consideration and (ii) all of its related fees and expenses. A copy of the commitment letter dated February 15, 2008 (the “Financing Commitment”) has been made available to the Company.

Section 4.8 Operations and Ownership of Parent and Merger Sub.

(a) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 3,000 shares of common stock, par value $0.01 per share, 1,000 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent.

Section 4.9 Ownership of Shares. As of the date hereof, none of Parent, Merger Sub or their respective affiliates owns (or, at any time during the past three years, owned) (directly or indirectly, beneficially or of record) any Common Shares and none of Parent, Merger Sub or their respective affiliates holds (or, at any time during the past three years, held) any rights to acquire or vote any Common Shares except pursuant to this Agreement.

Section 4.10 Certain Agreements. Other than the Voting Agreements, there are no contracts between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement.

Section 4.11 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or approve the Merger or the transactions contemplated hereby.

Section 4.12 No Other Information. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in ARTICLE III. The representations and warranties set forth in ARTICLE III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

Section 4.13 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company expressly contained in ARTICLE III of this Agreement or elsewhere in this Agreement and that all other representations and warranties are specifically disclaimed. Notwithstanding any information given or made available to Parent and Merger Sub, Parent and Merger Sub are entitled to rely exclusively on the Company’s representations and warranties set forth herein.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger.

(a) Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as disclosed in the SEC Reports filed prior to the date of this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, as required by law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (A) the business of the Company and its subsidiaries shall be conducted in its ordinary course of business and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, and material business relationships, (B) the Company shall perform its obligations under this Agreement, and (C) without limiting the foregoing, neither the Company nor any of its subsidiaries shall:

(i) amend or otherwise change its Certificate of Incorporation or By-Laws or any similar governing instruments;

(ii) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (A) the issuance of Common Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date of this Agreement, in each case, in accordance with the terms of any Company Stock Option Plan, or (B) issuances in accordance with the Rights Plan);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

(iv) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except for the acquisition of Common Shares tendered by optionees in connection with a cashless exercise of Options or in order to pay taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Shares pursuant to the terms of a Company Stock Option Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v) make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or division thereof;

(vi) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell or dispose of any assets, other than sales or dispositions in the ordinary course of business or pursuant to existing Contracts;

(vii) other than in the ordinary course of business consistent with past practice, enter into or amend in any material respect any Contract;

(viii) authorize any material new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 3.8 of the Company Disclosure Schedule;

(ix) except for borrowings under the Company’s existing credit facilities, incur or modify in any material respect in an manner adverse to the Company the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to any other person (other than a subsidiary of the Company), in each case, other than in the ordinary course of business consistent with past practice, pursuant to letters of credit or otherwise;

(x) except to the extent required under any Employee Benefit Plan or as required by applicable law, (A) increase the compensation or fringe benefits of any of its directors, officers or employees (except in the ordinary course of business with respect to employees who are not directors or officers), (B) grant any severance or termination pay not provided for under any Employee Benefit Plan, (C) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment in the ordinary course of business and consistent with past practice with employees who are not directors or officers, (D) establish, adopt, enter into or amend in any material respect or terminate any Employee Benefit Plan or (E) pay or become obligated to pay any bonus, severance or other amounts to any officer or employee other than as set forth in Section 3.24 of the Company Disclosure Schedule;

(xi) make any change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(xii) other than in the ordinary course of business or as required by applicable law, (A) make any Tax election or change any method of accounting, (B) enter into any settlement or compromise of any Tax liability, (C) file any amended Tax Return with respect to any Tax, (D) change any annual Tax accounting period, (E) enter into any closing agreement relating to any material Tax or (F) surrender any right to claim a Tax refund;

(xiii) settle or compromise any litigation, other than settlements or compromises of litigation where the amount paid does not exceed $250,000 or, if greater, the total incurred cash reserve amount for such matter, as of the date of this Agreement, maintained by the Company on the Company Balance Sheet at March 31, 2008;

(xiv) waive any right of value material to the Company or any subsidiary of the Company;

(xv) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company or any subsidiary of the Company other than the dissolution of any inactive subsidiary of the Company mutually agreed to by the Company and the Parent;

(xvi) except as may be required by generally accepted accounting principles, revalue any portion of its assets, properties or businesses including, without limitation, any write-down of the value of any assets or any write-off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(xvii) materially change any of its business policies;

(xviii) other than in the ordinary course of business consistent with past practice, enter into any lease (as lessor or lessee); sell, abandon or make any other disposition of any of its assets, properties or businesses; grant or suffer any Lien on any of its assets, properties or businesses; or

(xix) agree to take any of the actions described in Section 5.1(a)(i) through Section 5.1(a)(xviii).

(b) Between the date of this Agreement and the Effective Time, the Company will timely file all reports required to be filed under all United States securities laws and regulations and by the American Stock Exchange.

(c) Between the date of this Agreement and the Effective Time, the Company shall not, and shall cause each of is subsidiaries not to, directly or indirectly, take any action (i) to cause its representations and warranties set forth in ARTICLE III to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (i) to cause its representations and warranties set forth in ARTICLE IV to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement. Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable law and the certificate of incorporation and bylaws of Merger Sub.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Section 5.4 Accountant’s Work Papers. Between the date hereof and the Effective Time, the Company shall permit Parent and its advisors access to the work papers of the Company’s accountants in connection with the audit of the Company’s financial statements for fiscal year 2007.

Section 5.5 Tax Returns. The Company shall and shall cause its subsidiaries to file all Tax Returns required to be filed by each of them prior to the Effective Time.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1 Stockholders Meeting. The Company, acting through its Board of Directors, shall (a) as soon as reasonably practicable following the date of this Agreement, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”), (b) include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement (the “Recommendation”) and (c) use its reasonable best efforts to obtain the adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock (the “Company Requisite Vote”); provided that the Board of Directors of the Company may fail to make or may withdraw, modify or change the Recommendation and/or may fail to use such efforts if it shall have determined in good faith, after consultation with outside legal counsel to the Company, that such action is required by its fiduciary duties under applicable law. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with Section 8.1, the Company, regardless of whether the Board of Directors of the Company has approved, endorsed or recommended an Acquisition Proposal or has withdrawn, modified or amended the Recommendation, but in compliance with the DGCL, will call, give notice of, convene and hold the Stockholders Meeting as soon as reasonably practicable after the date of this Agreement and will submit this Agreement for adoption by the stockholders of the Company at the Stockholders Meeting. The Company and Parent will discuss the advisability of the Company retaining the services of a proxy solicitation company in connection with the Stockholders Meeting.

Section 6.2 Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file with the SEC a proxy statement (the “Proxy Statement”). Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall not file the preliminary Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information.

Section 6.3 Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

Section 6.4 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable law, at all reasonable business hours to its officers, employees, properties, offices, and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information, including without limitation, rent rolls, as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice its rights or the rights of any of its officers, directors or employees, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.

(b) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees and other representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated June 8, 2007, between the Company and Parent (the “Confidentiality Agreement”) which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.5 Acquisition Proposals.

(a) During the period beginning on the date of the first public announcement of this Agreement and continuing until 5:00 pm (EDT) on the date that is thirty (30) days after such date (the “Solicitation Period End-Date”) the Company shall have the right to directly or indirectly, including through its Representatives, (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more confidentiality agreements on terms no less favorable to the Company or less restrictive on such Person than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its subsidiaries that is provided to any Person given such access which was not previously made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

(b) Except as set forth in Section 6.5(a), the Company shall not, nor shall the Company authorize or permit any of its subsidiaries or any of the directors, officers, employees, attorneys or investment bankers (“Representatives”) of the Company or any of its subsidiaries to, (i) directly or indirectly, initiate, solicit or knowingly encourage any inquiries with respect to, or the making of any Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition

Proposal, (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal or (v) take any action to exempt any person from the restrictions on business combinations contained in Section 203; provided, however, it is understood and agreed that any determination or action by the Board of Directors of the Company permitted under Section 6.5(c) or Section 6.5(d), shall not be deemed to be a breach or violation of this Section 6.5(b) or give Parent a right to terminate this Agreement pursuant to Section 8.1(e)(ii).

(c) Notwithstanding anything to the contrary in Section 6.5(b), nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) (provided that neither the Company nor its Board of Directors may recommend any Acquisition Proposal unless permitted by Section 6.5(d) and the Company may not fail to make, or withdraw, modify or change in a manner adverse to Parent all or any portion of, the Recommendation unless permitted by Section 6.1); (ii) prior to obtaining the Company Requisite Vote, providing access to its properties, books and records and providing information or data in response to a request therefor by a person or group who has made an Acquisition Proposal that the Board of Directors of the Company has determined in good faith to be credible if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms no less favorable to the Company or less restrictive on such person than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) and furnishes such information to Parent (to the extent such information has not previously been furnished by the Company to Parent); (iii) prior to obtaining the Company Requisite Vote, contacting and engaging in discussions with any person or group and their respective Representatives who has made an Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and any material terms thereof and the conditions to consummation so as to determine whether there is a reasonable possibility that such Acquisition Proposal could lead to a Superior Proposal; (iv) prior to obtaining the Company Requisite Vote, contacting and engaging in any negotiations or discussions with any person or group and their respective Representatives who has made an Acquisition Proposal that the Board of Directors of the Company has determined in good faith to be credible (which negotiations or discussions are not solely for clarification purposes); or (v) prior to obtaining the Company Requisite Vote, (A) withdrawing, modifying or changing in any adverse manner the Recommendation (which shall be permitted only to the extent permitted by Section 6.1 or (B) recommending an Acquisition Proposal that the Board of Directors of the Company has determined in good faith to be credible, if and only to the extent that in connection with the foregoing clauses (ii), (iv) and (v)(B), the Board of Directors of the Company shall have determined in good faith, after consultation with its legal counsel and financial advisors that, (x) in the case of clause (v)(B) above only, such Acquisition Proposal, if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal, and would, if consummated, result in a Superior Proposal and (y) in the case of Clauses (ii) and (iv) above only, such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. The Company shall also promptly notify Parent of the receipt of any Acquisition Proposal after the date hereof, which notice shall include a copy of the Acquisition Proposal.

(d) Notwithstanding anything in this Section 6.5 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company’s Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Acquisition Proposal that did not otherwise result from a breach of Section 6.5 that such proposal is a Superior Proposal, the Company or its Board of Directors may terminate this Agreement concurrently with entering into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless the Company prior to terminating this Agreement shall have provided Parent with at least three (3) Business Days prior written notice of the Company’s decision to terminate, such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such proposal is subject to any material conditions and provide a copy thereof to Parent and Parent is afforded an opportunity during such three Business Days to match or exceed the terms of such Superior Proposal. An election by the Company to terminate this Agreement pursuant to this Section 6.5(d) shall be void and of no force or effect unless or until the Company enters into a definitive agreement with respect to such Superior Proposal and pays to Parent the Company Termination Fee.

(e) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any bona fide written proposal solicited pursuant to Section 6.5(a) or any unsolicited bona fide written proposal or offer from any person or group of persons (other than Parent, Merger Sub or their respective affiliates) relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 15% or more of any class or series of Company securities, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole).

(ii) “Superior Proposal” means an Acquisition Proposal involving (A) assets that generate 60% of the consolidated total revenues, or (B) assets that constitute 60% of the consolidated total assets of the Company and its subsidiaries or (C) 60% of the total voting power of the equity securities of the Company, in each case that the Board of Directors of the Company in good faith determines would, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated hereby (x) after consultation with a financial advisor and (y) after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company, including legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby.

Section 6.6 Voting Agreements. Concurrently herewith, each director and officer of the Company and the Estate of Siggi B. Wilzig has entered into a Voting Agreement (the “Voting Agreement”) dated as of the date hereof, in the form attached hereto as Exhibit C, agreeing (i) not to sell his, her or its shares in the Company prior to the Stockholders Meeting and (ii) to vote his, her or its shares in the Company in favor of adoption of this Agreement.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The Company may, and in any event, Parent will cause the Surviving Corporation to, purchase, at or prior to the Effective Time, a six-year prepaid directors and officers liability insurance “tail policy” for the Company’s existing directors and officers as shall be approved by Parent and the Company (the “D&O Tail Policy”). For a period of six years following the Effective Time, Parent agrees, and agrees to cause the Surviving Corporation and its subsidiaries, to honor and perform under, all indemnification agreements entered into by the Company or any of its subsidiaries prior to the date hereof and which are listed in Section 3.16 of the Company Disclosure Schedule and to provide exculpation, indemnification and reimbursement of expenses to the Company's existing and former officers and directors on terms no less favorable than those provided in Articles Eleventh and Seventeenth of the certificate of incorporation and the by-laws of the Company as in effect on the date hereof whether or not a comparable provision is contained in the Certificate of Incorporation of the Surviving Corporation.

(b) Notwithstanding anything herein to the contrary, if a present or former officer of director of the Company or any of its subsidiaries (an “Indemnified Party”) is a party to or is otherwise involved (including as a witness) in any threatened or pending claim, action, suit, proceeding or investigation whether civil, criminal or administrative (“Proceeding”) (whether arising before, at or after the Effective

Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such Proceeding.

(c) This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and legal representatives.

Section 6.8 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement. Each party shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences; provided, however, that a party hereto may request entry into a joint defense agreement as a condition to providing any such materials and that, upon receipt of that request, the parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties.

(b) In furtherance and not in limitation of the covenants of the parties contained above, if any objections are asserted with respect to the transactions contemplated by this Agreement under any antitrust law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable governmental authority or any private party challenging any of the transactions contemplated hereby as violative of any antitrust law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent and the Company shall use its reasonable commercial efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement; provided, however, that neither Parent nor any of its affiliates shall be required to (i) divest, hold separate (including by trust or otherwise) or otherwise dispose of, sell, assign or transfer any of their respective businesses, assets, investments, securities or rights of any kind or nature or (ii) defend, contest or resist any action or proceeding or seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Parent and Merger Sub must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

Section 6.9 Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 6.10 Parent Financing.

(a) Parent shall use its commercially reasonable best efforts to obtain the financing (the “Financing”) pursuant to the terms and conditions set forth in the Financing Commitment. Parent shall notify the Company if at any time prior to the Closing Date the Financing Commitment shall expire or be terminated, modified or amended for any reason. Parent shall not amend the Financing Commitment without the Company's prior consent except to increase the amount of such Financing; provided, however, no such increase in the Financing shall be deemed part of the Financing for purposes of satisfying Section 7.2(d). The Parties acknowledge that the Financing Commitment expired prior to the date of this Agreement. Parent shall use its commercially reasonable best efforts to obtain a renewal, extension or reissuance of such Financing Commitment as soon as practicable after the date hereof, but in no event later than the first date on which the Company has the right, under applicable federal securities laws, to mail the Proxy Statement to stockholders in connection with the Stockholders Meeting. The Company shall provide, and shall cause its subsidiaries to, and shall use commercially reasonable efforts to cause the respective officers, employees and Representatives, including legal and accounting, of the Company and its subsidiaries to provide, all cooperation reasonably requested by Parent in connection with (i) the Financing, including providing such access and documentation and taking such action as is specified in the Financing Commitment and (ii) the satisfaction of the conditions in the Financing Commitment that require action by the Company.

(b) If the Financing Commitment expires, is terminated or otherwise becomes unavailable prior to the Closing, in whole or in part, for any reason, Parent shall (i) immediately notify the Company of such expiration, termination or other unavailability and the reasons therefor and (ii) provided that the reasons therefor are unrelated to any representation or warranty of Company contained herein being untrue or incorrect or any breach by Company of any of its obligations hereunder, or otherwise attributable to the performance of the Company, use commercially reasonable best efforts promptly to arrange for alternative financing to replace the Financing contemplated by such expired, terminated or otherwise unavailable commitments or agreements in an amount sufficient to consummate the transactions contemplated by this Agreement provided, however, Parent shall have no obligation to obtain or consummate any Financing on terms less favorable or more onerous than those contained in the Financing Commitment.

(c) Parent has advised the Company that in order to consummate the Financing, the applicable lenders will require certain representations and warranties about the Company and its subsidiaries and certain facts and levels of performance to be true and correct notwithstanding that as between Parent and the Company, the conditions set forth in Section 7.2(a) shall have been met. Parent has no obligation to cure any matters relating to the Company and its subsidiaries in connection with its obligation to obtain the Financing and the Company acknowledges and accepts that the Financing may not be consummated and the condition set forth in Section 7.2(d) may not be satisfied as a result of matters relating to the Company and its subsidiaries and their respective businesses and assets, notwithstanding the Company’s, Parent’s and Merger Sub’s compliance with the terms of this Agreement and the Financing Commitment and the Company accepts this fact.

Section 6.11 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

Section 6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and after the Merger the Surviving Corporation, to perform their respective obligations under this Agreement.

Section 6.13 Takeover Statute. If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, and the other transactions contemplated hereby. Nothing in this Section 6.14 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Section 6.14 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 Advice of Changes. The Company shall give prompt written notice to the Parent of: (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or as of the Closing Date, to be untrue or inaccurate in any material respect, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; (ii) any material failure of the Company or of any officer, director, employee, consultant or agent of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; (iii) any event of which it has knowledge which will result, or in the opinion of such party, has a reasonable prospect of resulting, in the failure to satisfy conditions specified in ARTICLE VII hereof; (iv) any notice of, or other communication relating to, a default (or event which, with notice or lapse of time or both, would constitute a default) received by the Company or any of its subsidiaries subsequent to the date hereof and prior to the Closing Date, under any contract or other agreement material to the Company or any subsidiary of the Company; (v) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby; (vi) any notice or other communication from any foreign, federal, state, county or local government or any other communication from any other governmental, regulatory or administrative agency or authority in connection with the transactions contemplated hereby; (vii) any adverse change material to the Company or any subsidiary of the Company, or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, would result in a Material Adverse Effect; or (viii) any matter hereafter arising which, if existing, occurring or known at the date hereof, would have been required to be disclosed to the Parent; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the Company hereunder. Parent shall also give notice to the Company of any of the above matters as if this Section 6.15 were restated substituting Parent and Merger Sub for references to the Company.

Section 6.16 Estoppel Certificates. At least five (5) business days prior to the Closing, the Company shall deliver to Parent copies, and at the Closing, the Company shall deliver originals, of estoppel certificates from the tenants of the non-multifamily Real Property (and all guarantors of the tenant’s obligations under the Leases of such Real Property) identified in Section 6.16 of the Company Disclosure Schedule, in a form reasonably promulgated by Parent’s lenders of the Financing or any other financing for the subject property, dated not earlier than thirty (30) days prior to the Closing, and consistent with the Company’s representations made in this Agreement and containing no adverse modifications or adverse additional matters (including default or similar claims or audit requests) (the “Estoppel Certificates”).

Section 6.17 2007 Tax Returns. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and each of its subsidiaries required to be filed on or prior to the Closing Date, including applicable extensions (including timely filing of Tax Returns for the fiscal year ended December 31, 2007.) Any such Tax Returns shall be prepared in a manner consistent with the historic Tax accounting practices of the Company (except as may be required under applicable Tax law). The Company shall pay all Taxes shown as due on such Tax Returns. The Company shall provide to Parent copies of such

Tax Returns that are to be filed on or prior to the Closing Date at least fifteen (15) calendar days prior to the due date of such Tax Returns (including applicable extensions). The Company shall accept any and all reasonable comments of Parent with respect to such Tax Returns.

Section 6.18 Tamarac. On May 23, 2008, the Company closed on the sale of the Company’s Real Property known as Tamarac Office Plaza located in Tamarac, Florida (“Tamarac”) for a total purchase price of $2,000,000. The Company deposited the sale proceeds into a 1031 account in order to qualify such sale for tax deferred treatment under Section 1031 of the Code; provided, however, that the Company shall not be responsible or liable to Parent, Merger Sub or the Surviving Corporation for (i) whether such a sale qualifies, in fact, for Section 1031 treatment under the Code or (ii) any failure of such a sale and exchange to meet the timing requirements of Section 1031 of the Code. Parent shall, within 45 days after May 23, 2008, provide written instructions to the Company identifying one or more properties for purposes of such 1031 exchange and indicating the amount of funds to be transferred from such 1031 account and the recipient of such funds, and the Company shall comply with such instructions. If no properties are identified within such 45 days and/or Parent so instructs, the Company shall cause the return of any unused funds in the account to be transferred back to the Company. Each of the parties hereto shall cooperate in order to qualify the sale of Tamarac for 1031 treatment, subject to the limitations described above.

Section 6.19 Non-Imputation Affidavits. At or prior to the Effective Time, the Company shall deliver or cause to be delivered a non-imputation affidavit for each Real Property from an applicable officer of the owner of such Real Property in reasonable and customary form required by the title company issuing title.

Section 6.20 Guaranty. Concurrently herewith NWJ Companies Inc. and Nickolas W. Jekogian III (collectively the “Guarantors”) are executing and delivering to the Company a guarantee (the “Guaranty”) of Parent’s obligations to pay the Parent Termination Fee pursuant to Section 8.2(b)(iii).

Section 6.21 Title Commitments. At or prior to the Closing, the Company shall and shall cause the subsidiaries to (a) remove as of record any mechanic's liens, judgments and franchise tax liens on the Parent's title report for the Real Property (i) arising between the effective date of such title reports and the Effective Time or (ii) that are identified in the column of Schedule 6.21 titled “Liens/Judgments” to be removed by the Company or its subsidiaries, and (b) otherwise reasonably satisfy all requirements identified in the column of Schedule 6.21 titled “Requirements” of the Company and its subsidiaries.

Section 6.22 Earnings and Profits Report. The Company shall use its commercially reasonable efforts to cause Grant Thornton LLC to provide its final report concerning the Company's accumulated earnings and profits for federal income tax purposes covering the work performed by such accounting firm through the date hereof. If Parent or Merger Sub request the Company to engage an accounting firm or other professional to perform any additional work covering this subject matter, the Company shall do so and Parent shall promptly reimburse the Company for any and all expenses incurred by the Company in so doing.

ARTICLE VII
CONDITIONS OF MERGER

Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote;

(b) no suit, action, claim, proceeding or investigation shall have been instituted or threatened by or before any court of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority seeking to restrain, prohibit of invalidate the Merger or the consummation of the transactions contemplated hereby or to seek damages in connection with such transactions or that might affect the right of the Surviving Corporation to own, operate or control, after the Closing, the assets, properties and businesses of the Company and its subsidiaries or which has, or may have a Material Adverse Effect;

(c) no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or United States governmental entity which prohibits, restrains or enjoins the consummation of the Merger; and

(d) the D&O Tail Policy shall be purchased pursuant to Section 6.7;

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except where the failure of any such representations or warranties to be so true and correct, in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect;

(b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c) Parent shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d) all material consents, waivers, licenses, variances, exemptions, franchises, permits, approvals and authorizations from parties to any contract or other agreement (including amendments and modifications thereto) with the Company or any subsidiary of the Company that may be required in connection with the performance by the Company of its obligations under this Agreement shall have been obtained, excluding any and all consents that may be required under any mortgage or other agreement related to any such mortgage listed on Schedule 3.6;

(e) Parent shall have closed the Financing or will close the Financing concurrently with the Merger in the principal amount of not less than $31,100,000;

(f) not more than ten percent (10%) of the outstanding Common Stock immediately prior to the Effective Time shall constitute Dissenting Shares;

(g) Parent shall have received the documents set forth on Schedule 7.2(g) of the Company Disclosure Schedule;

(h) Parent shall have obtained from Chicago Title Insurance Company a new title policy for each piece of Real Property, in amounts and in form and substance reasonably acceptable to Parent and the lenders of the Financing, but no Lien or Property Restriction set forth on the Company Disclosure Schedule shall be deemed reasonable grounds not to accept a title policy except any required to be removed pursuant to Section 6.21;

(i) Parent shall have received an ALTA survey for each piece of Real Property certified to the applicable lender on such Real Property on the Closing Date and Chicago Title Insurance Company, showing no material encroachment or other adverse state of facts rendering title to such Real Property unmarketable, but no (1) Lien or Property Restriction set forth on the Company Disclosure Schedule or (2) state of facts shown on the surveys identified on Schedule 7.2(i) of the Company Disclosure Schedule, shall be deemed reasonable grounds not to accept a survey except any required to be removed pursuant to Section 6.21;

(j) Parent shall have received the Estoppel Certificates;

(k) Parent shall have received certificates of good standing for the Company and each of its subsidiaries in the jurisdiction in which each is formed and each jurisdiction in which the Company or such subsidiary is qualified to do business or owns Real Property;

(l) Parent shall have received the resignation of all directors of the Company;

(m) Parent shall have received an opinion of counsel to the Company in the form attached hereto as Exhibit D; and

(n) Parent shall have received written agreements from each holder of any outstanding Option terminating such Option and agreeing to accept the consideration pursuant to Section 2.2.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects, in each case as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect;

(b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) the Company shall have received certificates of the Chief Executive Officer or other senior executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by Parent or the Company if any court of competent jurisdiction or other governmental entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used such best efforts as may be required pursuant to Section 6.9 to prevent, oppose and remove such restraint, injunction or other prohibition;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before the date which is six (6) months from the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement, including pursuant to Section 6.9;

(d) by the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii) prior to the adoption of this Agreement by the stockholders of the Company, in accordance with, and subject to the terms and conditions of, Section 6.5(d); or

(iii) if Parent has not obtained a renewal, extension or reissuance of the Financing Commitment by the first date on which the Company has the right, under applicable federal securities laws, to mail the Proxy Statement to stockholders in connection with the Stockholders Meeting;

(e) by Parent:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) if the Board of Directors of the Company shall have withdrawn, modified or changed the Recommendation in a manner adverse to Parent or Merger Sub or shall have recommended to the stockholders of the Company an Acquisition Proposal other than the Merger; or

(iii) if the condition set forth in Section 7.2(d) has not been met and cannot, through no fault of Parent or Merger Sub, be met by the Termination Date, provided that neither Parent nor Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(f) by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except as provided in Section 6.4(b), Section 6.9, this Section 8.2, Section 8.3 and ARTICLE IX, which shall survive such termination. The parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.10.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $1,585,000 (the “Company Termination Fee”) to Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (and, in any event, within two business days following such termination), payable by wire transfer of same day funds; or

(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) or Section 8.1(f) and (A) at any time after the date of this Agreement and prior to the taking of a vote to adopt this Agreement at the Stockholders Meeting or any postponement or adjournment thereof an Acquisition Proposal that the Board of Directors of the Company has determined to be credible shall have been made directly to the Company’s stockholders or any person shall have publicly announced an intention to make an Acquisition Proposal, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been withdrawn prior to such taking of a vote to adopt this Agreement and (B) within six months after such termination, the Company shall have consummated any Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Fee, such payment to be made upon the earlier of the Company entering into an agreement providing for, or consummating, such Acquisition Proposal, by wire transfer of same day funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to `15% or more” will be deemed to be references to “more than 40%”; or

(iii) this Agreement is terminated by the Company pursuant to Section 8.1(d)(i), then Parent shall pay the Company a fee of $2,000,000 (the “Parent Termination Fee”) in immediately available funds no later than two business days after such termination by the Company. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 8.2(b)(iii) or the guarantee thereof pursuant to the Guaranty shall be the exclusive remedy of the Company and its subsidiaries against Parent, Merger Sub, the Guarantors or any of their respective stockholders, partners, members, directors, officers or agents for any loss or damage suffered or incurred as a result of the failure of the Merger to be consummated and any breach or alleged breach by any of them of this Agreement.

(c) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred by the Parent (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts. In the event that Parent shall fail to pay the Parent Termination Fee when due, the Parent shall reimburse the Company for all reasonable costs and expenses actually incurred by the Company (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts.

Section 8.3 Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, however, all costs and expenses associated with the preparation of Phase I environmental reports, title commitments, surveys, zoning reports, lien searches and property condition reports obtained in connection with the transactions contemplated hereby will be borne by the Company and all costs and expenses associated with the preparation of real property appraisals obtained in connection with the transactions contemplated hereby will be borne by the Parent. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be borne by the Company.

Section 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law or in accordance with the rules and regulations of the American Stock Exchange requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement.

Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. Subject to Section 8.2(a) hereof, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this ARTICLE IX.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

c/o NWJ Companies
9 East 40 th Street
New York, New York 10016
Attention: Nickolas W. Jekogian III
Facsimile: (212) 682-6571

with an additional copy (which shall not constitute notice) to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Pamela Flaherty, Esq.
Facsimile: (917) 332-3772

(b)	if to the Company:

Wilshire Enterprises, Inc.
1 Gateway Center
Newark, New Jersey 07102
Attention: Sherry Wilzig Izak, Chairman and CEO
Facsimile: 201-420-2804

with an additional copy (which shall not constitute notice) to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attention: Peter H. Ehrenberg, Esq. and Laura R. Kuntz, Esq.
Facsimile: (973) 597-2400

Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “beneficial owner” with respect to any Common Shares means a person who shall be deemed to be the beneficial owner of such Common Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Common Shares (and the term “beneficially owned” shall have a corresponding meaning);

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(d) “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “generally accepted accounting principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(f) “knowledge” (i) with respect to the Company or any subsidiary of the Company means the actual knowledge of any officer of the Company, after due inquiry to the management company of the Company’s Real Property and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent;

(g) “Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, has or would be reasonably expected to have a material adverse effect on or with respect to the business, assets, results of operations or financial condition of the Company and its subsidiaries taken as a whole, or on the ability of the Company to consummate the transactions contemplated hereby, provided, however, that a Material Adverse Effect shall not include any change in the price of the Company’s Common Stock or facts, circumstances, events, changes, effects or occurrences (i) generally affecting the economy of the United States or (ii) generally affecting the industry in which the Company or its subsidiaries operate.

(h) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(i) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(j) “VDR” means the virtual data room maintained on the Company's behalf at Friedman Billings Ramsey, 1001 Nineteenth Street North, Arlington, VA 22209 for purposes of providing diligence materials to Parent.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. Notwithstanding anything in this Section 9.4 to the contrary, under no circumstances shall the rights of any holders of Common Stock as third party beneficiaries under clause (d) of Section 9.6 be enforceable by any such holders or any other person acting for or on their behalf other than the Company (or any successor in interest thereto).

Section 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties.

Section 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the former holders of Common Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (c) at and after the Effective Time, the rights of the former holders of Options and Restricted Shares to receive the payments contemplated by the applicable provisions of Section 2.2, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement, and (d) prior to the Effective Time, the rights of the holders of Common Shares to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement; provided, however, that the rights granted to the holders of Common Stock pursuant to the foregoing clause (d) of this Section 9.6 shall only be enforceable on behalf of such holders by the Company (or any successor in interest thereto) in its sole and absolute discretion.

Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 Specific Performance. Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity.

Section 9.11 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 9.2. Without limiting other means of service of process permissible under applicable law, each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 9.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. References to dollars of “$” are to United States of America dollars. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NWJ APARTMENT HOLDINGS CORP.,
a Maryland corporation

By:	/s/ Nickolas W. Jekogian, III Name: Nickolas W. Jekogian, III Title: President

NWJ ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Nickolas W. Jekogian, III Name: Nickolas W. Jekogian, III Title: President

WILSHIRE ENTERPRISES, INC.,
a Delaware corporation

By:	/s/ Sherry Wilzig Izak Name: Sherry Wilzig Izak Title: Chairman of the Board and Chief Executive Officer

ANNEX B

Voting Agreement

FORM OF
VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 13, 2008, among NWJ APARTMENT HOLDINGS CORP., a Maryland corporation (“Parent”), and the undersigned Stockholder (the “Stockholder”) of WILSHIRE ENTERPRISES, INC., a Delaware corporation (the “Company”).

RECITALS

A. The Company, NWJ ACQUISITION CORP., a wholly-owned subsidiary of Parent (“Sub”), and Parent have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Sub with and into the Company. Pursuant to the Merger, all outstanding common stock of the Company, par value $1.00 per share (“Company Common Stock”), shall be converted into the right to receive a cash payment as set forth in the Merger Agreement;

B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options as is indicated on the signature page of this Agreement; and

C. In consideration of the execution of the Merger Agreement by Parent and in order to induce Parent to enter into the Merger Agreement, the Stockholder (in his or her capacity as such) has agreed to enter into this Agreement with respect to any and all Shares (as defined below) so as to facilitate consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

1.1 “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security (including establishing an open “put equivalent position” within the meaning of Rule 16a-h under the Exchange Act) or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

1.2 “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

1.3 “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

1.4 “Shares” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by the Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date (including, without limitation, by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like, or by purchase, exercise of stock options, warrants or other convertible securities, the passage of time or otherwise).

1.5 “Transfer” shall mean with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer of Shares.

2.1 Transfer Restrictions. The Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected, or make any agreement relating thereto, in each case without the prior written consent of Parent; provided, however, that the Stockholder may effect a Transfer to a family member or trust for estate planning purposes, provided that as a condition precedent to such Transfer, the transferee agrees in writing to be bound by the terms of this Agreement to the same extent as the Stockholder and delivers a duly signed Proxy (as defined in Section 5).

2.2 Transfer of Voting Rights. The Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, the Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or understanding or grant any voting instructions, in each case inconsistent with the obligations of the Stockholder under this Agreement with respect to any of the Shares.

3. Agreement to Vote Shares. At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, the Stockholder (in his or her capacity as such) shall, or shall cause the holder of record on any applicable record date to, to the extent not voted by the persons appointed under the Proxy, vote the Shares:

3.1 in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

3.2 in favor of any matter that could reasonably be expected to facilitate the Merger;

3.3 against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or the transactions contemplated by the Merger Agreement, including any Takeover Proposal; and

3.4 against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or any action that would constitute a breach of any covenant of the Company pursuant to the Merger Agreement.

The Stockholder further agrees that if a meeting is held the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder from acting in the Stockholder’s capacity as a director or officer of the Company (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company) or voting in the Stockholder’s sole discretion on any matter other than those matters referred to in Section 3.

5. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares and which is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring any related fees and expenses.

6. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

7. Representations and Warranties of the Stockholder.

7.1 Power; Binding Agreement. The Stockholder has full power and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. If the Stockholder is a corporation or other entity, the execution, delivery and performance by the Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms. If the Stockholder is married and the Shares set forth on the signature page to this Agreement constitute community property under applicable laws, the Stockholder’s spouse has consented to this Agreement. If this Agreement is being executed in a representative or fiduciary capacity, the Stockholder signing this Agreement has full power and authority to enter into and perform this Agreement.

7.2 No Conflicts; Required Filings and Consents. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this Agreement. None of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated by this Agreement or compliance by the Stockholder with any of the provisions of this Agreement shall (i) if the Stockholder is a corporation or other entity, conflict with or result in any breach of any organizational documents applicable to the Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of consent, termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of its properties or assets may be bound, (iii) result in the imposition of a lien on any of the Stockholder’s assets or properties, or (iv) violate any law, order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or any of the Stockholder's properties or assets, that, in the case of each of (i), (ii) and (iii), would reasonably be expected to impair the Stockholder’s ability to consummate the transactions contemplated by this Agreement. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholders is a trustee whose consent is required for either the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated by this Agreement.

7.3 Ownership of Shares. The Stockholder (i) is the beneficial owner of the shares of Company Common Stock and the options to purchase shares of Company Common Stock indicated on the signature page to this Agreement, which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (including any restriction on the right to vote or transfer the Shares, except for any applicable restrictions on transfer arising under applicable securities laws or under this Agreement and except for applicable community property laws); and (ii) other than the shares of Company Common Stock and options to purchase shares of Company Common Stock indicated on the signature page to this Agreement, does not beneficially own any securities of the Company (including, without limitation, shares of capital stock or voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company and options or other rights to acquire capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company).

7.4 Voting Power. The Stockholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder's Shares, with no limitations, qualifications or restrictions on such rights, subject to restrictions on transfer arising under applicable securities laws and the terms of this Agreement. Other than the Proxy contemplated by this agreement, none of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of those Shares.

7.5 No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission from Parent, the Company or any of their affiliates in connection with the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

7.6 No Litigation or Orders. There is (a) no action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity or, to the Stockholder’s knowledge, threatened against, and (b) no judgment, decree or order against, (i) the Stockholder, or (ii) to the Stockholder’s knowledge any of (A) the Stockholder’s affiliates, (B) any of the Stockholder’s or his affiliates’ respective properties, (C) any of the Stockholder’s or his affiliates’ officers or directors (in the case of a corporate entity (in their capacities as such)), or (D) any of the Stockholder’s or his affiliates’ respective partners (in the case of a partnership), in the case of each of (i) and (ii) that, individually or in the aggregate, would reasonably be expected to impair the Stockholder’s ability to consummate the transactions contemplated by this Agreement.

7.7 Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

8. Certain Restrictions.

8.1 No Solicitation. The Stockholder hereby represents and warrants that he/she or it has read Section 6.5 of the Merger Agreement and hereby covenants and agrees to not take any action that the Company is prohibited from taking by the provisions of such section.

8.2 Certain Actions. Prior to the termination of this Agreement, the Stockholder hereby covenants and agrees not to, directly or indirectly, take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or take any action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations under this Agreement or the transactions contemplated to be performed by the Stockholder under this Agreement.

9. Disclosure. The Stockholder agrees to permit Parent to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission, and any press release or other disclosure document that Parent, in its sole discretion, determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Stockholder's identity and ownership of Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement.

10. Consents and Waivers. The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

11. Stop Transfer Order; Legending of Shares. In furtherance of this Agreement, the Stockholder hereby authorizes Parent to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of the Shares and that this Agreement places limits on the voting and Transfer of the Shares; provided, however, that each such notification to the Company’s transfer agent in accordance with this Section 11 shall provide that the relevant stop transfer restriction shall not limit the exercise by the Stockholder of the Stockholder’s options to purchase Company Common Stock or the Transfer of Shares in compliance with the proviso contained in Section 2(a). If so requested by Parent, the Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

12. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date. Nothing in this Section 12 shall relieve or otherwise limit any party of liability for breach of this Agreement.

13. Miscellaneous.

13.1 Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any court of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

13.2 Binding Effect and Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that, except as specifically provided herein, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties, except that Parent may transfer or assign its rights and obligations to any affiliate of Parent without the consent of the Stockholder. The Stockholder agrees that this Agreement and the Stockholder’s obligations under this Agreement shall attach to the Shares and shall be binding upon any Person to which legal or beneficial ownership of those Shares shall pass, whether by operation of law or otherwise, including, but not limited to, the Stockholder’s heirs, guardians, administrators or successors.

13.3 Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

13.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

13.5 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier as follows:

If to the Parent:

c/o NWJ Companies
9 East 40th Street
New York, New York 10016
Attention: Nickolas W. Jekogian III
Facsimile: (212) 682-6571

with a copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Pamela Flaherty, Esq.
Facsimile: (917) 332-3772

If to the Stockholder:	To the address for notice set forth on the signature page hereof or to such other persons or addresses as may be designated in writing by the person to receive such notice as provided above.

Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an internationally recognized overnight courier, if sent by such a courier.

13.6 No Waiver. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

13.7 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

13.8 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

13.9 Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in Newcastle County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Newcastle County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

13.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

13.11 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

13.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

13.13 Interpretation.

13.13.1 Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

13.13.2 The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

13.14 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

13.15 Further Assurances. Parent and the Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or, in the reasonable opinion of Parent, advisable under applicable laws and regulations, to make effective the covenants and agreements made by the Stockholder hereunder.

13.16 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

13.17 No Obligation to Exercise Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Stockholder to exercise any option, warrant or other right to acquire shares of Company Common Stock.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

NWJ APARTMENT HOLDINGS CORP.	STOCKHOLDER
By: Signature of Authorized Signatory	By: Signature
Name: Nickolas W. Jekogian III	Name:
Title: President	Title: Print Address Telephone Facsimile No. Shares beneficially owned:

[Signature Page to Voting Agreement]

Exhibit A

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of WILSHIRE ENTERPRISES, INC., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints NICKOLAS W. JEKOGIAN III , officer of NWJ APARTMENT HOLDINGS CORP., a Maryland corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) by and among Parent, NWJ ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and the Company. The Merger Agreement provides for the merger of Sub with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting (i) in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or the transactions contemplated by the Merger Agreement, including any Takeover Proposal (as defined in the Merger Agreement); (iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party other than the Merger, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter. The undersigned the Stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[The remainder of this page has been intentionally left blank]

Exhibit A

This Proxy is irrevocable to the fullest extent permitted by law. This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: June ___, 2008

Signature of the Stockholder:
Print Name of the Stockholder

[Signature Page to Irrevocable Proxy]

ANNEX C

Opinion of Friedman, Billings, Ramsey & Co., Inc.

June 13, 2008

Board of Directors
Wilshire Enterprises, Inc.
1 Gateway Center
Newark, NY 07102

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock, $1 par value per share (“Shares”), of Wilshire Enterprises, Inc. (the “Company”), of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among NWJ Apartment Holdings Corp. (“Parent”), NWJ Acquisition Corp., a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the Merger Agreement, the Merger Sub will be merged with and into the Company (the “Merger”), the Company will become a wholly owned subsidiary of Parent and each outstanding Share will be converted into the right to receive $3.88 per Share in cash upon closing of the Merger (the “Consideration”).

Friedman, Billings, Ramsey & Co., Inc. (“FBR”), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities and to reimburse us for certain expenses arising in connection with or as a result of our engagement. We and our affiliates provide a wide range of investment banking and financial services, including financial advisory, securities trading, brokerage and financing services. In that regard, we and our affiliates may in the future provide investment banking and other financial services to the Company, Parent and their respective affiliates for which we and our affiliates would expect to receive compensation. In the ordinary course of business, we and our affiliates may trade in the securities and financial instruments (including bank loans) of the Company, Parent and their affiliates for our and our affiliates own accounts and the accounts of customers and, accordingly, may at any time hold a long or short position in such securities and financial instruments.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft of the Merger Agreement dated June 13, 2008;
(ii)	reviewed the Company's Annual Report on Form 10-K for the year ended December 31, 2007; Quarterly Report on Form 10-Q for the period ended March 31, 2008 and certain unaudited interim financial statements and other financial information prepared by management of the Company with respect to subsequent periods, which management of the Company has identified as being the most current financial statements available;
(iii)	reviewed the reported stock price and trading history of the Shares;
(iv)	met with certain members of the Company's management to discuss the business and prospects of the Company;
(v)	reviewed certain business, financial and other information relating to the Company, including financial forecasts for the Company provided to or discussed with us by management of the Company;
(vi)	reviewed certain financial and stock market data and other information for the Company and compared that data and information with corresponding data and information for companies with publicly traded securities that we deemed relevant;

(vii)	reviewed the financial terms of the proposed Merger and compared those terms with the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and
(viii)	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information we reviewed, and we have not assumed any responsibility for the independent verification of any of such information. With respect to the financial forecasts provided to or discussed with us by management of the Company and the unaudited interim financial statements and other financial information prepared and provided to us by management of the Company, we assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company. We have assumed no responsibility for the assumptions, estimates and judgments on which such forecasts and interim financial statements and other financial information were based. In addition, we were not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or any of its subsidiaries, nor were we furnished with any such evaluations or appraisals. We have not evaluated the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. With regard to the information provided to us by the Company, we have relied upon the assurances of management of the Company that management is unaware of any facts or circumstances that would make such information incomplete or misleading. We have also assumed that there has been no change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company since the date of the most recent financial statements made available to us that would be material to our analysis. With your permission, we also have assumed that the Merger Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analysis, that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the proposed Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement therein that is material to our analysis. We also have assumed that Parent and Merger Sub will be able to obtain any financing arrangements necessary to pay the Consideration. Our opinion is necessarily based on financial, economic, market and other conditions as they exist on and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

It is understood that this letter is for the use and benefit of the Board of Directors of the Company in connection with its evaluation of the proposed Merger and is not intended to and does not confer any rights or remedies upon any other person and this letter should not be construed as creating any fiduciary duty on the part of FBR to the Company, the Board of Directors of the Company or any other party. Our opinion only addresses the fairness from a financial point of view of the Consideration and does not address any other terms, aspects or implications of the Merger or any agreements, arrangements or understandings entered into in connection with the proposed Merger or otherwise or the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of the Company nor the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger. In addition, our opinion does not address the relative merits of the Merger as compared to other transactions or business strategies that may be available to the Company nor does it address or constitute a recommendation regarding the decision of the Board of Directors of the Company to approve and recommend that holders of Shares vote in favor of the adoption of the Merger Agreement or the decision of the Company to engage in the Merger. Our opinion does not constitute advice or a recommendation to any holder of the Company's securities as to how such holder should vote or act on any matter relating to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part), to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full and described in any proxy or information statement mailed to shareholders of the

Company in connection with the Merger but may not otherwise be disclosed publicly in any manner without our prior written approval. This opinion has been approved by a fairness committee of FBR.

Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof, the Consideration is fair to the holders of Shares, from a financial point of view.

Very truly yours,

/s/ Friedman, Billings, Ramsey & Co., Inc.
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

ANNEX D

Section 262 of the General Corporation Law of the State of Delaware

§262. Appraisal rights.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, 258, § 263 or § 264 of this title:
(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:
(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

WILSHIRE ENTERPRISES, INC.

VOTE BY INTERNET OR TELEPHONE
QUICK ★★★ EASY ★★★ IMMEDIATE

As a stockholder of Wilshire Enterprises, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on September 16, 2008.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by mail:
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN BELOW; NO BOXES NEED TO BE CHECKED.

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

Any proxies heretofore given for the annual meeting are hereby revoked.

I PLAN TO ATTEND THE MEETING YES ☐ NO ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

IMPORTANT: PLEASE CHECK THE BOXES ABOVE, DATE AND SIGN BELOW AND PROMPTLY RETURN IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

Signature ____________________ Signature ____________________ Date __________, 2008.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person. (Continued on reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 and 2.

▼ FOLD AND DETACH HERE ▼

WILSHIRE ENTERPRISES, INC.
PROXY -- COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS, SEPTEMBER 17, 2008

The undersigned appoints Eric J. Schmertz, Esq. and Francis J. Elenio, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the Special Meeting of Stockholders to be held on September 17, 2008 and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Special Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.

IN THE ABSENCE OF SUCH DIRECTION THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

ADDRESS CHANGE

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(Continued on reverse side)